UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

MOHAWK INDUSTRIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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To the Stockholders of Mohawk Industries, Inc.:

You are cordially invited to attend the annual meeting of stockholders to be held on Tuesday, May 11, 2010, at 10:00 a.m. local time, at the corporate headquarters of the Company, 160 South Industrial Boulevard, Calhoun, Georgia 30701.

The business of the meeting will be to elect a class of directors to serve a three-year term beginning in 2010 and to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm, and there will not otherwise be a business review at the meeting.

Whether or not you plan to attend the annual meeting, please complete, sign, date and return the enclosed proxy card in the enclosed, postage-prepaid envelope at your earliest convenience so that your shares will be represented at the meeting. If you choose to attend the meeting, you may revoke your proxy and personally cast your votes. To receive a map and driving directions to the corporate headquarters, please call Deby Forbus at (706) 624-2246.

Sincerely yours,

JEFFREY S. LORBERBAUM
Chairman and Chief Executive Officer

Calhoun, Georgia
April 5, 2010

MOHAWK INDUSTRIES, INC.
160 South Industrial Boulevard
Calhoun, Georgia 30701

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 11, 2010

The annual meeting of stockholders of Mohawk Industries, Inc. (the “Company”) will be held on Tuesday, May 11, 2010, at 10:00 a.m. local time, at the corporate headquarters of the Company, 160 South Industrial Boulevard, Calhoun, Georgia 30701.

The meeting is called for the following purposes:

1. To elect four persons who will serve as the Company’s Class III directors for a three-year term beginning in 2010;

2. To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010; and

3. To consider and act upon such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed March 19, 2010 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting
to be held on May 11, 2010:

The Proxy Statement and the 2009 Summary Annual Report to Stockholders are available at www.mohawkind.com.

PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY SO THAT YOUR SHARES WILL BE REPRESENTED. IF YOU CHOOSE TO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND PERSONALLY CAST YOUR VOTES.

By Order of the Board of Directors,

BARBARA M. GOETZ
Corporate Secretary

Calhoun, Georgia
April 5, 2010

PROXY STATEMENT
PROPOSAL 1 -- ELECTION OF DIRECTORS
2009 DIRECTOR COMPENSATION
AUDIT COMMITTEE
PROPOSAL 2 -- RATIFICATION OF SELECTION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE COMPENSATION AND OTHER INFORMATION
Compensation Committee Report
2009 Summary Compensation Table
2009 Grants of Plan Based Awards
2009 Outstanding Equity Awards at Fiscal Year-End
2009 Option Exercises and Stock Vested
2009 Nonqualified Deferred Compensation
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CORPORATE GOVERNANCE
STOCKHOLDER PROPOSALS
OTHER MATTERS

MOHAWK INDUSTRIES, INC.
160 South Industrial Boulevard
Calhoun, Georgia 30701

PROXY STATEMENT

This Proxy Statement is furnished by and on behalf of the Board of Directors of Mohawk Industries, Inc. (“Mohawk” or the “Company”) in connection with the solicitation of proxies for use at the annual meeting of stockholders of the Company to be held on Tuesday, May 11, 2010, and at any and all adjournments or postponements thereof (the “Annual Meeting”). This Proxy Statement and the enclosed proxy card will be first mailed on or about April 5, 2010 to the stockholders of record of the Company (the “Stockholders”) on March 19, 2010 (the “Record Date”).

Proxies will be voted as specified by Stockholders. Unless contrary instructions are specified, if the enclosed proxy card is executed and returned (and not revoked) prior to the Annual Meeting, the shares of the common stock of the Company (the “Common Stock”) represented thereby will be voted FOR election of the nominees listed in this Proxy Statement as directors of the Company and FOR ratification of KPMG LLP as the Company’s independent registered public accounting firm. A Stockholder’s submission of a signed proxy will not affect his or her right to attend and to vote in person at the Annual Meeting. Stockholders who execute a proxy may revoke it at any time before it is voted by (i) filing a written revocation with the Secretary of the Company, (ii) executing a proxy bearing a later date or (iii) attending and voting in person at the Annual Meeting.

The presence of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting, present in person or by proxy, will constitute a quorum. Shares of Common Stock represented by proxies at the meeting, including broker nonvotes and those that are marked “WITHHOLD AUTHORITY” or “ABSTAIN” will be counted as shares present for purposes of establishing a quorum. A broker nonvote occurs when a broker or nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Once a quorum is established, (i) the election of directors will require the affirmative vote of a plurality of the shares of Common Stock represented and entitled to vote in the election at the Annual Meeting and (ii) the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2010 will require the affirmative vote of the holders of a majority of the votes represented at the Annual Meeting in person or by proxy. Neither withholding authority to vote with respect to one or more nominees nor a broker nonvote will have an effect on the outcome of the election of directors. As to ratification of KPMG LLP as our independent registered public accounting firm, shares represented by proxies that are marked “ABSTAIN” will have the effect of a vote against this proposal, while a broker nonvote will not have an effect on the outcome of this proposal.

Pursuant to the Company’s Restated Certificate of Incorporation as amended (the “Certificate of Incorporation”), holders of Common Stock will be entitled to one vote for each share of Common Stock held. Pursuant to the provisions of the Delaware General Corporation Law, March 19, 2010 has been fixed as the Record Date for determination of Stockholders entitled to notice of and to vote at the Annual Meeting, and, accordingly, only holders of Common Stock of record at the close of business on that day will be entitled to notice of and to vote at the Annual Meeting. On the Record Date, there were 68,571,805 shares of Common Stock issued and outstanding held by approximately 341 Stockholders.

THE BOARD OF DIRECTORS URGES YOU TO COMPLETE, SIGN, DATE AND RETURN
THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Company’s Certificate of Incorporation provides for the Board of Directors of the Company to consist of three classes of directors serving staggered terms of office. Upon the expiration of the term of office for a class of directors, the nominees for that class will be elected for a term of three years to serve until the election and qualification of their successors. Phyllis O. Bonanno, David L. Kolb, Joseph A. Onorato, and W. Christopher Wellborn have been nominated for re-election as Class III directors at the Annual Meeting. The Class I and Class II directors have one year and two years, respectively, remaining on their terms of office and will not be voted upon at the Annual Meeting.

The Company’s Certificate of Incorporation provides that the Company shall have at least two and no more than eleven directors, with the Board of Directors to determine the exact number. In addition, the Certificate of Incorporation divides the Board of Directors into three classes, with each to consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors. The Board of Directors has by resolution set the number of directors at eleven.

It is the intention of the persons named as proxies to vote the proxies for the election of each of Ms. Bonanno and Messrs. Kolb, Onorato, and Wellborn as a Class III director of the Company, unless the Stockholders direct otherwise in their proxies. Each of Ms. Bonanno and Messrs. Kolb, Onorato, and Wellborn has consented to continue to serve as a director of the Company if re-elected. In the unanticipated event that any of Ms. Bonanno or Messrs. Kolb, Onorato or Wellborn refuses or is unable to serve as a director, the persons named as proxies reserve full discretion to vote for such other person or persons as may be nominated. The Board of Directors has no reason to believe that any of Ms. Bonanno or Messrs. Kolb, Onorato or Wellborn will be unable or will decline to serve as a director.

The affirmative vote of a plurality of the shares represented and entitled to vote in the election at the Annual Meeting at which a quorum is present is required for the election of the nominees.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR THE ELECTION OF THE NOMINEES LISTED BELOW

Director, Director Nominee and Executive Officer Information

Based on information supplied by them, set forth below is certain information concerning the nominees for election as Class III directors and the directors in Classes I and II whose terms of office will continue after the Annual Meeting, including the name and age of each, current principal occupation (which has continued for five years unless otherwise indicated), the name and principal business of the organization in which such occupation is carried on, the year each was elected to the Board of Directors of the Company, all positions and offices held during 2009 with the Company, and directorships in other publicly-held companies.

Nominees for Director

Class III Nominees for Director (Current Terms Expire 2010)

Phyllis O. Bonanno — Ms. Bonanno (age 67) has been a director of the Company since February 2004. From 2002 until her retirement in August 2009, Ms. Bonanno served as the President and Chief Executive Officer of International Trade Solutions, Inc. Ms. Bonanno served as President and Chief Executive Officer of Columbia College from July 1997 until March 2000 and served as the Vice President for International Trade at Warnaco, Inc. from 1986 to 1997. Ms. Bonanno has also served as a personal assistant to President Lyndon Johnson and as the first director of the U.S. Trade Representative’s (“USTR”) Office of Private Sector Liaison

in the Executive Office of Presidents Carter and Reagan. In addition, while serving at the USTR, Ms. Bonanno served as the Executive Director of the President’s Advisory Committee on Trade Negotiations. Ms. Bonanno is also a director of Adams Express Company, a diversified equity investment company, BorgWarner Inc., (“BorgWarner”) a manufacturer of automotive equipment, and Petroleum and Resources Corporation, an equity investment company specializing in energy and natural resources companies.

David L. Kolb — Mr. Kolb (age 71) served as President of Mohawk Carpet Corporation (now Mohawk Carpet, LLC and one of the Company’s principal operating subsidiaries) until Mohawk Carpet Corporation was acquired by the Company in December 1988, at which time he became Chairman of the Board of Directors and Chief Executive Officer of the Company. Effective January 2001, Mr. Kolb retired from his position as Chief Executive Officer. He retired as Chairman in May 2004. Prior to joining Mohawk Carpet Corporation, Mr. Kolb served in various executive positions with Allied-Signal Corporation for 19 years. Mr. Kolb is also a director of Aaron Rents, Inc., a home furnishings retailer, and Chromcraft Revington, Inc., a furniture manufacturer. In addition, Mr. Kolb is a trustee of the Schenck School and Mount Vernon Presbyterian School.

Joseph A. Onorato — Mr. Onorato (age 61) has been a director of the Company since February 2008. From July 1998 until his retirement in September 2000, Mr. Onorato served as Senior Vice President and Chief Financial Officer for the Automotive Aftermarket Group of Dana Corporation, a global leader in the engineering, manufacturing and distribution of components and systems for worldwide vehicular and industrial manufacturers. In July 1998, Dana Corporation merged with Echlin, Inc. (“Echlin”), a worldwide manufacturer of motor vehicle parts. At the time of the merger, Mr. Onorato was Vice President and Chief Financial Officer for Echlin. While at Echlin, he also served as Treasurer from 1990 to 1994, and as Vice President and Treasurer from 1994 to 1997. He previously worked with PricewaterhouseCoopers. Since his retirement from Dana Corporation, Mr. Onorato has consulted with a private equity firm on acquisitions. Mr. Onorato also serves on the board of directors for Affinia Group Intermediate Holdings, Inc. (“Affinia”), a motor vehicle components manufacturer, where he is chairman of the Audit Committee. He serves as chairman of the Advisory Board of the School of Business at Quinnipiac University.

W. Christopher Wellborn — Mr. Wellborn (age 54) has served as a director of the Company since our acquisition of Dal-Tile International Inc., (“Dal-Tile”) in March 2002. He has served as the Company’s Chief Operating Officer since November 2005 and as its President and Chief Operating Officer since November 2009. Mr. Wellborn was Executive Vice President, Chief Financial Officer and Assistant Secretary of Dal-Tile from August 1997 through March 2002. From March 2002 to November 2005, he served as President — Dal-Tile. From June 1993 to August 1997, Mr. Wellborn was Senior Vice President and Chief Financial Officer of Lenox, Inc. Mr. Wellborn is on the board of directors of Palm Harbor Homes, Inc., a builder of manufactured and modular custom homes.

Continuing Directors

Class I Directors Continuing in Office (Terms Expire 2011)

John F. Fiedler — Mr. Fiedler (age 71) has been a director of the Company since March 2002. Mr. Fiedler is the retired Chairman of the board of directors of BorgWarner. He most recently served as Chief Executive Officer of BorgWarner having been named Chairman and Chief Executive Officer in January 1995. Prior to that, Mr. Fiedler served as President and Chief Operating Officer of BorgWarner. Before joining BorgWarner in June 1994, Mr. Fiedler was Executive Vice President of The Goodyear Tire & Rubber Company (“Goodyear”), where he was responsible for North American Tires. Mr. Fiedler’s 29-year career with Goodyear included numerous sales, marketing and manufacturing positions in the United States and Asia. Mr. Fiedler is also a director of WABCO Holdings, Inc., a Belgian truck component manufacturer, Snap-on Inc., a global developer, manufacturer and marketer of tools and equipment solutions for professional tool users, and AirTran

Holdings, Inc., a low-cost air travel provider. He is also a member of the Kent State Foundation Commission and on the Advisory Board of Prism Capital, a Mezzanine Fund, L.P.

Jeffrey S. Lorberbaum — Mr. Lorberbaum (age 55) has been a director of the Company since our acquisition of Aladdin Mills Inc., (“Aladdin”) in March 1994. He has served as Chairman of the Board since May 2004 and as the Company’s Chief Executive Officer since January 2001 when he succeeded Mr. Kolb in this position. From January 1995 until January 2001, Mr. Lorberbaum served as President and Chief Operating Officer of the Company. Mr. Lorberbaum joined Aladdin in 1976 and served as Vice President — Operations from 1986 until February 1994 when he became President and Chief Executive Officer.

Robert N. Pokelwaldt — Mr. Pokelwaldt (age 73) has been a director of the Company since consummation of the Company’s initial public offering in 1992 (the “Initial Public Offering”). Mr. Pokelwaldt served as Chairman and Chief Executive Officer of York International Corporation (“York”), a manufacturer of air conditioning and cooling systems, from January 1993 until his retirement in October 1999. He also served York from June 1991 until January 1993 as President, Chief Executive Officer and a director, and from January 1990 until June 1991, as President and Chief Operating Officer. Mr. Pokelwaldt is also a director of Intersil Corporation, a telecommunications chip manufacturer.

Class II Directors Continuing in Office (Terms Expire 2012)

Bruce C. Bruckmann — Mr. Bruckmann (age 56) has been a director of the Company since October 1992. Mr. Bruckmann has been a Managing Director of Bruckmann, Rosser, Sherrill & Co., Inc., a private equity investment firm, since January 1995. From March 1994 to January 1995, Mr. Bruckmann served as Managing Director of Citicorp Venture Capital, Ltd. (“CVC, Ltd.”) and as an executive officer of 399 Venture Partners, Inc. (formerly Citicorp Investments, Inc.). From 1983 until March 1994, Mr. Bruckmann served as Vice President of CVC, Ltd. Mr. Bruckmann is also a director of Town Sports International, Inc., a fitness club operator, MWI Veterinary Products, Inc., a distributor of animal health products to veterinarians, H&E Equipment Services L.L.C., a renter and distributor of industrial and construction equipment, and Heritage — Crystal Clean Inc., a provider of parts cleaning services. Mr. Bruckmann also serves as director for Downtown Locker Room, a private company.

Frans G. De Cock — Mr. De Cock (age 67) was elected to the Company’s Board of Directors in October 2005 effective upon the closing of the Company’s acquisition of Unilin Flooring BVBA and its affiliated companies (“Unilin”) (now one of the Company’s principal operating subsidiaries) and was named President — Unilin in November 2005. Mr. De Cock retired as President — Unilin effective January 1, 2009 but has continued to provide consulting services to Unilin since that time. Before joining Mohawk, Mr. De Cock was one of the managing directors of Unilin. From 1997 until 1999, he also served as President of the European Federation of Associations of Particleboard Manufacturers and, from 1999 until 2004, as President of the European Panel Federation.

Larry W. McCurdy — Mr. McCurdy (age 74) has been a director of the Company since the Initial Public Offering. Mr. McCurdy was President and Chief Executive Officer of Moog Automotive, Inc., a privately held manufacturer of automotive aftermarket products, from November 1985 until April 1994. Moog Automotive, Inc. was acquired by Cooper Industries, Inc., (“Cooper”) a manufacturer of electrical and automotive products, tools and hardware, in October 1992, and Mr. McCurdy became Executive Vice President-Operations of Cooper in April 1994. Mr. McCurdy held that position until March 7, 1997, when he became President, Chief Executive Officer and a director of Echlin. On December 17, 1997, Mr. McCurdy was elected Chairman of the board of directors of Echlin. Following the merger of Echlin and Dana Corporation in July 1998, Mr. McCurdy served as President of the Dana Automotive Aftermarket Group until his retirement in August 2000. Mr. McCurdy also serves on the boards of directors of Affinia, Lear Corporation, an international manufacturer for original equipment vehicles, and General Parts, Inc., a North American automotive parts distributor.

In connection with the merger of Aladdin with a wholly-owned subsidiary of the Company in February 1994 (the “Aladdin Merger”), the Company agreed to nominate up to two persons designated by the former shareholders of Aladdin for election or re-election, as the case may be, to the Board of Directors of the Company and to use its best efforts to cause such nominees to be elected to the Board of Directors. Beginning in 1999, Messrs. Jeffrey S. Lorberbaum and Sylvester H. Sharpe were such designees. Effective May 17, 2006, Mr. Sharpe retired from the Board of Directors. At this time, the holders have decided not to designate anyone to fill the vacancy created by Mr. Sharpe’s retirement. At such time as the former shareholders of Aladdin have disposed of 50% or more of the Common Stock issued to them in the Aladdin Merger, the Company will be required to nominate only one such person to the Board of Directors, and at such time as the former shareholders of Aladdin have disposed of 75% or more of the Common Stock issued to them in the Aladdin Merger, the Company will no longer be required to nominate any of such persons to the Board of Directors.

In connection with the acquisition of Unilin by the Company in October 2005, the Company agreed to appoint to its Board of Directors a representative designated by Unilin, and Mr. Frans G. De Cock was initially appointed to the Board of Directors as a result.

Executive Officers

The executive officers of the Company serve at the discretion of the Board of Directors and are currently comprised of Messrs. Jeffrey S. Lorberbaum and W. Christopher Wellborn (who are identified above), Frank H. Boykin, James F. Brunk, James T. Lucke, Frank T. Peters, Bernard P. Thiers and Harold G. Turk.

Frank H. Boykin — Mr. Boykin (age 54) was named Vice President — Finance and Chief Financial Officer of the Company in January 2005. In August 2004, Mr. Boykin was appointed Vice President — Finance. He previously served as Corporate Controller of the Company from April 1993 until May 1999, when he was appointed Vice President, Corporate Controller. Before joining the Company, Mr. Boykin served as a Senior Manager at KPMG LLP.

James F. Brunk — Mr. Brunk (age 45) was appointed Corporate Controller, Chief Accounting Officer of the Company in May 2009. Mr. Brunk joined Mohawk in October 2006 as Chief Financial Officer for the Mohawk Home Division. Prior to joining Mohawk, Mr. Brunk was Vice President, Finance — Transportation-Americas for Exide Technologies, a worldwide leader in production and recycling of lead acid batteries from January 2005 to October 2006 and also held various senior financial positions with Oxford Automotive Corp., a Tier 1 automotive metal forming supplier, from August 1996 to December 2004, including Vice President of Finance, North American Operations from August 2001 to December 2004.

James T. Lucke — Mr. Lucke (age 49) joined Mohawk in May 2007 and serves as the Company’s Vice President — General Counsel. Mr. Lucke served as Senior Vice President, Secretary and General Counsel of Spectrum Brands, Inc., a diversified consumer products company, from October 1999 until joining Mohawk. From 1992 to 1999, Mr. Lucke held several positions within the legal department of Johnson Controls, Inc., a manufacturer of automotive systems and products and building controls systems, most recently serving as General Counsel of Johnson Controls’ Battery Division from 1997 to 1999.

Frank T. Peters — Mr. Peters (age 61) was named President — Mohawk Flooring in May 2008. He served as Vice President of Carpet and Yarn Manufacturing for the Mohawk Residential Flooring business unit beginning in 2005. Upon joining the Company in 1993, he served as Vice President of Product Development. Prior to joining Mohawk, Mr. Peters served in manufacturing and product development leadership roles with Armstrong World Industries and Shaw Industries for more than two decades.

Bernard P. Thiers — Mr. Thiers (age 54) was promoted to President — Unilin in January 2009, succeeding Mr. De Cock in this position. Mr. Thiers joined Unilin in 1984 as a plant manager and has served in roles of increasing management significance since that time. From 1996 to 2006, he served as Managing Director of Unilin Flooring and from 2006 until his 2009 promotion, he served as President — Unilin Flooring.

Harold G. Turk — Mr. Turk (age 63) was promoted to his current position of President — Dal-Tile in January 2006. From March 2002 through December 2005, he served as Executive Vice President of the Dal-Tile Strategic Business Unit (SBU) of Dal-Tile. Mr. Turk joined Dal-Tile in 1976.

Meetings and Committees of the Board of Directors

General.  During fiscal 2009, the Board of Directors held six meetings. All members of the Board of Directors attended at least 75% of the total number of Board of Directors and Committee meetings that they were eligible to attend. All members of the Board of Directors at the time of the 2009 annual stockholder meeting were present at such meeting.

The Board of Directors has affirmatively determined, considering generally all relevant facts and circumstances regarding each non-management director, that none of Ms. Bonanno, Mr. Bruckmann, Mr. Fiedler, Mr. Kolb, Mr. McCurdy, Mr. Onorato, or Mr. Pokelwaldt have a material relationship that would interfere with such director’s exercise of independent judgment in carrying out the responsibilities of a director, and therefore they are independent within the meaning of the standards for independence set forth in the Company’s corporate governance guidelines, which are consistent with applicable Securities and Exchange Commission (“SEC”) rules and New York Stock Exchange (“NYSE”) corporate governance standards. Definitions of independence for directors and committee members can be found on the Company’s website at www.mohawkind.com under the heading “Corporate Governance.”

The Company has a standing Audit Committee (the “Audit Committee”) of the Board of Directors established in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”). During 2009, the Audit Committee was comprised of four directors: Mr. McCurdy (Chairman), Mr. Bruckmann, Mr. Onorato and Mr. Pokelwaldt. All such Audit Committee members have been determined by the Board of Directors to be independent as discussed above. The Board of Directors has also determined that Mr. McCurdy is qualified as the audit committee financial expert within the meaning of applicable SEC regulations, and the Board of Directors has determined that Mr. McCurdy has the requisite accounting and financial expertise within the meaning of the listing standards of the NYSE. The Audit Committee met six times during 2009. The Audit Committee oversees management’s conduct of the financial reporting process, the system of internal, financial and administrative controls and the annual independent audit of the Company’s consolidated financial statements. In addition, the Audit Committee engages the independent registered public accounting firm, reviews the independence of such independent registered public accounting firm, approves the scope of the annual activities of the independent registered public accounting firm and internal auditors and reviews audit results. The Board of Directors has adopted a written charter for the Audit Committee, which is available on the Company’s website at www.mohawkind.com under the heading “Corporate Governance.” See also Audit Committee — Report of the Audit Committee of the Board of Directors of Mohawk Industries, Inc.

The Company has a standing Compensation Committee (the “Compensation Committee”), currently consisting of Mr. Fiedler (Chairman), Mr. Bruckmann, and Mr. Pokelwaldt. The Compensation Committee met twice during 2009. The Compensation Committee is responsible for deciding, recommending and reviewing the compensation, including benefits, of the executive officers and directors of the Company, for reviewing risks associated with the Company’s compensation policies and practices and for administering the Company’s executive and senior management incentive compensation plans. The Board of Directors has adopted a written charter for the Compensation Committee, which is available on the Company’s website at www.mohawkind.com under the heading “Corporate Governance.” See also Executive Compensation and Other Information — Compensation Committee Report.

The Company has a standing Nominating and Corporate Governance Committee (the “Governance Committee”), consisting during 2009 of Mr. Kolb (Chairman), Ms. Bonanno and Mr. McCurdy. Mr. Onorato was elected to the Governance Committee in February 2010. The Governance Committee met three times in 2009. The Governance Committee is responsible for assisting the Board of Directors in fulfilling its oversight responsibilities under the NYSE listing standards and Delaware law, identifying qualified candidates for nomination to the Board of Directors and developing and evaluating the Company’s corporate governance policies. The Governance Committee also considers nominees to the Board of Directors recommended by stockholders in accordance with the requirements of the Company’s Bylaws. See also Corporate Governance — Nomination Process for the Board of Directors. The Board of Directors has adopted a written charter for the Governance Committee and Corporate Governance Guidelines recommended by the Governance Committee, both of which are available on the Company’s website at www.mohawkind.com under the heading “Corporate Governance.”

Executive Sessions with Non-Management Directors.  All directors who are not members of the Company’s management team meet without the Chief Executive Officer and other Company personnel as needed during a portion of each non-telephonic Board of Directors meeting. The Chairmen of the Company’s standing committees chair these executive sessions on a rotating basis.

2009 DIRECTOR COMPENSATION

The following table presents certain summary information concerning director compensation paid by the Company for services rendered during the fiscal year ended December 31, 2009.

					Change
					in Pension
					Value and
	Fees				Nonqualified
	Earned or	Stock	Option	Non-Equity	Deferred
	Paid in Cash	Awards	Awards	Incentive Plan	Compensation	All Other
Name	($)(1)	($)(2)	($)(2)	Compensation ($)	Earnings	Compensation ($)(3)	Total ($)

Phyllis O. Bonanno	61,820	44,100	—	—	—	—	105,920
Bruce C. Bruckmann	67,820	44,100	—	—	—	—	111,920
Frans G. De Cock	—	—	217,585	—	—	567,548	785,133
John F. Fiedler	64,357	44,100	—	—	—	—	108,457
David L. Kolb	64,343	44,100	—	—	—	—	108,443
Larry W. McCurdy	72,825	44,100	—	—	—	—	116,925
Joseph A. Onorato	61,641	44,100	—	—	—	—	105,741
Robert N. Pokelwaldt	67,787	44,100	—	—	—	—	111,887

(1)	Includes fees earned for attending meetings and payment of annual retainer. Mr. Fiedler, Mr. Kolb, Mr. McCurdy, Mr. Onorato and Mr. Pokelwaldt elected to take the 2009 retainer of $32,537, $32,523, $35,005, $29,967 and $29,967, respectively, in lieu of cash, in the form of Common Stock of 853, 853, 918, 786 and 786 shares, respectively, pursuant to the Company’s 1997 Non-Employee Director Stock Plan. Cash representing fractional shares is carried forward to the following year. For 2009, Mr. Kolb elected to receive his retainer in the form of phantom stock.

(2)	The amounts reported in the Stock Awards column reflect the grant date fair value calculated in accordance with the provisions of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“ASC 718”). The assumptions used in determining the grant date fair values of these awards are set forth in the notes to the Company’s consolidated financial statements, which are included in our annual Report on Form 10-K for the year ended December 31, 2009.

(3)	Pursuant to Mr. De Cock’s Service Agreement as described further in Certain Relationships and Related Transactions, Mr. De Cock received an annual salary of $355,684 (Euro 248,730) including his retainer and an annual bonus of $200,871 (Euro 140,469).

Employees of the Company or its subsidiaries who are also directors do not receive any fee or remuneration for services as members of the Board of Directors or any Committee of the Board of Directors. Mr. De Cock also does not receive any fees or remuneration for his services as a member of the Board of Directors, but he receives compensation for consulting services as described further in Certain Relationships and Related Transactions. The Company pays each independent director an annual retainer of $30,000 and a fee of $4,000 for each Board meeting and $1,000 for each Committee meeting attended. The Compensation Committee and Governance Committee Chairmen receive an additional annual retainer of $2,500 each, and the Audit Committee Chairman also receives an additional annual retainer of $5,000. Each independent director also receives a grant of 1,000 restricted stock units on the first business day of each year provided such director is serving on the Board of Directors on such date. The Company reimburses all directors for expenses the directors incur in connection with attendance at meetings of the Board of Directors or Committees.

In December 1996, the Board of Directors adopted the Mohawk Industries, Inc. 1997 Non-Employee Director Stock Compensation Plan (the “Director Stock Compensation Plan”) to promote the long-term growth of the Company by providing a vehicle for its non-employee directors to increase their proprietary interest in the Company and to attract and retain highly qualified and capable non-employee directors. Under the Director Stock Compensation Plan, non-employee directors may elect to receive their annual cash retainer fees either in cash or in shares of Common Stock of the Company, based on the fair market value of the Common Stock at the beginning of each quarter. Meeting fees for non-employee directors are only paid in cash. The maximum number of shares of Common Stock which may be granted under the plan is 37,500 shares, which shares may not be original issue shares. In 1997, the Director Stock Compensation Plan was amended by the Board of Directors to include an optional income deferral feature using a book entry, stock valued (phantom stock) account that would fluctuate in value based on the performance of the Common Stock of the Company over the deferral period. The Board of Directors may suspend or terminate the Director Stock Compensation Plan at any time.

AUDIT COMMITTEE

Report of the Audit Committee of the Board of Directors of Mohawk Industries, Inc.

The Audit Committee members reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2009 with management. The Audit Committee members also discussed the matters required to be discussed by Statement of Auditing Standards No. 61, as amended, with the Company’s independent registered public accounting firm. The Audit Committee received the written disclosure letter from the independent registered public accounting firm, which letter is required by relevant professional and regulatory standards, discussed with the independent registered public accounting firm any relationships that may impact the objectivity and independence of the independent registered public accounting firm and satisfied itself as to the independence of the independent registered public accounting firm. In addition, the members of the Audit Committee considered whether the provision of services for the year ended December 31, 2009 described below under Principal Accountant Fees and Services was compatible with maintaining such independence. Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

Audit Committee
Larry W. McCurdy-Chairman
Bruce C. Bruckmann
Joseph A. Onorato
Robert N. Pokelwaldt

Principal Accountant Fees and Services

The following table shows the fees rendered (in thousands) to the Company’s principal independent registered public accounting firm for the audit of the Company’s annual consolidated financial statements for fiscal 2009 and 2008, respectively, and fees billed for non-audit related services, tax services and all other services performed by the Company’s independent registered public accounting firm during fiscal 2009 and 2008, respectively.

	2009	2008

Audit Fees(a)	$4,108	4,272
Audit-Related Fees(b)	140	86
Tax Fees(c)	6	—
All Other Fees	—	—

	$4,254	4,358

(a)	Audit services consist principally of the audit and quarterly reviews of the consolidated financial statements, the audit of internal control over financial reporting, and fees for accounting consultations on matters reflected in the consolidated financial statements. Audit fees also include fees for other attest services required by statute or regulation (foreign or domestic), such as statutory audits in U.S. and non-U.S. locations.

(b)	Audit-related services consist principally of audits of financial statements of employee benefit plans and professional services related to consultation with management on the accounting for various matters.

(c)	Tax fees consist principally of professional services rendered for tax compliance and tax consulting.

The Audit Committee pre-approved all audit and audit-related services in fiscal 2009 and 2008. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve audit and audit-related, tax and non-audit related services to be performed by the Company’s independent registered public accounting firm.

PROPOSAL 2 — RATIFICATION OF SELECTION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010 and has directed that management submit the selection of the independent registered public accounting firm to Stockholders for ratification at the Annual Meeting. Representatives of KPMG are expected to be present at the meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of KPMG as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. If the Stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain KPMG. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it is determined that such a change would be in the best interests of the Company and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

COMPENSATION DISCUSSION AND ANALYSIS

General Overview

Our goal is to have a compensation program that enables us to attract, motivate and retain highly-qualified executives who will assist us in meeting our long-range objectives, thereby serving the interests of our stockholders. We design our compensation program with a view to attracting and retaining executive leadership of a caliber and level of experience necessary to manage effectively our complex global businesses. We believe that, in order to do this effectively, our program must meet the following criteria:

•	create a strong link between the executive’s compensation and our annual and long-term financial performance;

•	create elements of financial risk through performance-based incentive compensation, which offer an opportunity for financial reward to the executives;

•	closely align our executives’ interests with those of our stockholders by making stock-based incentives an element of our executives’ compensation; and

•	provide our executives with total compensation opportunities at levels that are competitive for comparable positions at companies with whom we compete for talent.

How we Determine and Assess our Executive Compensation

Our Board of Directors bears the ultimate responsibility for approving the compensation of our Named Executive Officers. The Compensation Committee of our Board of Directors (the “Committee”) has been delegated authority to discharge these responsibilities. Information about the Committee and its composition, responsibilities and operations can be found in this proxy statement, under the caption Meetings and Committees of the Board of Directors.

Our determinations and assessments of executive compensation are primarily driven by two considerations: market data based on the compensation levels, programs and practices of certain other companies for comparable executive positions; and Company and individual performance in specified areas, such as financial metrics and operational efficiency.

Market Data

We consider the compensation levels, programs and practices of certain other companies to assist us in setting our executive compensation so that it is market competitive. The peer group consists of companies of comparable size on both a revenue and market capitalization basis that are engaged, to varying degrees, in businesses similar to ours. We believe that we compete, to varying degrees, for business and talent with the companies in this peer group. For purposes of setting compensation levels for 2009, the peer group was comprised of the following companies:

American Standard Companies, Inc.	Owens Corning
Ball Corporation	PPG Industries, Inc.
The Black & Decker Corporation	The Sherwin-Williams Company
Fortune Brands, Inc.	Temple-Inland Inc.
Masco Corporation	USG Corporation
MeadWestvaco Corporation	Whirlpool Corporation
Newell Rubbermaid Inc.

We obtained information on the annual compensation levels, programs and practices of the companies within the peer group from market surveys periodically conducted by Mercer, Inc. (“Mercer”), a compensation consultant engaged by the Committee. The Committee evaluates compensation levels for our Named Executive Officers based upon a comparison to the market median values. We will review the peer group annually to assure that it provides an appropriate basis of comparison.

Company and Individual Performance

While market competitiveness is important, we also use other measurements to determine our compensation levels. To customize our compensation program and recognize individual performance and contribution to the Company, we focus on (i) financial metrics that we believe are indicators of whether the Company and its business units are achieving our annual or longer-term business objectives, such as earnings per share, earnings after capital charge and inventory turns and (ii) personal performance goals.

We believe that market competitiveness and performance factors, considered in conjunction, provide a reasonable basis to assess executive performance and build value for our stockholders. As described below, we consider each of these areas in making our executive compensation decisions from setting base salaries to providing annual and longer-term rewards.

2009 Review of Compensation

For 2009, the Committee used the results of the Mercer survey of 2007 peer group executive compensation and updated the results to estimate 2008 peer group compensation, which was a basis for determining 2009 compensation for our Named Executive Officers. The peer group assessment did not include an assessment of the compensation for Mr. Thiers who is compensated according to his services agreement referenced in Certain Relationships and Related Transactions. The Committee analyzed available market data in terms of each of the following:

•	base salary,

•	annual bonus,

•	total cash compensation, which includes base salary and annual bonus,

•	total long-term incentive compensation, and

•	total direct compensation, which includes base salary, annual bonus and long-term incentive opportunity.

This assessment showed that our 2009 Named Executive Officers included in this survey (other than our chief executive officer) received, on average, for 2008 (i) base salaries at approximately the market median, (ii) total cash compensation at approximately 75% of the median, (iii) long-term incentive compensation at less than 25% of the median and (iv) total direct compensation at approximately 43% of the median. Our chief executive officer received a base salary at 86% of the median, total cash compensation at 48% of the median, long-term incentive compensation at 7% of the median and total direct compensation at 22% of the median.

The Committee reviewed this assessment at its January 2009 meeting, together with Mr. Lorberbaum’s recommendations for compensation for the Named Executive Officers other than himself. At this meeting, the Committee reviewed a tally sheet detailing the various elements of compensation of our Named Executive Officers for 2009, including base salary and annual and long-term incentives. The Committee believes that all of these elements in the aggregate provide a reasonable and market competitive compensation opportunity for our Named Executive Officers and that each element contributes to our compensation objectives discussed above. Mr. Lorberbaum recommended and the Committee approved base salary increases of 3% to 6% for Messrs. Wellborn, Boykin and Peters. The Committee approved a base salary increase for Mr. Lorberbaum of 1%. In recognition of Mr. Thiers’ 2008 performance and his promotion to President of Unilin in January 2009, his base salary was increased by approximately Euro 157,000.

We have assessed the compensation policies and practices for our employees and concluded that they do not create risks that are reasonably likely to have a material adverse effect on the Company. The Company’s compensation policies and practices were evaluated to ensure that they do not foster risk taking above the level of risk associated with the Company’s business model.

Elements of our Compensation Program

Our executive compensation program consists primarily of the following integrated components: base salary, annual incentive awards, and long-term incentive opportunities, which together comprise an executive’s total direct compensation in a given year or performance period. The program is complemented with perquisites and other executive benefits, including 401(k) matching contributions and severance benefits.

Base Salary

Base salary provides our executive officers with a level of compensation consistent with their skills, experience and contributions in relation to comparable positions in the competitive marketplace. Base salary is the one fixed component of our executives’ total direct compensation, in contrast to annual and long-term compensation, which is at risk based on performance. The Committee reviews the base salaries of our executive officers annually and whenever an executive is promoted. Mr. Lorberbaum makes salary recommendations to the Committee with respect to executive officers other than himself. We evaluate our Named Executive Officers’ base salaries in comparison to the median of the peer group salaries for that position to maintain competitive levels. In addition, we also consider the executive’s experience for the position, differences in position and responsibilities relative to the peer group and his or her personal contribution to the financial and operational performance of the Company and our businesses.

These other factors could cause any one executive officer’s base salary to be above or below the market median for his or her comparable position. Based on the Committee’s review of marketplace comparables and the foregoing individual factors, base salaries for 2009 for our Named Executive Officers were increased as referenced in 2009 Review of Compensation.

Annual Incentives

Annual incentive awards provide a direct link between executive compensation and our annual performance. Unlike base salary, which is fixed, our executives’ annual bonus is at risk based on how well the Company and our executives perform.

For 2009, the Committee approved a senior executive bonus plan (the “2009 SEBP”) designed to provide total cash compensation at the 75th percentile of total cash compensation for our peer group, if outstanding performance is achieved. By placing a significant portion of an executive’s annual pay at risk, the Committee believes that compensation is more directly related to performance and more closely links the financial interests of the executives and those of the stockholders. Given our business objectives, the Committee believes this policy to be appropriate and fair for both the executives and the stockholders.

Under the 2009 SEBP, the Company, as a result of achieving positive consolidated operating income for the year, funded a bonus pool equal to 1.25% of consolidated operating income for 2009. In January 2009, each Named Executive Officer was assigned a maximum individual award limit which would be that officer’s

2009 SEBP award unless the Committee exercised its discretion to pay a lesser amount. For 2009, and subject to individual award limits in the Company’s 2007 Incentive Plan, the maximum limits for each of Messrs. Lorberbaum and Wellborn was 20% of the bonus pool, and for each of our other Named Executive Officers, the maximum limit was 12% of the bonus pool. The Grants of Plan-Based Awards table disclosed in this proxy statement shows the maximum 2009 SEBP award that each of our Named Executive Officers was eligible to receive for 2009.

To guide its exercise of discretion to pay less than maximum amounts, the Committee evaluated performance against intermediate financial performance goals as well as intermediate individual performance goals. The intermediate financial goals were based on Company and divisional performance as compared to earnings per share (“EPS”), earnings after capital charge (“EAC”) and inventory turn thresholds. The intermediate individual goals for each Named Executive Officer focused on that person’s individual contributions to Company or divisional performance.

For each financial metric, the Committee set a specific target performance goal and defined performance range around the EPS, EAC and inventory turns targets consisting of a threshold (minimum performance level), a level 1 performance level, a target (midpoint performance level), and a maximum performance level. For each individual goal, the Committee sets various performance goals relating to each executive officer’s area of responsibility.

When target performance levels for each financial and individual performance goals are set, we believe such goals are likely to be achieved with good performance by our executives taking into account the variability of economic and industrial conditions. If the EPS threshold metric is not reached, then the Committee will give no credit to achievement of any of the financial goals and will only consider achievement of individual goals in determining awards. The Committee has the authority to interpret the 2009 SEBP, make changes to it or grant special bonuses for exceptional performance, as it determines appropriate.

We have selected the intermediate financial and individual metrics for the 2009 SEBP because we believe that they create appropriate incentives, aligned with those of our stockholders, to improve the operational efficiency and, as a result, the financial performance, of the Company. We also believe they are good indicators of our overall performance and lead to the creation of long-term value for our stockholders.

The 2009 intermediate financial goals, in the case of Messrs. Lorberbaum, Wellborn and Boykin were based on total Company EPS, EAC, and inventory turns metrics and, in the case of total Company EPS consisted of (i) threshold of $2.07, (ii) level 1 of $2.27, (iii) target of $2.45 and (iv) maximum of $3.56. The intermediate financial goals for Mr. Peters and Mr. Thiers were based on their respective business division financial results.

As the threshold financial goals were not achieved, the Committee only considered the achievement of intermediate individual goals in determining annual bonus awards. Mr. Lorberbaum’s and Mr. Wellborn’s individual goals included, among other things, objectives relating to developing and executing certain strategic initiatives, managing cost structure and implementing new product distribution strategies. Mr. Boykin’s individual performance goals included, among other things, executing various cost savings initiatives, achieving organizational development goals and driving productivity improvements. Mr. Peters’ individual goals included, among other things, implementing restructuring activities, continuing to reduce cost structure, improving operations and introducing new products. Mr. Thiers’ individual goals included, among other things, expanding distribution, building an executive leadership team and developing new business opportunities. Following consideration of achievement of these individual goals, the Committee granted 2009 SEBP awards to our Named Executive Officers as set forth in the Summary Compensation Table in this proxy statement.

Long-Term Incentives

In 2009, the Committee re-designed the Company’s long-term incentive program for senior executives, including our Named Executive Officers (“LTIP”). Under the newly designed LTIP, the Committee authorizes grants of stock-based awards to participants based on achievement of positive consolidated operating income, one-year intermediate individual performance goals and three-year intermediate financial goals as compared to a peer group of companies.

To transition from the previous one-year performance period for financial goals to the new three-year performance period, the Committee established one-year (2009) and two-year (2009 — 2010) transitional periods before the full three-year (2009 — 2012) program is in place.

We believe the LTIP provides the opportunity to reward and assist us with the retention of our executives, including our Named Executive Officers. By aligning financial rewards with the economic interests of our stockholders, executives are encouraged to work toward achieving our long-term strategic objectives. In 2009, our Named Executive Officers received the opportunity under the LTIP to earn awards in the form of restricted stock units (“RSU’s”) (and, in the case of Mr. Thiers, stock options) based on 2009 performance.

Under the LTIP, each Named Executive Officer was assigned a maximum number of stock awards (based on a percentage base of salary) if the Company achieved positive consolidated operating income for 2009, and which would be his 2009 LTIP award unless the Committee exercised its discretion to award a lesser number. The Grants of Plan-Based Awards table disclosed in this proxy statement shows the maximum 2009 LTIP award that each of our Named Executive Officers was eligible to receive for 2009.

To guide its exercise of discretion to award less than the maximum, the Committee evaluated performance against intermediate financial performance goals and intermediate individual performance goals. The financial goals for 2009 were based on Company compounded growth of earnings per share (“EPS Target”) and average earnings before interest, taxes, depreciation and amortization as a percentage of tangible assets (“EBITDA Target”) as compared to a group of peer companies. The Committee then assigned each participant a target EPS Target and EBITDA Target, which would be awarded should the number of stock awards (based on a percentage of base salary), weighted equally, be at the 50th percentile of the peer group. Amounts ranging from 50% to 200% of the target number would be earned based on achievement between the 25th and 75th percentile of the peer group. Additionally, the Committee assigned each participant a target number of stock awards (based on a percentage of base salary) which would be awarded should the individual goals be achieved. The minimum, target and maximum awards under the LTIP are disclosed under 2009 Grants of Plan-Based Awards in this proxy statement. These awards would then vest between two and three years following the grant date.

When target performance levels for each financial and individual performance goals are set, we believe such goals are likely to be achieved with good performance by our executives taking into account the variability of economic and industrial conditions. The Committee has the authority to interpret the LTIP, make changes to it or grant special bonuses for exceptional performance, as it determines appropriate.

We have selected the financial and individual metrics for the LTIP because we believe that they create appropriate incentives, aligned with those of our stockholders, to improve the operational efficiency and, as a result, the financial performance, of the Company. We also believe they are good indicators of our overall performance and lead to the creation of long-term value for our stockholders.

As the Company did not achieve the threshold intermediate financial goals for 2009, the Committee only considered the achievement of intermediate individual goals in determining the LTIP awards. For a description of these goals, please see the discussion of intermediate individual goals under the 2009 SEBP in Annual Incentives.

Prior to re-designing the LTIP, the Committee had established a stock incentive program for our Named Executive Officers in 2008 (2008 Supplemental Program). Under that 2008 Supplemental Program, Mr. Lorberbaum and Mr. Wellborn were each eligible to receive Company stock-based awards valued at up to $500,000, and Mr. Boykin was eligible to receive Company stock-based awards valued at up to $300,000, with such awards to be granted in 2010 based upon achievement of Company earnings per share and earnings after capital charge performance objectives for 2009. The Committee established EPS and EAC target and maximum performance levels for this performance period, with a minimum grant to be awarded upon achievement of the target metrics and the maximum upon achievement of the maximum metrics. The target EPS metric for 2009 was $6.67 and the maximum EPS metric was $7.68. As the Company did not achieve the target EPS and EAC metrics for the period, no grants were awarded under this 2008 Supplemental Program to any of our Named Executive Officers and this program has terminated. The target and maximum awards are disclosed under the 2009 Grant of Plan Based Awards in this proxy statement.

Allocation of Total Direct Compensation

Just as our stockholders put their money at risk when they invest in our Company, we believe that a significant portion of our executives’ compensation should be at risk. For example, in 2009, assuming achievement of maximum performance objectives, approximately 20% of Mr. Lorberbaum’s total direct compensation was fixed (in the form of salary) and the remaining approximately 80% was at risk: approximately 15% was represented by his annual cash bonus award and 65% by his long-term incentive opportunity. Our other Named Executive Officers had similar weightings of fixed and at-risk compensation for 2009.

Perquisites and Other Executive Benefits

Perquisites and other executive benefits are a part of our executives’ overall compensation. Access to health care and other welfare benefits protects all employees’ and their families’ health and well-being. We offer additional executive perquisites at the senior leadership level. Under our executive perquisite policy, we provide our executive officers with certain additional benefits, including defined contribution matching benefits, health benefits, life insurance coverage benefits and otherwise as referenced in the Summary Compensation Table. Individually and in the aggregate, we believe that the perquisites we provide to our Named Executive Officers are appropriate to ensure that our executive compensation remains competitive.

For information on the incremental cost of these perquisites and other personal benefits, refer to the footnotes to the Summary Compensation Table of this proxy statement.

Retirement Benefits and Deferred Compensation

Retirement Benefits.  Retirement benefits also fulfill an important role within our overall executive compensation objective because they provide a financial security component that promotes retention. We believe that our retirement program, including the amount of benefit, is adequate to ensure that our executive compensation remains competitive.

We maintain the Mohawk Carpet Corporation Retirement Savings Plan II, a tax-qualified defined contribution retirement plan in which our Named Executive Officers are eligible to participate, along with a substantial number of our employees.

We maintain the Mohawk Industries, Inc. Executive Deferred Compensation Plan under which a select group of management or highly compensated employees, including our Named Executive Officers, may elect to defer up to 25% of their pre-tax earnings and up to 100% of their year-end bonus payments and receive tax-deferred returns on those deferrals. The account balances in this plan are unfunded and represent money that the participants have previously earned and voluntarily elected to defer in order to accumulate tax-deferred returns. We do not match contributions to the plan. Plan participants can allocate their account balances among the same investment options available under our qualified contribution retirement plan (other than investments in Company stock), which also accumulate on a tax-deferred basis. We believe the provision of this deferral opportunity is a competitive practice in the marketplace. For more information see the Nonqualified Deferred Compensation table in this proxy statement.

Severance Pay Arrangements

As do a substantial number of our employees, our Named Executive Officers participate in our general employee severance plan which provides a specified number of weeks of severance pay based on continuous service time to the Company and the reason for termination of employment. Our Named Executive Officers, other than Mr. Wellborn and Mr. Thiers, are employees at-will and, with the exception of these two Named Executive Officers, do not have long-term contracts with us. We believe that the at-will employment status of our employees affords us the necessary flexibility to remove employees when appropriate under the circumstances. See Certain Relationships and Related Transactions for a description of our agreements with Mr. Wellborn and Mr. Thiers, including severance benefits provided thereunder.

Tax, Accounting and Other Considerations

Tax Considerations

Section 162(m) of the U.S. Internal Revenue Code (“Section 162(m)”) places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to any one of our Named Executive Officers. However, qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. To maintain flexibility in compensating our executives, the Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Committee believes that such payments are appropriate. Accordingly, certain components of our executive compensation program are designed to be qualifying performance-based compensation under Section 162(m) while others are not.

Accounting Considerations

With the adoption of ASC 718, we do not expect accounting treatment of differing forms of equity awards to vary significantly and, therefore, accounting treatment did not have a material effect on the selection of forms of compensation for 2009.

Proposed Changes for 2010

The intermediate financial goal of the LTIP as described in the Compensation Discussion and Analysis for the two-year (2009 — 2010) transitional period and the full three-year (2009 — 2011) period will be total shareholder return (“TSR Target”) as compared to the group of peer companies over the same time periods. The TSR Target replaces the EPS Target and the EBITDA Target used in the one-year (2009) transitional period.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Decisions and recommendations regarding the compensation of our executives are made by a three-member Compensation Committee composed entirely of independent directors, as determined by the Board of Directors. The following is a report of the Compensation Committee concerning our executive compensation policies for 2009.

Compensation Committee Report

The Compensation Committee of the Board of Directors oversees the compensation programs of the Company on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management of the Company the Compensation Discussion and Analysis included in this proxy statement and based on such review and discussions recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC.

Compensation Committee
John F. Fiedler-Chairman
Bruce C. Bruckmann
Robert N. Pokelwaldt

2009 Summary Compensation Table

The following table presents certain summary information concerning compensation paid or accrued by the Company for services rendered in all capacities during the fiscal years ended December 31, 2009, 2008 and 2007 for (i) the Principal Executive Officer and the Principal Financial Officer of the Company, and (ii) each of the three other most highly compensated executive officers of the Company (determined as of December 31, 2009) (collectively, the “Named Executive Officers”).

							Change in
							Pension Value
						Non-Equity	and Nonqualified
				Stock	Option	Incentive Plan	Deferred	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)(1)	($)(2)	Earnings ($)	($)(3)	($)

Jeffrey S. Lorberbaum,	2009	990,000	—	231,698	—	270,000	—	8,189	1,499,887
Chief Executive Officer	2008	980,000	—	274,794	—	300,000	—	8,054	1,562,848
	2007	950,000	—	922,881	—	701,100	—	8,257	2,582,238
Frank H. Boykin,	2009	525,000	—	118,218	—	120,000	—	8,231	771,449
Chief Financial Officer	2008	500,000	—	183,196	—	150,000	—	8,211	841,407
	2007	460,000	—	573,966	—	400,000	—	8,207	1,442,173
W. Christopher Wellborn,	2009	850,000	—	3,934,943	—	280,000	—	15,897	5,080,840
President	2008	800,000	—	1,049,804	2,033,130	500,000	—	13,946	4,396,880
	2007	775,000	—	957,596	—	571,950	—	14,732	2,319,278
Bernard Thiers	2009	729,866	—	—	145,217	373,877	—	—	1,248,960
President — Unilin	2008	435,836	—	—	142,319	140,000	—	52,827	770,982
	2007	443,366	—	—	223,897	314,303	—	894,378	1,875,944
Frank T. Peters,	2009	490,000	—	112,686	—	110,000	—	16,235	728,921
President — Mohawk	2008	475,000	—	790,000	—	125,000	—	13,780	1,403,780
Flooring	2007	360,000	—	213,536	—	194,338	—	7,797	775,671

(1)	The amounts reported in the Stock and Option Awards columns reflect the grant date fair value calculated in accordance with the provisions of ASC 718 . The assumptions used in determining the grant date fair values of these awards are set forth in the notes to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2009.

(2)	Represents the cash portion of the SEBP in 2009 and annual bonus plans in 2008 and 2007.

(3)	Amounts related to Mr. Wellborn and Mr. Peters include 401(k) matching contributions and miscellaneous expenses. Amounts related to Mr. Thiers for 2008 and 2007 include $26,255 and $27,777 for auto and $25,082 and $26,536 for group insurance, respectively. In addition, 2007 includes payment of $838,488 pursuant to the Discounted Stock Purchase Agreement (“DSPA”) entered into with certain members of the Unilin management team (“Unilin Management”) in connection with the Company’s acquisition of Unilin in 2005. The Company terminated the DSPA during the year ended December 31, 2009. Under the terms of the DSPA, the Company was obligated to make cash payments to the Unilin Management in the event certain performance goals were satisfied.

2009 Grants of Plan Based Awards

								All Other	All Other		Grant Date
								Stock	Option	Exercise or	Fair
								Awards:	Awards:	Base	Value of
		Estimated Future Payouts under			Estimated Future Payouts under			Number of	Number of	Price of	Stock and
		Non-Equity Incentive Plans(1)			Equity Incentive Plan Awards(2)			Shares of	Securities	Option	Option
		Threshold	Target	Maximum	Threshold	Target	Maximum	Stock Units	Underlying	Awards	Awards
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	Options (#)	($/Sh)	(3)

Jeffrey S. Lorberbaum(4)						2,671	10,684
						6,600
					13,200	26,400	52,800
	2/20/2009										231,698
		—	—	751,853
Frank H. Boykin(4)						3,739	6,410
						3,500
					5,250	10,500	21,000
	2/20/2009										118,218
		—	—	451,112
W. Christopher Wellborn(4)						2,671	10,684
						5,667
					11,333	22,666	45,333
	2/20/2009										3,934,943
		—	—	751,853
Bernard Thiers						12,123
					18,184	36,368	72,736
	2/20/2009									28.37	145,217
		—	—	451,112
Frank T. Peters						3,267
					4,900	9,800	19,600
	2/20/2009										112,686
		—	—	451,112

(1)	Represents maximum payout levels under the 2009 SEBP. The actual amount of incentive bonus earned by each Named Executive Officer in 2009 is reported under the Non-Equity Incentive Plan Compensation column and accompanying footnote in the Summary Compensation Table. Additional information regarding the design of the 2009 SEBP is included in the Compensation Discussion and Analysis.

(2)	Represents Threshold, Target and Maximum number of performance-based RSU’s and stock options each Named Executive Officer was eligible to receive under the LTIP based on a percentage of his base annual salary. Each RSU awarded represents a contingent right to receive one share of Company Common Stock in the future. Awarded RSU’s vest ratably over three years on each of the first three anniversaries of the grant date (or earlier in the event the executive’s employment with the Company is terminated due to death or disability). In the case of Mr. Thiers, represents number of stock options he is eligible to receive under the LTIP. Additional information regarding the design of the LTIP is included in the Compensation Discussion and Analysis.

(3)	Represents the value of RSU’s, restricted stock awards and stock option awards granted in 2009 but earned based on 2008 performance. The grant date fair value is equal to the number of units issued times the closing trading price of the Company’s stock on the day of grant. The grant date fair value of options was calculated in accordance with the provisions of ASC 718. The assumptions used in determining the grant date fair values of these option awards are set forth in the notes to the Company’s consolidated financial statements, which, are included in our Annual Report on Form 10-K for the year ended December 31, 2009.

(4)	Under the 2008 Supplemental Program, Messrs. Lorberbaum, Boykin and Wellborn were eligible to receive Company stock-based awards. Additional information regarding the design of the 2008 Supplement Program is included in the Compensation Discussion and Analysis.

2009 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information on outstanding equity awards for each of the Named Executive Officers on December 31, 2009.

	Option Awards					Stock Awards
									Equity
								Equity	Incentive
								Incentive	Plan
								Plan	Awards:
								Awards:	Market or
							Market	Number of	Payout
							Value of	Unearned	Value of
							Shares	Shares,	Unearned
	Number of	Number of				Number of	or Units	Units or	Shares,
	Securities	Securities				Shares or	of Stock	Other	Units or
	Underlying	Underlying				Units of	That	Rights That	Other
	Unexercised	Unexercised		Option	Option	Stock That	Have Not	Have Not	Rights That	Award
	Options (#)	Options (#)		Exercise	Expiration	Have Not	Vested	Vested	Have	Vest
Name	Exercisable	Unexercisable		Price ($)	Date	Vested (#)	(#)	(#)	Not Vested ($)	Date

Jeffrey S. Lorberbaum	10,000	—		30.53	2/27/2011
	1,400	—		63.14	2/26/2012
	2,100	—		48.50	2/24/2013
	8,000	—		73.45	2/5/2014
	8,000	2,000	(1)	88.33	2/23/2015
						5,040	$239,904			2/21/2012	(6)
						2,952	140,515			2/20/2013	(7)
						8,167	388,749			2/20/2012	(8)
Frank H. Boykin	700	—		48.50	2/24/2013
	2,400	—		73.45	2/5/2014
	28,000	7,000	(1)	88.33	2/23/2015
						3,360	$159,936			2/21/2012	(6)
						1,968	93,677			2/20/2013	(7)
						4,167	198,349			2/20/2012	(8)
W. Christopher Wellborn	25,000	—		63.90	3/20/2012
	3,500	—		48.50	2/24/2013
	13,500	—		73.45	2/5/2014
	8,000	2,000	(1)	88.33	2/23/2015
	40,000	10,000	(1)	81.90	11/15/2015
	20,000	80,000	(4)	74.47	2/20/2018
						5,010	$238,476			2/21/2012	(6)
						13,359	635,888			2/20/2013	(7)
						6,667	317,349			2/20/2012	(8)
								90,000	$4,284,000	10/31/2019	(9)
Bernard Thiers	2,800	4,200	(3)	93.65	2/21/2017
	1,400	5,600	(4)	74.47	2/20/2018
	—	15,945	(5)	28.37	2/20/2019
Frank T. Peters	700	—		48.50	2/24/2013
	2,400	—		73.45	2/5/2014
	4,000	1,000	(1)	88.33	2/23/2015
	1,800	1,200	(2)	83.50	2/22/2016
						1,226	$58,358			2/21/2012	(6)
						8,000	380,800			5/1/2013	(7)
						3,972	189,067			2/20/2012	(8)

(1)	The stock options were granted on February 23, 2005 and vested ratably over five years on each of the first five anniversaries of the grant date. In addition, Mr. Wellborn was granted options on November 15, 2005 in connection with his promotion to Chief Operating Officer. The options vest ratably over five years on the anniversary of the grant date.

(2)	The stock options were granted on February 22, 2006 and vest ratably over five years on each of the first five anniversaries of the grant date.

(3)	The stock options were granted on February 21, 2007 and vest ratably over five years on each of the first five anniversaries of the grant date.

(4)	The stock options were granted on February 20, 2008 and vest ratably over five years on each of the first five anniversaries of the grant date.

(5)	The stock options were granted on February 20, 2009 and vest ratably over three years on each of the first three anniversaries of the grant date.

(6)	Restricted stock units granted on February 21, 2007, in connection with each executive’s annual incentive bonus for 2006 and vest ratably over five years on each of the first five anniversaries of the grant date.

(7)	Restricted stock units granted on February 20, 2008, in connection with each executive’s annual incentive bonus for 2007 and vest ratably over five years on each of the first five anniversaries of the grant date.

(8)	Restricted stock units granted on February 20, 2009, in connection with each executive’s annual incentive bonus for 2008 and vest ratably over three years on each of the first three anniversaries of the grant date.

(9)	Restricted stock units granted on November 4, 2009, in connection with Mr. Wellborn’s promotion to President and Chief Operating Officer. The RSU’s vest ratably over six years beginning in 2014.

2009 Option Exercises and Stock Vested

The following table sets forth certain information regarding the exercise of stock options and vested stock awards by the Named Executive Officers during fiscal 2009.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
Name	Exercise(#)	Exercise ($)	Vesting	Vesting ($)(1)

Jeffrey S. Lorberbaum	—	—	3,151	89,394
Frank H. Boykin	—	—	1,878	53,279
W. Christopher Wellborn	—	—	3,353	95,125
Bernard Thiers	—	—	—	—
Frank T. Peters	—	—	2,528	107,559

(1)	Value realized on vesting of restricted stock.

2009 Nonqualified Deferred Compensation

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in the	Contributions in	Earnings in Last	Withdrawals/	Balance at
Name	Last FY ($)(1)	Last FY ($)	FY ($)	Distributions ($)	Last FYE

Jeffrey S. Lorberbaum	—	—	—	—	—
Frank H. Boykin	48,688	—	201,522	—	1,058,852
W. Christopher Wellborn	40,000	—	157,658	—	620,503
Bernard Thiers	—	—	—	—	—
Frank T. Peters	80,250	—	1,093	—	226,212

(1)	Reflects elective deferrals under the Executive Deferred Compensation Plan. These amounts are not reported as 2009 compensation in the Summary Compensation Table.

The Executive Deferred Compensation Plan is a nonqualified deferred compensation plan where the Named Executive Officers may elect to defer up to 25% of their annual base salary and up to 100% of their incentive cash bonus. Deferral elections are due prior to January 1 of each year, and are irrevocable. Mohawk directs a trustee to invest the assets which are held in an irrevocable Rabbi Trust. In order to provide for an accumulation of assets comparable to the contractual liabilities accruing under the Plan, Mohawk may direct the trustee in writing to invest the assets held in the trust to correspond to the hypothetical investments made for participants in accordance with their direction. Deferred amounts are credited with earnings or losses based on the rate of return of mutual funds in which the assets are invested. The executive must make an election regarding payment terms at least twelve (12) months prior to payment, which may be either a lump sum, or annual installments of from two (2) to ten (10) years. If a participant dies before receiving the full value of the deferral account balances, the designated beneficiary would receive the remainder of that benefit. All accounts would be immediately distributed upon a change in control of the Company.

Equity Compensation Plan Information

The following table gives information about the Common Stock that may be issued under the Company’s existing equity compensation plans as of December 31, 2009.

			Number of Securities
	Number of Securities to be	Weighted Average	Remaining Available for
	Issued Upon Exercise of	Exercise Price of	Future Issuance Under
	Outstanding Options,	Outstanding Options,	Equity Compensation
Plan Category	Warrants and Rights.	Warrants and Rights.	Plans.

Equity Compensation Plans Approved by Stockholders(1)	1,839,660 (3)	$70.11	2,714,644
Equity Compensation Plans Not Approved by Stockholders(2)	—	—	1,805

(1)	Includes the Company’s 2007 Incentive Plan, 1997 Long-Term Incentive Plan, 1993 Stock Option Plan, 1992 Mohawk-Horizon Stock Option Plan, 1992 Stock Option Plan, Dal-Tile International Inc. 2000, 1998 and 1997 Amended and Restated Stock Option Plans and DTM Investors Inc. 1990 Stock Option Plan.

(2)	Includes the Non-Employee Director Stock Compensation Plan. For a brief description of the material features of the Non-Employee Director Stock Compensation Plan, see Proposal I — Election of Directors — Meetings and Committees of the Board of Directors — Director Compensation.

(3)	This amount consists of 1,480,875 stock options outstanding and 358,785 stock awards outstanding.

Certain Relationships and Related Transactions

The Company’s written Related Person Transaction Policy (the “Policy”) can be obtained from the Company’s website at www.mohawkind.com under the heading “Corporate Governance.” The Policy includes guidelines for identifying, reviewing, approving and ratifying Related Person Transactions, as defined in the Policy. Related Person Transactions include any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company was, is or will be a participant and the amount involved exceeds $120,000, and in which persons designated in the Policy had, have or will have a direct or indirect material interest. Related Person Transactions are submitted to the Audit Committee for consideration, approval or ratification, after consideration of the relevant facts and circumstances of a particular Related Party Transaction, including but not limited to: (i) the benefits to the Company; (ii) the impact on a director’s independence in the event the transaction involves a director or a person related to the director; (iii) the availability of other sources for comparable products or services; (iv) the terms of the transaction; (v) the terms available to unrelated third parties or to employees generally; and (vi) whether the potential Related Person Transaction is consistent with the Company’s Ethics Standards.

On November 4, 2009, the Company amended its employment agreement with Mr. Wellborn (the “Wellborn Agreement”) to reflect his expanded responsibilities as President and Chief Operating Officer of the Company. Pursuant to the terms of the amended employment agreement, Mr. Wellborn will receive a base salary of $850,000 per year (which may be increased from time to time by the Board of Directors) and he will be eligible to earn an annual bonus of up to 135% of his base salary. Additionally, on November 4, 2009, the Company granted to Mr. Wellborn 90,000 RSU’s. Subject to certain vesting conditions, 15,000 of such RSU’s are scheduled to vest and convert to shares of common stock on October 31 of each year from 2014 through 2019. If Mr. Wellborn remains employed with the Company on November 5, 2010, the Company will grant him an additional 60,000 RSU’s on November 5, 2010, which subject to certain vesting conditions are scheduled to vest and convert to shares on December 31, 2019. In the event Mr. Wellborn exercises any of the options granted to him prior to calendar year 2008, he will be ineligible to receive an annual bonus in the year of such exercise as well as in the next fiscal year.

In the event that Mr. Wellborn is terminated without “cause” or resigns for “good reason,” Mr. Wellborn will be entitled to (i) accrued base salary through the date of termination, (ii) the continuation of his base salary for a two-year period following the termination, (iii) continued participation in employee benefit plans for a two-year period following the termination, and (iv) 90% of the base salary for the year in which the termination occurs (to be paid once during each of the two fiscal years following the year in which the termination occurs). In addition, (i) Mr. Wellborn’s previously granted stock options (other than the options granted to Mr. Wellborn prior to calendar year 2008, which shall be immediately cancelled) will immediately vest and become fully exercisable if Mr. Wellborn is terminated without “cause” or resigns for “good reason,” and (ii) the RSU’s scheduled to vest for the year in which the termination occurs will vest, subject to proration for terminations prior to calendar year end. In the event of a change of control of the Company in which the successor does not assume the obligations under the Wellborn Agreement, Mr. Wellborn will be entitled to the payments and benefits as if he had resigned for “good reason.” In addition, in the event of a change of control, all of Mr. Wellborn’s outstanding stock awards will vest or convert to shares, as applicable. Further, Mr. Wellborn is prohibited from competing with the Company or soliciting employees of the Company for five years following his separation from the Company. The Wellborn Agreement expires on December 31, 2019.

On February 9, 2009, the Company’s Unilin Industries BVBA subsidiary and Comm. V. “Bernard Thiers” entered into a service agreement (the “Thiers Service Agreement”) pursuant to which Mr. Thiers would provide his services to Unilin. Pursuant to the agreement, Mr. Thiers will receive an annual base amount of Euro 473,196 and an annual retainer amount of Euro 37,200. Mr. Thiers will also be eligible for an annual bonus of up to 115% of the base amount. Unilin will reimburse all reasonable expenses incurred for services rendered to Unilin. The Thiers Service Agreement restricts Mr. Thiers from providing services to competing companies or soliciting employees or customers for two years following termination. The initial term of the agreement expires on December 31, 2013. The agreement may be terminated (i) by the Company for serious cause at any time without liability, (ii) by the Company at any time other than for serious cause with payment to Mr. Thiers of 1.85 times his annual base amount or (iii) by the Company on 22 months’ notice. On February 24, 2009, Unilin Industries BVBA and BVBA “F. De Cock Management” entered into a service agreement (the “De Cock Service Agreement”) pursuant to which Mr. De Cock will render certain services to the Unilin business segment. Pursuant to the De Cock Service Agreement, Mr. De Cock will receive an annual base amount of Euro 236,598 and an annual retainer amount of Euro 12,132. Mr. De Cock will also be eligible for an annual bonus of up to 85% of the base amount and an annual grant of up to 5,000 options to purchase Mohawk stock. The Company will reimburse all reasonable expenses incurred for services rendered to the Company. The De Cock Service Agreement restricts Mr. De Cock from providing services to competing companies or soliciting employees or customers for two years following the termination of the agreement. The agreement has renewable one year terms, but is subject to termination by either party upon three months’ written notice. Mr. De Cock’s son is an executive in the Unilin business unit, and was paid approximately Euro 600,000 in salary and bonus and was awarded stock options valued at Euro 100,000 in 2009.

Compensation Committee Interlocks and Insider Participation

The following directors served on the Compensation Committee during 2009: Mr. Fiedler (Chairman), Mr. Bruckmann and Mr. Pokelwaldt. None of such persons was a party to a Related Person Transaction during 2009.

Principal Stockholders of the Company

The following table sets forth certain information with respect to the beneficial ownership of the Common Stock as of March 19, 2010, by (i) each person who is known by the Company beneficially to own more than five percent (5%) of the outstanding shares of the Common Stock, (ii) each of the Company’s directors and nominees, (iii) each of the Named Executive Officers, and (iv) all of the Company’s directors and executive officers as a group. Unless otherwise indicated, the holders listed below have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

	Number of Shares of
	Common Stock
Name of Beneficial Owner	Beneficially Owned	Percent of Class

Jeffrey S. Lorberbaum(1)	11,345,136	16.5%
Ruane, Cunniff & Goldfarb, Inc.(2)	8,594,581	12.5%
Aladdin Partners, L.P.(3)	8,414,619	12.3%
Fidelity Management & Reseach Company(4)	4,425,530	6.5%
BlackRock, Inc.(5)	3,719,805	5.4%
David L. Kolb(6)	325,443	*
Bruce C. Bruckmann(7)	286,043	*
Bernard P. Thiers(8)	194,421	*
W. Christopher Wellborn(9)	157,354	*
Robert N. Pokelwaldt(10)	47,411	*
Harold G. Turk(11)	43,729	*
Frank H. Boykin(12)	42,512	*
Larry W. McCurdy(13)	27,721	*
John F. Fiedler(14)	26,097	*
Frans G. De Cock(15)	17,964	*
Phyllis O. Bonanno(16)	17,747	*
Frank T. Peters(17)	16,060	*
Joseph T. Onorato	2,820	*
James T. Lucke(18)	2,577	*
James F. Brunk(19)	578	*
All directors and executive officers as a group (16 persons)	12,553,613	18.3%

*	Less than one percent.

(1)	The address of Mr. Jeffrey S. Lorberbaum is 2001 Antioch Road, Dalton, Georgia 30721. Includes 8,414,619 shares held by Aladdin Partners, L.P.; please see footnote 3 for a description of Aladdin Partners’ share ownership. Also includes 174,993 shares owned by The Alan S. Lorberbaum Family Foundation, of which Mr. Lorberbaum is a trustee and may be deemed to share voting and investment power. Includes 2,379,322 shares held by the JMS Group Limited Partnership (“JMS”). SJL Management Co., LLC (“SJL”) is the general partner of JMS. Mr. Lorberbaum is a one-third member of SJL and may be deemed to share voting and dispositive power with respect to all shares held by JMS. Includes 140,000 shares owned by Cuddy Holdings LP (“Cuddy”). Mr. Lorberbaum owns one-third of the voting shares of Helm Management Corporation, the sole general partner of Cuddy, and may be deemed to share voting and dispositive power with respect to all such shares. Mr. Lorberbaum disclaims beneficial ownership of all shares described above to the extent he does not have a pecuniary interest. Includes 31,500 shares issuable upon the exercise of currently vested options and 194 shares owned pursuant to the Company’s 401(k) Plan. Mr. Lorberbaum had no beneficial shares pledged as security as of March 19, 2010.

(2)	Based upon Schedule 13G/A dated February 17, 2010 filed with the SEC by Ruane, Cunniff & Co., Inc. The address of Ruane, Cunniff & Goldfarb, Inc. is 767 Fifth Avenue, Suite 4701, New York, New York 10153-4798.

(3)	The address of Aladdin Partners, L.P. is 2001 Antioch Road, Dalton, Georgia 30721. ASL Management Corp. is a general partner of Aladdin Partners, L.P. and shares voting and investment power with respect to these shares. The address of ASL Management Corp. is 2001 Antioch Road, Dalton, Georgia 30721. Mr. Jeffrey Lorberbaum is the owner of 100% of the outstanding voting stock of ASL Management Corp. and, as a result, may be deemed to share voting and investment power with respect to these shares. Mr. Barry Hoffman is a director of ASL Management Corp. and as a result of such position, may be deemed to share voting and investment power with respect to such shares. The address for Mr. Hoffman is 2001 Antioch Road Dalton, Georgia 30721. Each of ASL Management Corp., Mr. Jeffrey Lorberbaum and Mr. Hoffman disclaim beneficial ownership of the shares held by Aladdin Partners, L.P. to the extent they do not have a pecuniary interest.

(4)	Based upon Schedule 13G/A dated February 16, 2010 filed with the SEC by FMR, Inc. The address of FMR, Inc. is 82 Devonshire Street, Boston, Massachusetts, 02109.

(5)	Based upon Schedule 13G/A dated January 29, 2010 filed with the SEC by BlackRock, Inc. The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

(6)	Includes 14,400 shares issuable upon the exercise of currently vested options and 721 shares owned pursuant to the Company’s 401(k) plan. Also includes 4,820 shares held by two minor children, 369 shares held by Kolb Holdings, L.P. and 1,465 shares held by a family foundation.

(7)	Includes 11,250 shares issuable upon the exercise of currently vested options and 261,500 shares held by a family limited partnership.

(8)	Includes 12,315 shares issuable upon the exercise of currently vested options.

(9)	Includes 132,000 shares issuable upon the exercise of currently vested options.

(10)	Includes 14,400 shares issuable upon the exercise of currently vested options.

(11)	Includes 33,500 shares issuable upon the exercise of currently vested options.

(12)	Includes 155 shares owned pursuant to the Company’s 401(k) plan. Also 38,100 shares issuable upon the exercise of currently vested options.

(13)	Includes 14,400 shares issuable upon the exercise of currently vested options.

(14)	Includes 21,150 shares issuable upon the exercise of currently vested options.

(15)	Includes 17,964 shares issuable upon the exercise of currently vested options.

(16)	Includes 16,650 shares issuable upon the exercise of currently vested options.

(17)	Includes 150 shares owned pursuant to the Company’s 401(k) plan, 10,500 shares issuable upon the exercise of currently vested options, and 2000 RSU’s scheduled to vest on May 1, 2010.

(18)	Includes 734 RSU’s scheduled to vest on May 1, 2010

(19)	Includes 185 shares owned pursuant to the Company’s 401(k) plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of the Company’s Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and greater than ten percent stockholders are required by SEC regulation to furnish the Company copies of all Section 16(a) reports they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2009, all Section 16(a) filing requirements applicable to directors, executive officers and greater than ten percent beneficial owners were complied with by such persons.

CORPORATE GOVERNANCE

General

The Board of Directors and the Governance Committee consider the experience, skills and characteristics of candidates for Board membership as well as the Board membership on an annual basis. The Board and the Committee consider diversity in this process, and in this regard seek the most capable directors and candidates who possess the appropriate characteristics, skills and experience to make a significant contribution to the Board, the Company and its stockholders. The Board considers gender, race, nationality, language skills and other personal characteristics in this process.

The Company’s Board of Directors is well — qualified, and each director has the requisite experience, skills and characteristics to serve on the Board. Among or in addition to the backgrounds and experiences described in Biographies:

-Mr. Lorberbaum, our Chairman and CEO, brings over 30 years of management and executive experience in the carpet industry and is a significant stockholder. Mr. Wellborn brings over 15 years of executive and financial experience in the manufacturing sector, with over 12 years of such experience with Dal-Tile and the Company. Mr. De Cock was CEO of Unilin at the time of its acquisition by the Company, and he served in various executive and management positions with Unilin over many years. He brings unique and strong knowledge of the European and laminate flooring industries.

-Messrs. McCurdy, Onorato, Pokelwaldt and Fiedler bring significant executive and financial experience with public, global manufacturing companies. Mr. Kolb has over 20 years of management and executive experience in the carpet industry, is a former Chairman and CEO of the Company and is a significant stockholder in the Company. Ms. Bonanno brings executive experience in the consumer products sector, as well as broad international business and trade experience in both public and private sectors. Mr. Bruckmann, also a significant stockholder in the Company, brings significant experience in corporate finance and capital markets. Each serves on other public company boards of directors.

The Board of Directors has determined that a combined Chairman and Chief Executive Officer position is most appropriate for the Company at this time. Mr. Lorberbaum has served in this combined role since 2004. The Board of Directors believes that Mr. Lorberbaum has efficiently conducted the business and affairs of the Company and believes that he has provided effective leadership and guidance as the Chairman in the development of the Company’s risk profile and pursuit of its strategic goals. The Board of Directors does not have one independent lead director; rather, the Board has determined that each of the three independent chairmen of the Audit, Compensation and Governance Committees will also provide Board leadership by presiding at the Board’s executive sessions on a rotating basis.

The Board of Directors provides oversight of the financial, operational, legal and other business risks to the Company on an ongoing basis. Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including economic risks, financial risks, legal and regulatory risks and others, such as the impact of competition. Management is responsible for the day-to-day management of the risk that we face, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board is responsible for satisfying itself that the Company’s risk management processes are adequate and functioning as designed.

While the Board is ultimately responsible for risk oversight, the Audit Committee has primary responsibility for the financial, legal and other operational risks and the Compensation Committee assesses the risks associated with our compensation practices. Each of the Committees routinely reports to the full Board on material issues considered by such Committee, which may include issues of risk.

Nomination Process for the Board of Directors

The Governance Committee evaluates candidates for the Board of Directors identified by its members, other Board members, Company’s management and stockholders. The Governance Committee from time to time may also retain a third-party executive search firm to identify qualified candidates for membership on the Board of Directors. A stockholder who wishes to recommend a prospective nominee for consideration by the Governance Committee should follow the procedures set forth below under Stockholder Proposals.

Once the Governance Committee has identified a prospective nominee, it makes an initial determination as to whether to conduct a full evaluation. In evaluating a prospective nominee, the Governance Committee may consider among other things, the following criteria: the ability of the prospective nominee to represent the interests of the stockholders of the Company; the prospective nominee’s standards of integrity, commitment and independence of thought and judgment; the prospective nominee’s ability to dedicate sufficient time, energy and attention to the performance of his or her duties; the extent to which the prospective nominee contributes to the range of talent, skill and expertise of the Board of Directors; and the extent to which the prospective nominee helps the Board of Directors reflect the diversity of the Company’s stockholders, employees and customers.

After completing the evaluation, the Governance Committee makes a recommendation to the Board of Directors.

Communication with Directors

The Board of Directors has established a process by which interested parties may send communications to members of the Board of Directors. Interested parties wishing to send communications to members of the Board of Directors should write to the Mohawk Board of Directors at P.O. Box 963, Calhoun, Georgia 30703. Interested parties should indicate whether the communication is directed to all Board members or only non-management Board members. The Company’s General Counsel will relay all communications to all members of the Board or non-management directors as directed by the writer. For other information related to interested party opportunities to communicate with members of the Board of Directors (including the Company’s policy with respect to attendance of directors at annual stockholder meetings), visit the Company’s website at www.mohawkind.com under the heading “Corporate Governance.”

Availability of Information

The Board of Directors has adopted (i) written charters for each of the Audit Committee, the Compensation Committee and the Governance Committee, (ii) Corporate Governance Guidelines and (iii) the Mohawk Industries, Inc. Standards of Conduct and Ethics. Each of these documents is available on the Company’s website at www.mohawkind.com under the heading “Corporate Governance” and will be made available in print to any stockholder who requests it.

Financial Statements

Consolidated financial statements for the fiscal year ended December 31, 2009, independent registered public accounting firm’s reports and management’s discussion and analysis are provided under Appendix A.

STOCKHOLDER PROPOSALS

Any proposal that a stockholder may desire to have included in the Company’s proxy statement for presentation at the 2011 Annual Meeting must be received by the Company at Mohawk Industries, Inc., P.O. Box 12069, 160 South Industrial Boulevard, Calhoun, Georgia 30703, Attention: Secretary, on or prior to December 6, 2010. In addition, stockholders may intend to present a director nomination or other proposal from the floor of the 2011 Annual Meeting, and they may commence their own proxy solicitation with respect to such director nomination or other proposal. Under the Company’s Bylaws, the Company must receive notice of a director nomination or other stockholder proposal prior to December 6, 2010 in order for the notice to be timely. If the Company does not receive notice of a director nomination or other stockholder proposal prior to December 6, 2010, the Company will retain discretionary voting authority over the proxies returned by stockholders for the 2011 Annual Meeting with respect to such director nomination or other stockholder proposal. Discretionary voting authority is the ability to vote proxies that stockholders have executed and returned to the Company, on matters not specifically reflected on the proxy card, and on which stockholders have not had an opportunity to vote by proxy.

OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting or are incidental to the conduct of the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment.

The Company will bear the cost of the solicitation of proxies on behalf of the Company. Directors, officers and other employees of the Company may, without additional compensation except for reimbursement for actual expenses, solicit proxies by mail, in person or by telecommunication. The Company has retained Georgeson Shareholder to assist in the solicitation of proxies for a fee of not more than $8,000 plus expenses. The Company will reimburse brokers, fiduciaries, custodians and other nominees for out-of-pocket expenses incurred in sending the Company’s proxy materials to, and obtaining instructions relating to such materials from, beneficial owners.

If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a proxy card with respect to your shares. Accordingly, please contact the person responsible for your account and give instructions for a proxy card to be signed representing your shares.

A list of Stockholders entitled to be present and vote at the Annual Meeting will be available at the offices of the Company, 160 South Industrial Boulevard, Calhoun, Georgia 30701, for inspection by the Stockholders during regular business hours from May 1, 2010, to the date of the Annual Meeting. The list also will be available during the Annual Meeting for inspection by Stockholders who are present.

If you cannot be present in person, you are requested to complete, sign, date and return the enclosed proxy promptly. An envelope has been provided for that purpose. No postage is required if mailed in the United States.

BARBARA M. GOETZ
Corporate Secretary

Calhoun, Georgia
April 5, 2010

APPENDIX A

FINANCIAL SECTION

Selected Financial Data

	As of or for the Years Ended December 31,
	2009	2008	2007	2006	2005
	(In thousands, except per share data)

Statement of operations data:
Net sales	$5,344,024	6,826,348	7,586,018	7,905,842	6,620,099
Cost of sales(a)	4,111,794	5,088,584	5,471,234	5,674,531	4,851,853

Gross profit	1,232,230	1,737,764	2,114,784	2,231,311	1,768,246
Selling, general and administrative expenses	1,188,500	1,318,501	1,364,678	1,392,251	1,095,862
Impairment of goodwill and other intangibles(b)	—	1,543,397	—	—	—

Operating income (loss)	43,730	(1,124,134)	750,106	839,060	672,384

Interest expense	127,031	127,050	154,469	173,697	66,791
Other expense, net	(5,588)	21,288	(6,925)	(252)	(3,679)
U.S. customs refund(c)	—	—	(9,154)	(19,436)	—

	121,443	148,338	138,390	154,009	63,112

Earnings (loss) before income taxes	(77,713)	(1,272,472)	611,716	685,051	609,272
Income taxes (benefit) expense(d)	(76,694)	180,062	(102,697)	220,478	214,995

Net (loss) earnings	(1,019)	(1,452,534)	714,413	464,573	394,277
Less: Net earnings attributable to the noncontrolling interest	4,480	5,694	7,599	8,740	7,139

Net earnings (loss) attributable to Mohawk Industries, Inc	$(5,499)	(1,458,228)	706,814	455,833	387,138

Basic (loss) earnings per share	$(0.08)	(21.32)	10.37	6.74	5.78

Weighted-average common shares outstanding	68,452	68,401	68,172	67,674	66,932

Diluted (loss) earnings per share	$(0.08)	(21.32)	10.32	6.70	5.72

Weighted-average common and dilutive potential common shares outstanding	68,452	68,401	68,492	68,056	67,644

Balance sheet data:
Working capital (includes short-term debt)	$1,474,978	1,369,333	1,238,220	783,148	1,277,087
Total assets (b and d)	6,391,446	6,446,175	8,680,050	8,212,209	8,066,025
Long-term debt (including current portion)	1,854,479	1,954,786	2,281,834	2,783,681	3,308,370
Total equity	3,234,282	3,184,933	4,738,843	3,744,468	3,078,522

(a)	In 2005, gross margin was impacted by a non-recurring $34,300 ($22,300 net of tax) fair value adjustment to Unilin’s acquired inventory.

(b)	In 2008, the Company recorded an impairment of goodwill and other intangibles which included $276,807 for the Mohawk segment, $531,930 for the Dal-Tile segment and $734,660 for the Unilin segment.

(c)	In 2007 and 2006, the Company received partial refunds from the U.S. government in reference to settlement of custom disputes dating back to 1982.

(d)	In 2007, the Company implemented a change in residency of one of its foreign subsidiaries. This tax restructuring resulted in a step up in the subsidiary’s taxable basis, which resulted in the recognition of a deferred tax asset of approximately $245,000 and a related income tax benefit of approximately $272,000. In 2008, the Company recorded a valuation allowance of approximately $253,000 against the deferred tax asset described above.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

The Company is a leading producer of floor covering products for residential and commercial applications in the U.S. and Europe with net sales in 2009 of $5.3 billion. The Company is the second largest carpet and rug manufacturer in the U.S., a leading manufacturer, marketer and distributor of ceramic tile, natural stone and hardwood flooring in the U.S. and a leading producer of laminate flooring in the U.S. and Europe. In 2008, the primary categories of the U.S. floor covering industry, based on sales dollars, were carpet and rug (58%), ceramic tile (11%), resilient and rubber (11%), hardwood (10%), stone (5%) and laminate (5%).

The Company believes that the U.S. floor covering industry has experienced declining demand beginning in the fourth quarter of 2006 which worsened considerably during the later parts of 2008 and continued to decline throughout 2009. The global economy continues in the most significant downturn in recent history. Overall economic conditions and consumer sentiment have remained challenging, which has intensified the pressure on the demand for housing and flooring products. Although the Company cannot determine with certainty as to when market conditions will stabilize and begin to improve, the Company believes it is well-positioned in the long-term as the industry improves. The Company continues to monitor expenses based on current industry conditions and will continue to adjust as required.

The Company has three reporting segments, the Mohawk segment, the Dal-Tile segment and the Unilin segment. The Mohawk segment manufactures, markets and distributes its product lines primarily in North America, which include carpet, rugs, pad, ceramic tile, hardwood, resilient and laminate, through its network of regional distribution centers and satellite warehouses using company-operated trucks, common carrier or rail transportation. The segment product lines are sold through various selling channels, which include floor covering retailers, home centers, mass merchandisers, department stores, independent distributors, commercial dealers and commercial end users. The Dal-Tile segment manufactures, markets and distributes its product lines primarily in North America, which include ceramic tile, porcelain tile and stone products, through its network of regional distribution centers and company-operated sales service centers using company-operated trucks, common carriers or rail transportation. The segment product lines are purchased by floor covering retailers, home centers, independent distributors, tile specialty dealers, tile contractors, and commercial end users. The Unilin segment manufactures, markets and distributes its product lines primarily in North America and Europe, which include laminate flooring, wood flooring, roofing systems and other wood products through various selling channels, which include retailers, home centers and independent distributors.

The Company reported net loss of $5.5 million or loss per share of $0.08 for 2009, compared to net loss of $1,458.2 million or loss per share of $21.32 for 2008. The net loss for 2008 included a $1,543.4 million impairment charge to reduce the carrying amount of the Company’s goodwill and intangible assets and a charge of $253 million to record a tax valuation allowance against the carrying amount of a deferred tax asset recognized in the fourth quarter of 2007. In addition, the change in EPS resulted from the impact of lower sales volumes, which the Company believes is attributable to continued weakness in the U.S. residential remodeling and new construction markets, commercial real estate market and European demand, the net effect of price and product mix and higher warranty requirements, partially offset by lower raw material, energy and selling general and administrative costs. During 2009, the Company recognized a higher trend of incidents related to the use of new technology in certain commercial carpet tiles and recorded a $121.2 million carpet sales allowance and a $12.4 million inventory write-off. The Company discontinued sales of these commercial carpet tiles and replaced it with an established technology. The amounts recorded reflect the Company’s best reasonable estimate but the actual amount of claims and related costs could vary from such estimates.

For the year ended December 31, 2009, the Company generated $672.2 million of operating cash flow which it used to reduce debt by $103.6 million and build cash. As of December 31, 2009, the Company had cash and cash equivalents of $531.5 million. In addition, the Company adjusted capital expenditures to align its manufacturing, distribution and selling infrastructure to market conditions.

Results of Operations

Following are the results of operations for the last three years:

	For the Years Ended December 31,
	2009		2008		2007
			(In millions)

Statement of operations data:
Net sales	$5,344.0	100.0%	$6,826.3	100.0%	$7,586.0	100.0%
Cost of sales	4,111.8	76.9%	5,088.5	74.5%	5,471.2	72.1%

Gross profit	1,232.2	23.1%	1,737.8	25.5%	2,114.8	27.9%
Selling, general and administrative expenses	1,188.5	22.2%	1,318.5	19.3%	1,364.7	18.0%
Impairment of goodwill and other intangibles	—	—	1,543.4	22.6%	—	—

Operating income (loss)	43.7	0.8%	(1,124.1)	(16.5)%	750.1	9.9%

Interest expense	127.0	2.4%	127.1	1.9%	154.5	2.0%
Other expense, net	(5.6)	(0.1)%	21.3	0.3%	(6.9)	(0.1)%
U.S. customs refund	—	—	—	—	(9.2)	(0.1)%

	121.4	2.3%	148.4	2.2%	138.4	1.8%

Earnings (loss) before income taxes	(77.7)	(1.5)%	(1,272.5)	(18.6)%	611.7	8.1%
Income tax (benefit) expense	(76.7)	(1.4)%	180.0	2.6%	(102.7)	(1.4)%

Net (loss) earnings	(1.0)	—	(1,452.5)	(21.3)%	714.4	9.4%
Less: Net earnings attributable to the noncontrolling interest	4.5	0.1%	5.7	0.1%	7.6	0.1%

Net earnings (loss) attributable to Mohawk Industries, Inc.	$(5.5)	(0.1)%	$(1,458.2)	(21.4)%	$706.8	9.3%

Year Ended December 31, 2009, as Compared with Year Ended December 31, 2008

Net sales

Net sales for 2009 were $5,344.0 million, reflecting a decrease of $1,482.3 million, or 21.7%, from the $6,826.3 million reported for 2008. The decrease was primarily driven by a decline in sales volumes of approximately $1,047 million due to the continued weakness in the U.S. residential remodeling and new construction markets, commercial real estate market and European demand, a decline of approximately $298 million due to unfavorable price and product mix as customers trade down to lower priced products, a decrease of approximately $81 million due to a net increase in warranty requirements described in the overview and a decline of approximately $56 million due to unfavorable foreign exchange rates and other.

Mohawk Segment — Net sales decreased $771.4 million, or 21.3%, to $2,856.7 million in 2009 compared to $3,628.2 million in 2008. The decrease was primarily driven by a decline in sales volumes of approximately $531 million due to the continued weakness in the U.S. residential remodeling and new construction markets and the declining commercial real estate market, a decline of approximately $151 million due to unfavorable price and product mix as customers trade down to lower priced products and a decrease of approximately $81 million due to a net increase in warranty requirements described above in the overview.

Dal-Tile Segment — Net sales decreased $388.6 million, or 21.4%, to $1,426.8 million in 2009 compared to $1,815.4 million in 2008. The decrease was primarily driven by a decline in sales volumes of approximately

$301 million due to the continued weakness in the U.S. residential remodeling and new construction markets and the declining commercial real estate market, a decline of approximately $73 million due to unfavorable price and product mix as customers trade down to lower priced products and a decline of approximately $15 million due to unfavorable foreign exchange rates.

Unilin Segment — Net sales decreased $336.9 million, or 23.0%, to $1,128.3 million in 2009 compared to $1,465.2 million in 2008. The decrease was driven by a decline in sales volumes of approximately $215 million due to the continued weakness in the U.S. residential remodeling and new construction markets and slowing European demand, a decline of approximately $74 million due to the net effect of price and product mix as customers trade down to lower priced products and a decline of approximately $48 million due to unfavorable foreign exchange rates.

Quarterly net sales and the percentage changes in net sales by quarter for 2009 versus 2008 were as follows (dollars in millions):

	2009	2008	Change

First quarter	$1,208.3	1,738.1	(30.5)%
Second quarter	1,406.0	1,840.0	(23.6)
Third quarter	1,382.6	1,763.0	(21.6)
Fourth quarter	1,347.1	1,485.2	(9.3)

Total year	$5,344.0	6,826.3	(21.7)%

Gross profit

Gross profit for 2009 was $1,232.2 million (23.1% of net sales) and represented a decrease of $505.5 million compared to gross profit of $1,737.8 million (25.5% of net sales) for 2008. Gross profit in 2009 was unfavorably impacted by approximately $315 million resulting from lower sales volume, a decline of approximately $185 million due to the net effect of price and product mix, a decline of approximately $89 million due to a net increase in warranty requirements described above in the overview, restructuring charges of approximately $28 million and the impact of unfavorable foreign exchange rates of approximately $9 million, partially offset by lower manufacturing costs of approximately $120 million. The decrease in gross profit percentage is primarily attributable to unfavorable price and product mix, increased warranty requirements and restructuring costs, partially offset by lower raw material and manufacturing costs

Selling, general and administrative expenses

Selling, general and administrative expenses for 2009 were $1,188.5 million (22.3% of net sales), reflecting a decrease of $130.0 million, or 9.9%, compared to $1,318.5 million (19.3% of net sales) for the prior year. The decrease in selling, general and administrative expenses is primarily driven by lower sales and various cost savings initiatives implemented by the Company, partially offset by approximately $8 million of unfavorable foreign exchange rates and approximately $4 million for restructuring charges. The increase in selling general and administrative expenses as a percentage of net sales is primarily a result of a higher mix of fixed costs on lower net sales, and restructuring costs.

Operating income (loss)

Operating income for 2009 was $43.7 million (0.8% of net sales) reflecting an increase of $1,167.9 million compared to an operating loss of $1,124.1 million in 2008. The change was primarily driven by the recognition of an impairment of goodwill and other intangibles of approximately $1,543.4 million in 2008. In addition, operating income in the current period was impacted by a decline of approximately $315 million due to lower sales volumes, a decline of approximately $185 million due to unfavorable price and product mix, a decrease of approximately $89 million due to a net increase in warranty requirements described above in the overview and restructuring charges of approximately $32 million, partially offset by lower manufacturing and selling, general and administrative costs of approximately $244 million.

Mohawk Segment — Operating loss was $126.0 million in 2009 reflecting a decrease of $90.2 million compared to operating loss of $216.2 million in 2008. The increase was primarily driven by the recognition of an impairment of goodwill and other intangibles of approximately $276.8 million in 2008. In addition, operating income in the current period was impacted by a decline of approximately $133 million due to lower sales volumes, a decrease of approximately $89 million due to a net increase in warranty requirements and a decline of approximately $74 million due to unfavorable price and product mix and restructuring charges of approximately $7 million, partially offset by lower manufacturing and selling, general and administrative costs of approximately $116 million.

Dal-Tile Segment — Operating income was $84.2 million (5.9% of segment net sales) in 2009 reflecting an increase of $407.5 million compared to operating loss of $323.4 million for 2008. The change was primarily driven by the recognition of an impairment of goodwill and other intangibles of approximately $531.9 million in 2008. In addition, operating income in the current period was impacted by a decline of approximately $108 million due to lower sales volumes, a decline of approximately $35 million due to unfavorable price and product mix and restructuring charges of approximately $12 million, partially offset by lower manufacturing and selling, general and administrative costs of approximately $23 million.

Unilin Segment — Operating income was $106.0 million (9.4% of segment net sales) in 2009 reflecting an increase of $670.9 million compared to operating loss of $564.9 million for 2008. The increase was primarily driven by the recognition of an impairment of goodwill and other intangibles of $734.7 million in 2008. In addition, operating income in the current period was impacted by a decline of approximately $76 million due to the net effect of price and product mix, a decline in sales volumes of approximately $74 million, restructuring charges of approximately $13 million and the impact of unfavorable foreign exchange rates of approximately $8 million, partially offset by lower raw material, manufacturing and selling, general and administrative costs of approximately $107 million.

Interest expense

Interest expense for 2009 was $127.0 million compared to $127.1 million in 2008. Interest expense in 2009 was directly impacted by higher interest rates on the Company’s notes and revolving credit facilities due to three credit rating downgrades in 2009, partially offset by lower average debt levels in the current year compared to 2008.

Income tax (benefit) expense

For 2009, the Company recorded an income tax benefit of $76.7 million on loss before taxes of $77.7 million as compared to income tax expense of $180.1 million on loss before taxes of $1,272.5 million for 2008. The change is principally due to the non-deductible 2008 goodwill impairment charge, the recognition of a $253 million valuation allowance against a deferred asset, and the geographic distribution of income (loss).

In the fourth quarter of 2007, the Company moved the intellectual property and treasury operations of an indirectly owned European entity to a new office in another jurisdiction in Europe. The Company also indirectly owned a holding company in the new jurisdiction that provided certain treasury functions to Unilin, and the move allowed for the consolidation of the historical intellectual property and treasury operations to be combined with those of the holding company’s treasury operations in a single jurisdiction in order to integrate and streamline the operations, to facilitate international acquisitions and to improve tax and cost efficiencies. This restructuring resulted in a step up in the subsidiary’s taxable basis of its intellectual property. The step up relates primarily to intangible assets which will be amortized over 10 years for tax purposes. During the fourth quarter of 2007, the Company evaluated the evidence for recognition of the deferred tax asset created through the restructuring and determined that, based on the available evidence at the time, the deferred tax asset would more likely than not be realized. The deferred tax asset recognized as of December 31, 2007 was approximately $245 million and the related income tax benefit recognized in the consolidated financial statements was approximately $272 million.

During the third quarter of 2008, the Company reassessed the need for a valuation allowance against its deferred tax assets. Cash flows had decreased from that projected as of December 31, 2007, primarily due to the slowing worldwide economy and declining sales volume. The Company determined that, given the current and expected economic conditions and the corresponding reductions in cash flows, its ability to realize the benefit of the deferred tax asset related to the transaction described above as well as tax losses generated in the same jurisdiction was not more likely than not. Accordingly the Company recorded a valuation allowance against the deferred tax asset in the amount of $253 million during the quarter ended September 27, 2008.

Year Ended December 31, 2008, as Compared with Year Ended December 31, 2007

Net sales

Net sales for the year ended December 31, 2008, were $6,826.3 million, reflecting a decrease of $759.7 million, or 10.0%, from the $7,586.0 million reported for the year ended December 31, 2007. The decrease was primarily driven by a decline in sales volumes of approximately $971 million due to the continued decline in the U.S. residential markets, softening commercial demand and slowing European demand, partially offset by a benefit of approximately $132 million due to the net effect of price increases and product mix, and a benefit of approximately $79 million due to favorable foreign exchange rates.

Mohawk Segment — Net sales decreased $577.6 million, or 13.7%, to $3,628.2 million in 2008, compared to $4,205.7 million in 2007. The decrease was primarily driven by a decline in sales volumes of approximately $639 million due to the continued decline in the U.S. residential market and softening commercial demand, partially offset by a benefit of approximately $83 million due to the net effect of price increases and product mix.

Dal-Tile Segment — Net sales decreased $122.4 million, or 6.3%, to $1,815.4 million in 2008, compared to $1,937.7 million reported in 2007. This decrease was primarily driven by a decline in sales volumes of approximately $146 million due to the continued decline in the U.S. residential market, partially offset by a benefit of approximately $24 million due to the net effect of price increases and product mix.

Unilin Segment — Net sales decreased $22.4 million, or 1.5%, to $1,465.2 million in 2008, compared to $1,487.6 million in 2007. The decrease in net sales was driven by a decline in sales volume of approximately $188 million due to the continued decline in the U.S. residential market and slowing European demand, partially offset by a benefit of approximately $63 million due to the Wood Acquisition, a benefit of approximately $79 million due to favorable foreign exchange rates and a benefit of approximately $23 million due to the net effect of price increases and product mix.

Quarterly net sales and the percentage changes in net sales by quarter for 2008 versus 2007 were as follows (dollars in millions):

	2008	2007	Change

First quarter	$1,738.1	1,863.9	(6.7)%
Second quarter	1,840.0	1,977.2	(6.9)
Third quarter	1,763.0	1,937.7	(9.0)
Fourth quarter	1,485.2	1,807.2	(17.8)

Total year	$6,826.3	7,586.0	(10.0)%

Gross profit

Gross profit was $1,737.8 million (25.5% of net sales) for 2008 and represented a decrease of $377.0 million, or 17.8%, compared to gross profit of $2,114.8 million (27.9% of net sales) for 2007. Gross profit was unfavorably impacted by increasing costs for raw materials and energy of approximately $172 million, net of cost savings initiatives, and a decline in volumes of approximately $279 million, partially offset by the net effect of price increases and product mix of approximately $97 million.

Selling, general and administrative expenses

Selling, general and administrative expenses for 2008 were $1,318.5 million (19.3% of net sales), reflecting a decrease of $46.2 million, or 3.4%, compared to $1,364.7 million (18.0% of net sales) for 2007. The decrease in selling, general and administrative expenses is attributable to various cost savings initiatives implemented by the Company, offset by approximately $25 million of unfavorable foreign exchange rates.

Impairment of goodwill and intangibles

During 2008, the Company recorded a $1,543.4 million impairment charge to reduce the carrying amount of the Company’s goodwill and intangible assets to their estimated fair value based upon the results of two interim impairment tests. The Company performed interim impairment tests because of a prolonged decline in the Company’s market capitalization which the Company believes is primarily a result of the weakness in the U.S. residential housing market and the slowing European economy. In both the third and fourth quarters of 2008, the Company concluded that the weakness in the U.S. residential housing market is likely to persist based on its review of, among other things, sequential quarterly housing starts, recent turmoil surrounding the nation’s largest mortgage lenders, the potential negative impact on the availability of mortgage financing and housing start forecasts published by national home builder associations pushing recovery in the U.S. residential housing market beyond 2009. The total impairment included $276.8 million in the Mohawk segment, $531.9 million in the Dal-Tile segment and $734.7 million in the Unilin segment. If, in the future, the Company’s market capitalization and/or the estimated fair value of the Company’s reporting units were to decline further, it may be necessary to record further impairment charges.

Operating (loss) income

Operating loss for 2008 was $1,124.1 million reflecting a decrease of $1,874.2 million compared to operating income of $750.1 million (9.9% of net sales) in 2007. The decrease was primarily driven by the recognition of impairment of goodwill and other intangibles of $1,543.4 million, a decline in sales volumes of approximately $285 million and rising costs for raw materials and energy of approximately $116 million, net of cost savings initiatives, partially offset by a benefit of approximately $130 million due to the net effect of price increases and product mix.

Mohawk Segment — Operating loss was $216.2 million in 2008 reflecting a decrease of $471.1 million compared to operating income of $254.9 million (6.1% of segment net sales) in 2007. The decrease was primarily due to the impairment of goodwill and other intangibles of $276.8 million, a decline in sales volumes of approximately $142 million and rising costs for raw materials and energy of approximately $82 million, net of cost savings initiatives, partially offset by a benefit of approximately $82 million due to the net effect of price increases and product mix.

Dal-Tile Segment — Operating loss was $323.4 million in 2008 reflecting a decrease of $582.1 million, compared to operating income of $258.7 million (13.4% of segment net sales) in 2007. The decrease was primarily due to the impairment of goodwill of $531.9 million, rising costs for raw materials and energy of approximately $31 million, net of cost savings initiatives, and a decline in sales volumes of approximately $56 million, partially offset by a benefit of approximately $41 million due to the net effect of price increases and product mix.

Unilin Segment — Operating loss was $564.9 million in 2008, reflecting a decrease of $837.2 million compared to operating income of $272.3 million (18.3% of segment net sales) in 2007. The decrease was primarily due to the impairment of goodwill and other intangibles of $734.7 million, a decline in sales volumes of approximately $88 million and rising costs for raw materials and energy of approximately $19 million, net of cost savings initiatives, partially offset by a benefit of approximately $7 million due to the net effect of price increases and product mix.

Interest expense

Interest expense for 2008 was $127.1 million compared to $154.5 million in 2007. The decrease in interest expense for 2008 as compared to 2007 was attributable to lower average debt and lower average interest rates on outstanding revolving debt.

Income tax (benefit) expense

The 2008 provision for income tax was $180.1 million, as compared to an income tax benefit of $102.7 million for 2007. The effective tax rate for 2008 was (14.2)% as compared to an effective tax rate benefit of 16.8% for 2007. The change in the tax rate was primarily due to the impact on pre-tax earnings of the impairment charge on non-deductible goodwill, the 2008 asset restructurings, and the recognition of a valuation allowance of $253 million, which is described above, against certain deferred tax assets that the Company believes is no longer more likely than not to be realized. Without the impact of these three items, the Company would have reflected a 2008 provision for income tax of $70.5 million, as compared to a provision of $168.9 million for 2007.

Liquidity and Capital Resources

The Company’s primary capital requirements are for working capital, capital expenditures and acquisitions. The Company’s capital needs are met primarily through a combination of internally generated funds, bank credit lines, term and senior notes and credit terms from suppliers.

Cash flows provided by operations for 2009 were $672.2 million compared to cash flows provided by operations of $576.1 million in 2008. The increase in operating cash flows for 2009 as compared to 2008 is primarily attributable to lower working capital requirements due to lower sales demand.

Net cash used in investing activities for 2009 was $114.8 million compared to $226.1 million in 2008. The decrease is due to lower capital spending as a result of lower sales and tighter management of expenditures during 2009 as compared to 2008. Capital expenditures, including $161.3 million for acquisitions have totaled $651.1 million over the past three years. Capital spending during 2010, excluding acquisitions, is expected to range from $150 million to $160 million, and is intended to be used primarily to purchase equipment and to streamline manufacturing capacity.

Net cash used in financing activities for 2009 was $125.8 million compared to net cash used by financing activities of $348.9 million in 2008. The change in cash used in financing activities as compared to 2008 is primarily attributable to lower debt levels as the Company manages its working capital requirements to align with its current sales.

On September 2, 2009, the Company entered into a $600 million four-year, senior, secured revolving credit facility (the “ABL Facility”) in connection with the replacement of the Company’s then-existing senior, unsecured, revolving credit facility (the “Senior Unsecured Facility”). At the time of its termination, the Senior Unsecured Facility consisted of a $650 million revolving credit facility, which was to mature on October 28, 2010. The ABL Facility provides for a maximum of $600 million of revolving credit, subject to borrowing base availability, including limited amounts of credit in the form of letters of credit and swingline loans. The borrowing base is equal to specified percentages of eligible accounts receivable and inventories of the Company and other borrowers under the ABL Facility, which are subject to seasonal variations, less reserves established in good faith by the Administrative Agent under the ABL Facility. All obligations under the ABL Facility, and the guarantees of those obligations, are secured by a security interest in certain accounts receivable, inventories, certain deposit and securities accounts, tax refunds and other personal property (excluding intellectual property) directly relating to, or arising from, and proceeds of, any of the foregoing. In connection with the entry into the ABL Facility, the Company incurred approximately $23.7 million in debt issuance costs which will be amortized on a straight-line basis over the four-year term of the facility and recognized as interest expense in the condensed consolidated statement of operations.

At the Company’s election, revolving loans under the ABL Facility bear interest at annual rates equal to either (a) LIBOR for 1, 2, 3 or 6 month periods, as selected by the Company, plus an applicable margin ranging between 3.75% and 4.25%, or (b) the higher of the prime rate, the Federal Funds rate plus 0.5%, or a daily LIBOR rate, plus an applicable margin ranging between 2.25% and 2.75%. The Company also pays a commitment fee to the Lenders under the ABL Facility on the average amount by which the aggregate commitments of the Lenders’ exceed utilization of the ABL Facility equal to 1.00% per annum during any quarter that this excess is 50% or more, and 0.75% per annum during any quarter that this excess is less than 50%.

The ABL Facility includes certain affirmative and negative covenants that impose restrictions on Mohawk’s financial and business operations, including limitations on debt, liens, investments, fundamental changes, asset dispositions, dividends and other similar restricted payments, transactions with affiliates, payments and modifications of certain existing debt, future negative pledges, and changes in the nature of the Company’s business. Many of these limitations are subject to numerous exceptions. The Company is also required to maintain a fixed charge coverage ratio of 1.1 to 1.0 during any period that the unutilized amount available under the ABL Facility is less than 15% of the amount available under the ABL Facility.

The ABL Facility is scheduled to mature on September 2, 2013 but the maturity date will be accelerated to: (i) October 15, 2010 if the Company’s outstanding 5.75% senior notes due January 15, 2011 have not been repaid, refinanced, defeased or adequately reserved for by the Company, as reasonably determined by the Administrative Agent, prior to October 15, 2010, and (ii) January 15, 2012, if the Company’s outstanding 7.20% senior notes due April 15, 2012 have not been repaid, refinanced, defeased or adequately reserved for by the Company, as reasonably determined by the Administrative Agent, prior to January 15, 2012. The Company can make adequate reserves for such senior notes with unrestricted cash on hand and unutilized borrowing availability under the ABL Facility. The Company believes cash and cash equivalents and availability under the ABL Facility will be sufficient to satisfy the October 15, 2010 requirements of the ABL Facility, although there can be no assurances the Company will have adequate reserves as defined in the ABL Facility.

As of December 31, 2009, the amount considered used under the ABL Facility was $113.4 million leaving a total of approximately $462 million available under the ABL Facility. The amount used under the ABL Facility is composed of $53.5 million standby letters of credit guaranteeing the Company’s industrial revenue bonds and $59.9 million of standby letters of credit related to various insurance contracts and foreign vendor commitments.

During 2009, the Company terminated its Euro 130.0 million, five-year unsecured, revolving credit facility and its on-balance sheet trade accounts receivable securitization agreement, which allowed for borrowings up to $250.0 million based on available accounts receivable.

On January 17, 2006, the Company issued $500.0 million aggregate principal amount of 5.750% notes due 2011 and $900.0 million aggregate principal amount of 6.125% notes due 2016. Interest payable on each series of the notes is subject to adjustment if either Moody’s Investors Service, Inc. (“Moody’s”) or Standard & Poor’s Ratings Services (“Standard & Poor’s”), or both, downgrades the rating assigned to the notes. Each rating agency downgrade results in a 0.25% increase in the interest rate, subject to a maximum increase of 1% per rating agency. If later the rating of these notes improves, then the interest rates would be reduced accordingly. Each 0.25% increase in the interest rate of these notes would increase the Company’s interest expense by approximately $3.5 million per year. Currently, the interest rates have been increased by an aggregate amount of 0.75% as a result of downgrades by Moody’s and Standard & Poor’s during 2009. These downgrades increase the Company’s interest expense by approximately $10.5 million per year and could adversely affect the cost of and ability to obtain additional credit in the future. Additional downgrades in the Company’s credit ratings could further increase the cost of its existing credit and adversely affect the cost of and ability to obtain additional credit in the future.

In 2002, the Company issued $400.0 million aggregate principal amount of its senior 7.2% notes due 2012.

The Company may from time to time seek to retire its outstanding debt through cash purchases in the open market, privately negotiated transactions or otherwise. Such repurchases, if any, will depend on prevailing market conditions, the Company’s liquidity requirements, contractual restrictions and other factors. The amount involved may be material.

As of December 31, 2009, the Company had invested cash of $464.9 million in money market AAA rated cash investments of which $367.3 million was in North America and $97.6 million was in Europe. The Company believes that its cash and cash equivalents on hand, cash generated from operations and availability under its ABL Facility will be sufficient to repay, defease or refinance its 5.75% senior notes due January 2011 and meet its capital expenditures and working capital requirements over the next twelve months.

The Company’s Board of Directors has authorized the repurchase of up to 15 million shares of the Company’s outstanding common stock. Since the inception of the program in 1999, a total of approximately 11.5 million shares have been repurchased at an aggregate cost of approximately $334.7 million. All of these repurchases have been financed through the Company’s operations and banking arrangements. No shares were repurchased during 2009, 2008 and 2007.

On October 31, 2005, the Company entered into a Discounted Stock Purchase Agreement (the “DSPA”) with certain members of the Unilin management team (the “Unilin Management”). The Company terminated the DSPA during the year ended December 31, 2009. Under the terms of the DSPA, the Company was obligated to make cash payments to the Unilin Management in the event that certain performance goals were satisfied. In each of the years in the five-year period ended December 31, 2010, the remaining members of Unilin Management could earn amounts, in the aggregate, equal to the average value of 30,671 shares of the Company’s common stock over the 20 trading day period ending on December 31 of the prior year. Any failure in a given year to reach the performance goals could have been rectified, and consequently the amounts payable with respect to achieving such criteria could have been made, in any of the other years. The amount of the liability is measured each period and recognized as compensation expense in the consolidated statement of operations. No expense related to the DSPA was recognized by the Company in 2009.

The outstanding checks in excess of cash represent trade payables checks that have not yet cleared the bank. When the checks clear the bank, they are funded by the ABL Facility. This policy does not impact any liquid assets on the consolidated balance sheets.

Contractual obligations

The following is a summary of the Company’s future minimum payments under contractual obligations as of December 31, 2009 (in millions):

	Total	2010	2011	2012	2013	2014	Thereafter

Recorded Contractual Obligations:
Long-term debt, including current maturities and capital leases	$1,854.5	52.9	499.8	400.4	0.4	0.4	900.6
Unrecorded Contractual Obligations:
Interest payments on long-term debt and capital leases(1)	473.4	123.3	92.1	70.2	61.9	61.9	64.0
Operating leases	379.4	94.3	77.1	58.5	45.2	37.3	67.0
Purchase commitments(2)	684.1	186.5	180.4	105.8	105.7	105.7	—
Expected pension contributions(3)	0.9	0.9	—	—	—	—	—
Uncertain tax positions(4)	69.3	69.3	—	—	—	—	—
Guarantees	0.7	0.7	—	—	—	—	—

	1,607.8	475.0	349.6	234.5	212.8	204.9	131.0

Total	$3,462.3	527.9	849.4	634.9	213.2	205.3	1,031.6

(1)	For fixed rate debt, the Company calculated interest based on the applicable rates and payment dates. For variable rate debt, the Company estimated average outstanding balances for the respective periods and applied interest rates in effect as of December 31, 2009 to these balances.

(2)	Includes commitments for natural gas, electricity and raw material purchases.

(3)	Includes the estimated pension contributions for 2010 only, as the Company is unable to estimate the pension contributions beyond 2010. The Company’s projected benefit obligation as of December 31, 2009 was $25.5 million. These liabilities have not been presented in the table above due to uncertainty as to amounts and timing regarding future payments.

(4)	Excludes $48.5 million of non-current accrued income tax liabilities for uncertain tax positions. These liabilities have not been presented in the table above due to uncertainty as to amounts and timing regarding future payments.

Critical Accounting Policies

In preparing the consolidated financial statements in conformity with U.S. generally accepted accounting principles, the Company must make decisions which impact the reported amounts of assets, liabilities, revenues and expenses, and related disclosures. Such decisions include the selection of appropriate accounting principles to be applied and the assumptions on which to base accounting estimates. In reaching such decisions, the Company applies judgment based on its understanding and analysis of the relevant circumstances and historical experience. Actual amounts could differ from those estimated at the time the consolidated financial statements are prepared.

The Company’s significant accounting policies are described in Note 1 to the Consolidated Financial Statements included elsewhere in this report. Some of those significant accounting policies require the Company to make subjective or complex judgments or estimates. Critical accounting policies are defined as those that are both most important to the portrayal of a company’s financial condition and results and require management’s most difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods.

The Company believes the following accounting policies require it to use judgments and estimates in preparing its consolidated financial statements and represent critical accounting policies.

•	Accounts receivable and revenue recognition. Revenues are recognized when there is persuasive evidence of an arrangement, delivery has occurred, the price has been fixed or is determinable, and collectability can be reasonably assured. The Company provides allowances for expected cash discounts, returns, claims and doubtful accounts based upon historical bad debt and claims experience and periodic evaluation of specific customer accounts and the aging of accounts receivable. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

•	Inventories are stated at the lower of cost or market (net realizable value). Cost has been determined using the first-in first-out method (“FIFO”). Costs included in inventory include raw materials, direct and indirect labor and employee benefits, depreciation, general manufacturing overhead and various other costs of manufacturing. Market, with respect to all inventories, is replacement cost or net realizable value. Inventories on hand are compared against anticipated future usage, which is a function of historical usage, anticipated future selling price, expected sales below cost, excessive quantities and an evaluation for obsolescence. Actual results could differ from assumptions used to value obsolete inventory, excessive inventory or inventory expected to be sold below cost and additional reserves may be required.

•	Goodwill and other intangibles. Goodwill is tested annually for impairment during the fourth quarter or earlier upon the occurrence of certain events or substantive changes in circumstances. The Company considers the relationship between its market capitalization and its book value, among other factors, when reviewing for indicators of impairment. The goodwill impairment tests are based on determining the fair value of the specified reporting units based on management judgments and assumptions using the discounted cash flows and comparable company market valuation approaches. The Company has identified Mohawk, Dal-Tile, Unilin Flooring, Unilin Chipboard and Melamine, and Unilin Roofing as its reporting units for the purposes of allocating goodwill and intangibles as well as assessing impairments. The valuation approaches are subject to key judgments and assumptions that are sensitive to change such as judgments and assumptions about appropriate sales growth rates, operating margins, weighted average cost of capital (“WACC”), and comparable company market multiples. When developing these key judgments and assumptions, the Company considers economic, operational and market conditions that could impact the fair value of the reporting unit. However, estimates are inherently uncertain and represent only management’s reasonable expectations regarding future developments. These estimates and the judgments and assumptions upon which the estimates are based will, in all likelihood, differ in some respects from actual future results. Should a significant or prolonged deterioration in economic conditions occur, such as continued declines in spending for new construction, remodeling and replacement activities; the inability to pass increases in the costs of raw materials and fuel on to customers; or a decline in comparable company market multiples, then key judgments and assumptions could be impacted. Generally, a moderate decline in estimated operating income or a small increase in WACC or a decline in market capitalization could result in an additional indication of impairment.

The impairment test for intangible assets not subject to amortization involves a comparison of the estimated fair value of the intangible asset with its carrying value. If the carrying value of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. Significant judgments inherent in this analysis include assumptions about appropriate sales growth rates, royalty rates, WACC and the amount of expected future cash flows. These judgments and assumptions are subject to the variability discussed above.

The impairment evaluation for indefinite lived intangible assets, which for the Company are its trademarks, is conducted during the fourth quarter of each year, or more frequently if events or changes in circumstances indicate that an asset might be impaired. The determination of fair value used in the impairment evaluation is based on discounted estimates of future sales projections attributable to ownership of the trademarks. Significant judgments inherent in this analysis include assumptions about appropriate sales growth rates, royalty rates, WACC and the amount of expected future cash flows. The judgments and assumptions used in the estimate of fair value are generally consistent with past performance and are also consistent with the projections and assumptions that are used in current operating plans. Such assumptions are subject to change as a result of changing economic and competitive conditions. The determination of fair value is highly sensitive to differences between estimated and actual cash flows and changes in the related discount rate used to evaluate the fair value of the trademarks. Estimated cash flows are sensitive to changes in the economy among other things.

The Company reviews its long-lived asset groups, which include intangible assets subject to amortization, which for the Company are its patents and customer relationships, for impairment whenever events or changes in circumstances indicate that the carrying amount of such asset groups may not be recoverable. Recoverability of asset groups to be held and used is measured by a comparison of the carrying amount of long-lived assets to future undiscounted net cash flows expected to be generated by these asset groups. If such asset groups are considered to be impaired, the impairment recognized is the amount by which the carrying amount of the asset group exceeds the fair value of the asset group. Assets held for sale are reported at the lower of the carrying amount or fair value less estimated costs of disposal and are no longer depreciated.

The Company conducted its annual assessment of goodwill and indefinite lived intangibles in the fourth quarter and no impairment was indicated. The Company did record impairment of goodwill and other intangibles of $1,543.4 million in 2008.

•	The Company’s effective tax rate is based on its income, statutory tax rates and tax planning opportunities available in the jurisdictions in which it operates. Tax laws are complex and subject to different interpretations by the taxpayer and respective governmental taxing authorities. Significant judgment is required in determining the Company’s tax expense and in evaluating the Company’s tax positions. Deferred tax assets represent amounts available to reduce income taxes payable on taxable income in a future period. The Company evaluates the recoverability of these future tax benefits by assessing the adequacy of future expected taxable income from all sources, including reversal of taxable temporary differences, forecasted operating earnings and available tax planning strategies. These sources of income inherently rely on estimates, including business forecasts and other projections of financial results over an extended period of time. In the event that the Company is not able to realize all or a portion of its deferred tax assets in the future, a valuation allowance is provided. The Company would recognize such amounts through a charge to income in the period in which that determination is made or when tax law changes are enacted. The Company recorded valuation allowances of $365.9 million in 2009, $343.6 million in 2008 and $75.0 million in 2007.

In the ordinary course of business there is inherent uncertainty in quantifying the Company’s income tax positions. The Company assesses its income tax positions and records tax benefits for all years subject to examination based upon the Company’s evaluation of the facts, circumstances and information available as of the reporting date. For those tax positions where it is more likely than not that a tax benefit will be sustained, the Company has recorded the largest amount of tax benefit with a greater than 50% likelihood of being realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information, as required by the provisions of the Financial Accounting Standards Board (“FASB”) FASB Accounting Standards Codification Topic 740 (“ASC 740-10”), a replacement of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109”. For those income tax positions where it is not more likely than not that a tax benefit will be sustained, no tax benefit has been recognized in the consolidated financial statements. As of December 31, 2009, the Company has $105.6 million accrued for uncertain tax positions.

•	Environmental and legal accruals are estimates based on judgments made by the Company relating to ongoing environmental and legal proceedings, as disclosed in the Company’s consolidated financial statements. In determining whether a liability is probable and reasonably estimable, the Company consults with its internal experts. The Company believes that the amounts recorded in the accompanying financial statements are based on the best estimates and judgments available to it.

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued ASC 820-10, formerly Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements”. ASC 820-10 defines fair value, establishes a framework for measuring fair value and requires enhanced disclosures about fair value measurements. ASC 820-10 requires companies to disclose the fair value of financial instruments according to a fair value hierarchy. Additionally, companies are required to provide certain disclosures regarding instruments within the hierarchy, including a reconciliation of the beginning and ending balances for each major category of assets and liabilities. ASC 820-10 is effective for the Company’s fiscal year beginning January 1, 2008 for financial assets and liabilities and January 1, 2009 for non-financial assets and liabilities. The Company’s adoption of ASC 820-10 for financial assets and liabilities on January 1, 2008 and non-financial assets and liabilities on January 1, 2009 did not have a material impact on the Company’s consolidated financial statements.

In December 2007, the FASB issued ASC 805-10, formerly SFAS No. 141 (revised 2007), “Business Combinations”. ASC 805-10 establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. ASC 805-10 also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. ASC 805-10 is to be applied prospectively to business combinations for which the acquisition date is on or after January 1, 2009. The adoption of ASC 805-10 on January 1, 2009 did not have a material impact on the Company’s consolidated financial statements, although the adoption of ASC 805-10 will impact the recognition and measurement of future business combinations and certain income tax benefits recognized from prior business combinations.

In December 2007, the FASB issued ASC 810-10, formerly SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of Accounting Research Bulletin No. 51”. ASC 810-10 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest, and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. ASC 810-10 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. ASC 810-10 is effective for fiscal years beginning after December 15, 2008. The adoption of ASC 810-10 on January 1, 2009 did not have a material impact on the Company’s consolidated financial statements. Upon adoption, the Company reclassified $31.1 million on the condensed consolidated balance sheets from other long-term liabilities to noncontrolling interest within equity and reclassified the related net earnings to net earnings attributable to the noncontrolling interest on the consolidated statements of operations.

In March 2008, the FASB issued ASC 815-10, formerly SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities”. ASC 815-10 is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. The provisions of ASC 815-10 are effective for the first quarter of 2009. The adoption of ASC 815-10 on January 1, 2009 did not have a material impact on the Company’s consolidated financial statements.

In April 2009, the FASB issued ASC 825-10, formerly the FASB Staff Position on FAS 107-1 and APB 28-1, “Interim Disclosures About Fair Value of Financial Instruments”. ASC 825-10 requires disclosures about fair value of financial instruments in interim reporting periods of publicly-traded companies that were previously only required to be disclosed in annual financial statements. The provisions of ASC 825-10 are effective for the second quarter of 2009. The adoption of this standard on June 27, 2009 did not have a material impact on the Company’s consolidated financial statements.

In May 2009, the FASB issued ASC 855-10-05, formerly SFAS No. 165, “Subsequent Events”. ASC 855-10-05 establishes general standards for accounting for and disclosure of events that occur after the balance sheet date but before financial statements are available to be issued (“subsequent events”). More specifically, ASC 855-10-05 sets forth the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition in the financial statements, identifies the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements and the disclosures that should be made about events or transactions that occur after the balance sheet date. ASC 855-10-05 provides largely the same guidance on subsequent events which previously existed only in the auditing literature. ASC 855-10-05 is effective for interim or annual financial periods ending after June 15, 2009, and is to be applied prospectively. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

In June 2009, the FASB issued ASC 860, formerly SFAS No. 166, “Accounting for Transfers of Financial Assets — an amendment of FASB Statement No. 140”. ASC 860 seeks to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial statements about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement, if any, in transferred financial assets. Specifically, ASC 860 eliminates the concept of a qualifying special-purpose entity, creates more stringent conditions for reporting a transfer of a portion of a financial asset as a sale, clarifies other sale-accounting criteria, and changes the initial measurement of a transferor’s interest in transferred financial assets. ASC 860 is effective for annual and quarterly reporting periods that begin after November 15, 2009. The adoption of this standard on January 1, 2010 is not expected to have a material impact on the Company’s consolidated financial statements.

In June 2009, the FASB issued ASC 810, formerly SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)”. ASC 810 amends FASB Interpretation No. 46(R), “Variable Interest Entities” for determining whether an entity is a variable interest entity (“VIE”) and requires an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a VIE. Under ASC 810, an enterprise has a controlling financial interest when it has a) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and b) the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE. ASC 810 also requires an enterprise to assess whether it has an implicit financial responsibility to ensure that a VIE operates as designed when determining whether it has power to direct the activities of the VIE that most significantly impact the entity’s economic performance. ASC 810 also requires ongoing assessments of whether an enterprise is the primary beneficiary of a VIE, requires enhanced disclosures and eliminates the scope exclusion for qualifying special-purpose entities. ASC 810 is effective for annual and quarterly reporting periods that begin after November 15, 2009. The adoption of this standard on January 1, 2010 is not expected to have a material impact on the Company’s consolidated financial statements.

In June 2009, the FASB issued ASC 105-10, formerly SFAS No. 168, “The FASB Accounting Standards Codification and Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162”. ASC 105-10 establishes the FASB Standards Accounting Codification (“Codification”) as the source of authoritative U.S. generally accepted accounting principles (“GAAP”) recognized by the FASB to be applied to nongovernmental entities and rules and interpretive releases of the SEC as authoritative GAAP for SEC registrants. The Codification superseded all the existing non-SEC accounting and reporting standards upon its effective date. ASC 105-10 also replaced FASB Statement No. 162, “The Hierarchy of Generally Accepted Accounting Principles” given that once in effect, the Codification carries the same level of authority. ASC 105-10 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

Impact of Inflation

Inflation affects the Company’s manufacturing costs, distribution costs and operating expenses. The carpet, tile and laminate industry experienced significant inflation in the prices of raw materials and fuel-related costs beginning in the first quarter of 2004, and the prices increased dramatically during the latter part of 2008, peaking in the second half of 2008. The Company expects raw material prices to continue to fluctuate based upon worldwide demand of commodities utilized in the Company’s production processes. In the past, the Company has generally been able to pass along these price increases to its customers and has been able to enhance productivity to help offset increases in costs resulting from inflation in its operations.

Seasonality

The Company is a calendar year-end company. With respect to its Mohawk and Dal-Tile segments, its results of operations for the first quarter tend to be the weakest. The second, third and fourth quarters typically produce higher net sales and operating income in these segments. These results are primarily due to consumer residential spending patterns for floor covering, which historically have decreased during the first two months of each year following the holiday season. The Unilin segment second and fourth quarters typically produce higher net sales and earnings followed by a moderate first quarter and a weaker third quarter. The third quarter is traditionally the weakest due to the European holiday in late summer.

Certain Factors affecting the Company’s Performance

In addition to the other information provided in this Annual Report on Form 10-K, the following risk factors should be considered when evaluating an investment in shares of Common Stock.

If any of the events described in these risks were to occur, it could have a material adverse effect on the Company’s business, financial condition and results of operations.

The floor covering industry is sensitive to changes in general economic conditions, such as consumer confidence and income, corporate and government spending, interest rate levels, availability of credit and demand for housing. The current downturn in the U.S. and global economies, along with the residential and commercial markets in such economies, has negatively impacted the floor covering industry and the Company’s business. These difficult economic conditions may continue or deteriorate in the foreseeable future. Further, significant or prolonged declines in such economies or in spending for replacement floor covering products or new construction activity could have a material adverse effect on the Company’s business.

The floor covering industry in which the Company participates is highly dependent on general economic conditions, such as consumer confidence and income, corporate and government spending, interest rate levels, availability of credit and demand for housing. The Company derives a majority of the Company’s sales from the replacement segment of the market. Therefore, economic changes that result in a significant or prolonged decline in spending for remodeling and replacement activities could have a material adverse effect on the Company’s business and results of operations.

The floor covering industry is highly dependent on residential and commercial construction activity, including new construction, which is cyclical in nature and currently in a downturn. The current downturn in the U.S. and global economies, along with the housing markets in such economies, has negatively impacted the floor covering industry and the Company’s business. Although the impact of a decline in new construction activity is typically accompanied by an increase in remodeling and replacement activity, these activities have also lagged during the current downturn. The difficult economic conditions may continue or deteriorate in the foreseeable future. A significant or prolonged decline in residential or commercial construction activity could have a material adverse effect on the Company’s business and results of operations.

Uncertainty in the credit market or downturns in the global economy and the Company’s business could affect the Company’s overall availability and cost of credit.

Uncertainty in the credit markets could affect the overall availability and cost of credit. The impact of the current situation on our ability to obtain financing, including any financing necessary to refinance our existing senior unsecured notes, in the future, and the cost and terms of it, is uncertain. These and other economic factors could have a material adverse effect on demand for our products and on our financial condition and operating results. Further, these generally negative economic and business conditions may factor into our periodic credit ratings assessment by either or both Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services. The rating agency’s evaluation is based on a number of factors, which include scale and diversification, brand strength, profitability, leverage, liquidity and interest coverage. During 2009, our senior unsecured notes were downgraded by the rating agencies, which will increase the Company’s interest expense by approximately $10.5 million per year and could adversely affect the cost of and ability to obtain additional credit in the future. Additional downgrades in the Company’s credit ratings could further increase the cost of its existing credit and adversely affect the cost of and ability to obtain additional credit in the future, and the Company can provide no assurances that additional downgrades will not occur. Additionally, our credit facilities require us to meet certain affirmative and negative covenants that impose restrictions on our financial and business operations, including limitations relating to debt, investments, asset dispositions and changes in the nature of our business. We are also required to maintain a fixed charge coverage ratio of 1.1 to 1.0 during any period that the unutilized amount available under the ABL Facility is less than 15% of the amount available under the ABL Facility. Failure to comply with these covenants could materially and adversely affect our ability to finance our operations or capital needs and to engage in other activities that may be in our best interest.

The Company faces intense competition in the flooring industry, which could decrease demand for the Company’s products or force it to lower prices, which could have a material adverse effect on the Company’s profitability.

The floor covering industry is highly competitive. The Company faces competition from a number of manufacturers and independent distributors. Some of the Company’s competitors are larger and have greater resources and access to capital than the Company does. Maintaining the Company’s competitive position may require substantial investments in the Company’s product development efforts, manufacturing facilities, distribution network and sales and marketing activities. Competitive pressures may also result in decreased demand for the Company’s products or force the Company to lower prices. Any of these factors or others may impact demand which could have a material adverse effect on the Company’s business.

The Company may be unable to obtain raw materials on a timely basis, which could have a material adverse effect on the Company’s business.

The principal raw materials used in the Company’s manufacturing operations include nylon and polyester and polypropylene and triexta resins and fibers, which are used primarily in the Company’s carpet and rugs business; talc, clay, nepheline syenite and various glazes, including frit (ground glass), zircon and stains, which are used exclusively in the Company’s ceramic tile business; wood, paper, and resins which are used primarily in the Company’s laminate flooring business; and other materials. For certain of such raw materials, the Company is dependent on one or a small number of suppliers. An adverse change in the Company’s relationship with such a supplier, the financial condition of such a supplier or such supplier’s ability to manufacture or deliver such raw materials to the Company could lead to an interruption of supply. An extended interruption in the supply of these or other raw materials used in the Company’s business or in the supply of suitable substitute materials would disrupt the Company’s operations, which could have a material adverse effect on the Company’s business.

In periods of rising costs, the Company may be unable to pass raw materials and fuel-related cost increases on to its customers, which could have a material adverse effect on the Company’s profitability.

The prices of raw materials and fuel-related costs vary with market conditions. Although the Company generally attempts to pass on increases in raw material and fuel-related costs to its customers, the Company’s ability to do so is dependent upon the rate and magnitude of any increase, competitive pressures and market conditions for the Company’s products. There have been in the past, and may be in the future, periods of time during which increases in these costs cannot be recovered. During such periods of time, the Company’s profitability may be materially adversely affected.

Fluctuations in currency exchange rates may impact the Company’s financial condition and results of operations and may affect the comparability of results between the Company’s financial periods.

The results of the Company’s foreign subsidiaries reported in the local currency are translated into U.S. dollars for balance sheet accounts using exchange rates in effect as of the balance sheet date and for the statement of operations accounts using, principally, the Company’s average rates during the period. The exchange rates between some of these currencies and the U.S. dollar in recent years have fluctuated significantly and may continue to do so in the future. The Company may not be able to manage effectively the Company’s currency translation risks and volatility in currency exchange rates may have a material adverse effect on the Company’s consolidated financial statements and affect comparability of the Company’s results between financial periods.

The Company may experience certain risks associated with acquisitions.

The Company has typically grown its business through acquisitions. Growth through acquisitions involves risks, many of which may continue to affect the Company after the acquisition. The Company cannot give assurance that an acquired company will achieve the levels of revenue, profitability and production that the Company expects. The combination of an acquired company’s business with the Company’s existing businesses involves risks. The Company cannot be assured that reported earnings will meet expectations because of goodwill and intangible asset impairment, increased interest costs and issuance of additional securities or incurrence of debt. The Company may also face challenges in consolidating functions, integrating the Company’s organizations, procedures, operations and product lines in a timely and efficient manner and retaining key personnel. These challenges may result in:

•	maintaining executive offices in different locations;

•	manufacturing and selling different types of products through different distribution channels;

•	conducting business from various locations;

•	maintaining different operating systems and software on different computer hardware; and

•	providing different employment and compensation arrangements for employees.

The diversion of management attention and any difficulties encountered in the transition and integration process could have a material adverse effect on the Company’s revenues, level of expenses and operating results.

Failure to successfully manage and integrate an acquisition with the Company’s existing operations could lead to the potential loss of customers of the acquired business, the potential loss of employees who may be vital to the new operations, the potential loss of business opportunities or other adverse consequences that could affect the Company’s financial condition and results of operations. Even if integration occurs successfully, failure of the acquisition to achieve levels of anticipated sales growth, profitability or productivity or otherwise perform as expected, may adversely impact the Company’s financial condition and results of operations.

A failure to identify suitable acquisition candidates and to complete acquisitions could have a material adverse effect on the Company’s business.

As part of the Company’s business strategy, the Company intends to continue to pursue acquisitions of complementary businesses. Although the Company regularly evaluates acquisition opportunities, the Company may not be able successfully to identify suitable acquisition candidates; to obtain sufficient financing on acceptable terms to fund acquisitions; to complete acquisitions and integrate acquired businesses with the Company’s existing businesses; or to manage profitably acquired businesses.

The Company has been, and in the future may be, subject to claims and liabilities under environmental, health and safety laws and regulations, which could be significant.

The Company’s operations are subject to various environmental, health and safety laws and regulations, including those governing air emissions, wastewater discharges, and the use, storage, treatment and disposal of materials and finished product. The applicable requirements under these laws are subject to amendment, to the imposition of new or additional requirements and to changing interpretations of agencies or courts. The Company could incur material expenditures to comply with new or existing regulations, including fines and penalties.

The nature of the Company’s operations, including the potential discovery of presently unknown environmental conditions, exposes it to the risk of claims under environmental, health and safety laws and regulations. The Company could incur material costs or liabilities in connection with such claims.

We may be exposed to litigation, claims and other legal proceedings in the ordinary course of business relating to our products, which could affect our results of operations and financial condition.

In the ordinary course of our business, we are subject to a variety of product-related claims, lawsuits and legal proceedings, including those relating to product liability, product warranty, product recall, personal injury, and other matters that are inherently subject to many uncertainties regarding the possibility of a loss to us. Such matters could have a material adverse effect on our business, results of operations and financial condition if we are unable to successfully defend against or resolve these matters or if our insurance coverage is insufficient to satisfy any judgments against us or settlements relating to these matters. Although we have product liability insurance, our policies may not provide coverage for certain claims against us or may not be sufficient to cover all possible liabilities. Moreover, adverse publicity arising from claims made against us, even if the claims were not successful, could adversely affect our reputation or the reputation and sales of our products.

Regulatory decisions could cause the prices of fuel and energy to fluctuate, and any price increases that result may reduce results of operations.

The Company’s manufacturing operations and shipping needs require high inputs of energy, including the use of substantial amounts of electricity, natural gas, and petroleum based products, which are subject to price fluctuations due to changes in supply and demand and are also affected by local, national and international regulatory decisions. Significant increases in the cost of these commodities, either as a result of changes in market prices due to regulatory decisions or as a result of additional costs in order to comply with regulatory decisions, may have adverse effects on the Company’s results of operations and cash flows if the Company is unable to pass such increases to its customers in a timely manner.

Changes in laws or in the business, political and regulatory environments in which the Company operates could have a material adverse effect on the Company’s business.

The Company’s manufacturing facilities in Mexico and Europe represent a significant portion of the Company’s capacity for ceramic tile and laminate flooring, respectively, and the Company’s European operations represent a significant source of the Company’s revenues and profits. Accordingly, an event that has a material adverse impact on either of these operations or that changes the current tax treatment of the results thereof could have a material adverse effect on the Company. The business, regulatory and political environments in Mexico and Europe differ from those in the U.S., and the Company’s Mexican and European operations are exposed to legal, currency, tax, political, and economic risks specific to the countries in which they occur, particularly with respect to labor regulations, which tend to be more stringent in Europe and, to a lesser extent, Mexico. The Company cannot assure investors that the Company will succeed in developing and implementing policies and strategies to counter the foregoing factors effectively in each location where the Company does business and therefore that the foregoing factors will not have a material adverse effect on the Company’s operations or upon the Company’s financial condition and results of operations.

If the Company is unable to protect the Company’s intellectual property rights, particularly with respect to the Company’s patented laminate flooring technology and the Company’s registered trademarks, the Company’s business and prospects could be harmed.

The future success and competitive position of certain of the Company’s businesses, particularly the Company’s laminate flooring business, depend in part upon the Company’s ability to obtain and maintain proprietary technology used in the Company’s principal product families. The Company relies, in part, on the patent, trade secret and trademark laws of the U.S. and countries in Europe, as well as confidentiality agreements with some of the Company’s employees, to protect that technology.

The Company has obtained a number of patents relating to the Company’s products and associated methods and has filed applications for additional patents, including the UNICLIC® family of patents, which protects Unilin’s interlocking laminate flooring panel technology. The Company cannot assure investors that any patents owned by or issued to it will provide the Company with competitive advantages, that third parties will not challenge these patents, or that the Company’s pending patent applications will be approved. In addition, patent filings by third parties, whether made before or after the date of the Company’s filings, could render the Company’s intellectual property less valuable.

Furthermore, despite the Company’s efforts, the Company may be unable to prevent competitors and/or third parties from using the Company’s technology without the Company’s authorization, independently developing technology that is similar to that of the Company or designing around the Company’s patents. The use of the Company’s technology or similar technology by others could reduce or eliminate any competitive advantage the Company has developed, cause the Company to lose sales or otherwise harm the Company’s business. In addition, if the Company does not obtain sufficient protection for the Company’s intellectual property, the Company’s competitiveness in the markets it serves could be significantly impaired, which would limit the Company’s growth and future revenue.

The Company has obtained and applied for numerous U.S. and Foreign Service marks and trademark registrations and will continue to evaluate the registration of additional service marks and trademarks, as appropriate. The Company cannot guarantee that any of the Company’s pending or future applications will be approved by the applicable governmental authorities. Moreover, even if such applications are approved, third parties may seek to oppose or otherwise challenge the registrations. A failure to obtain trademark registrations in the U.S. and in other countries could limit the Company’s ability to protect the Company’s trademarks and impede the Company’s marketing efforts in those jurisdictions.

The Company generally requires third parties with access to the Company’s trade secrets to agree to keep such information confidential. While such measures are intended to protect the Company’s trade secrets, there can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any breach or that the Company’s confidential and proprietary information and technology will not be independently developed by or become otherwise known to third parties. In any of these circumstances, the Company’s competitiveness could be significantly impaired, which would limit the Company’s growth and future revenue.

Companies may claim that the Company infringed their intellectual property or proprietary rights, which could cause it to incur significant expenses or prevent it from selling the Company’s products.

In the past, companies have claimed that certain technologies incorporated in the Company’s products infringe their patent rights. There can be no assurance that the Company will not receive notices in the future from parties asserting that the Company’s products infringe, or may infringe, those parties’ intellectual property rights. The Company cannot be certain that the Company’s products do not and will not infringe issued patents or other intellectual property rights of others. Historically, patent applications in the U.S. and some foreign countries have not been publicly disclosed until the patent is issued (or, in some recent cases, until 18 months following submission), and the Company may not be aware of currently filed patent applications that relate to the Company’s products or processes. If patents are later issued on these applications, the Company may be liable for infringement.

Furthermore, the Company may initiate claims or litigation against parties for infringement of the Company’s proprietary rights or to establish the invalidity, noninfringement, or unenforceability of the proprietary rights of others. Likewise, the Company may have similar claims brought against it by competitors. Litigation, either as plaintiff or defendant, could result in significant expense to the Company and divert the efforts of the Company’s technical and management personnel from operations, whether or not such litigation is resolved in the Company’s favor. In the event of an adverse ruling in any such litigation, the Company might be required to pay substantial damages (including punitive damages and attorney’s fees), discontinue the use and sale of infringing products, expend significant resources to develop non-infringing technology or obtain licenses to infringing technology. There can be no assurance that licenses to disputed technology or intellectual property rights would be available on reasonable commercial terms, if at all. In the event of a successful claim against the Company along with failure to develop or license a substitute technology, the Company’s business, financial condition and results of operations would be materially and adversely affected.

The Company is subject to changing regulation of corporate governance and public disclosure that have increased both costs and the risk of noncompliance.

The Company’s stock is publicly traded. As a result, the Company is subject to the rules and regulations of federal and state agencies and financial market exchange entities charged with the protection of investors and the oversight of companies whose securities are publicly traded. These entities, including the Public Company Accounting Oversight Board, the SEC and NYSE, frequently issue new requirements and regulations, such as the Sarbanes-Oxley Act of 2002. The Company’s efforts to comply with the regulations and interpretations have resulted in, and are likely to continue to result in, increased general and administrative costs and diversion of management’s time and attention from revenue generating activities to compliance activities.

Declines in the Company’s business conditions may result in an impairment of the Company’s tangible and intangible assets which could result in a material non-cash charge.

A decrease in the Company’s market capitalization, including a short-term decline in stock price, or a negative long-term performance outlook, could result in an impairment of its tangible and intangible assets which results when the carrying value of the Company’s assets exceed their fair value. In 2008, the Company’s goodwill and other intangible assets suffered an impairment and additional impairment charges could occur in future periods.

Forward-Looking Information

Certain of the statements in this Annual Report on Form 10-K, particularly those anticipating future performance, business prospects, growth and operating strategies, proposed acquisitions, and similar matters, and those that include the words “believes,” “anticipates,” “forecast,” “estimates” or similar expressions constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions, which involve risks and uncertainties. The following important factors could cause future results to differ: changes in industry conditions; competition; raw material prices; energy costs; timing and level of capital expenditures; integration of acquisitions; legislative enactments and regulatory decisions; introduction of new products; rationalization of operations; litigation; and other risks identified in Mohawk’s SEC reports and public announcements.

Quantitative and Qualitative Disclosures about Market Risk

Financial exposures are managed as an integral part of the Company’s risk management program, which seeks to reduce the potentially adverse effect that the volatility of exchange rates and natural gas markets may have on its operating results. The Company does not regularly engage in speculative transactions, nor does it regularly hold or issue financial instruments for trading purposes.

Natural Gas Risk Management

The Company uses a combination of natural gas futures contracts and long-term supply agreements to manage unanticipated changes in natural gas prices. The contracts are based on forecasted usage of natural gas measured in Million British Thermal Units (“MMBTU”).

The Company has designated the natural gas futures contracts as cash flow hedges. The outstanding contracts are valued at market with the offset applied to other comprehensive income, net of applicable income taxes and any hedge ineffectiveness.

Any gain or loss is reclassified from other comprehensive income and recognized in cost of sales in the same period or periods during which the hedged transaction affects earnings. As of December 31, 2009, the Company had no outstanding natural gas contracts. As of December 31, 2008, the Company had natural gas contracts that mature from January 2009 to December 2009 with an aggregate notional amount of approximately 2,650 thousand MMBTU’s. The fair value of these contracts was a liability of $5.9 million as of December 31, 2008. The offset to these liabilities is recorded in other comprehensive income, net of applicable income taxes. The ineffective portion of the derivative is recognized in the cost of sales within the consolidated statements of operations and was not significant for the periods reported.

The Company’s natural gas long-term supply agreements are accounted for under the normal purchase provision within ASC 815, formerly SFAS No. 133 and its amendments. As of December 31, 2009, the Company had no outstanding normal purchase commitments for natural gas. As of December 31, 2008, the Company had normal purchase commitments of approximately 2,026 thousand MMBTU’s for periods maturing from January 2009 through December 2009. The contracted value of these commitments was approximately $17.2 million as of December 31, 2008.

Foreign Currency Rate Management

The Company enters into foreign exchange forward contracts to hedge foreign denominated costs associated with its operations in Mexico. The objective of these transactions is to reduce volatility of exchange rates where these operations are located by fixing a portion of their costs in U.S. currency. Accordingly, these contracts have been designated as cash flow hedges. Gains and losses are reclassified from other comprehensive income and recognized in cost of sales in the same period or periods during which the hedged transaction affects earnings. The Company had no outstanding forward contracts to purchase Mexican pesos as of December 31, 2009. The Company had forward contracts to purchase approximately 269.1 million Mexican pesos as of December 31, 2008. The aggregate U.S. dollar value of these contracts as of December 31, 2008 was approximately $23.9 million and the fair value of these contracts was a liability of approximately $5.2 million.

Management’s Report on Internal Control over Financial Reporting

The Company’s management is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rule 13a-15(f) under the Securities Exchange Act of 1934, as amended). The Company’s management assessed the effectiveness of its internal control over financial reporting as of December 31, 2009. In making this assessment, the Company’s management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) in Internal Control-Integrated Framework. The Company’s management has concluded that, as of December 31, 2009, its internal control over financial reporting is effective based on these criteria. The Company’s independent registered public accounting firm, KPMG LLP, has issued an attestation report on the Company’s internal control over financial reporting, which is included herein.

Jeffrey S. Lorberbaum
Chairman and Chief Executive Officer

Frank H. Boykin
Chief Financial Officer and Vice President — Finance

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Mohawk Industries, Inc.:

We have audited the accompanying consolidated balance sheets of Mohawk Industries, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2009. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mohawk Industries, Inc. and subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 13 to the consolidated financial statements, the Company adopted Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109, included in ASC subtopic 740-10, Income Taxes-Overall, effective January 1, 2007.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Mohawk Industries, Inc.’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 26, 2010 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

Atlanta, Georgia
February 26, 2010

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Mohawk Industries, Inc.:

We have audited Mohawk Industries, Inc.’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Mohawk Industries, Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying “Management’s Report on Internal Control over Financial Reporting”. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Mohawk Industries, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Mohawk Industries, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2009, and our report dated February 26, 2010 expressed an unqualified opinion on those consolidated financial statements.

Atlanta, Georgia
February 26, 2010

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets
December 31, 2009 and 2008

	2009	2008
	(In thousands, except per share data)

ASSETS
Current assets:
Cash and cash equivalents	$531,458	93,519
Receivables, net	673,931	696,284
Inventories	892,981	1,168,272
Prepaid expenses	108,947	125,603
Deferred income taxes	130,990	149,203
Other current assets	20,693	13,368

Total current assets	2,359,000	2,246,249
Property, plant and equipment, net	1,791,412	1,925,742
Goodwill	1,411,128	1,399,434
Tradenames	477,607	472,399
Other intangible assets, net	307,735	375,451
Deferred income taxes and other non-current assets	44,564	26,900

	$6,391,446	6,446,175

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$52,907	94,785
Accounts payable and accrued expenses	831,115	782,131

Total current liabilities	884,022	876,916
Deferred income taxes	370,903	419,985
Long-term debt, less current portion	1,801,572	1,860,001
Other long-term liabilities	100,667	104,340

Total liabilities	3,157,164	3,261,242

Commitments and contingencies (Note 14)
Equity:
Preferred stock, $.01 par value; 60 shares authorized; no shares issued	—	—
Common stock, $.01 par value; 150,000 shares authorized; 79,518 and 79,461 shares issued in 2009 and 2008, respectively	795	795
Additional paid-in capital	1,227,856	1,217,903
Retained earnings	1,998,616	2,004,115
Accumulated other comprehensive income, net	296,917	254,535

	3,524,184	3,477,348
Less treasury stock at cost; 11,034 and 11,040 shares in 2009 and 2008, respectively	323,361	323,545

Total Mohawk Industries, Inc. stockholders’ equity	3,200,823	3,153,803
Noncontrolling interest	33,459	31,130

Total equity	3,234,282	3,184,933

	$6,391,446	6,446,175

See accompanying notes to consolidated financial statements.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statements of Operations
Years Ended December 31, 2009, 2008 and 2007

	2009	2008	2007
	(In thousands, except per share data)

Net sales	$5,344,024	6,826,348	7,586,018
Cost of sales	4,111,794	5,088,584	5,471,234

Gross profit	1,232,230	1,737,764	2,114,784
Selling, general and administrative expenses	1,188,500	1,318,501	1,364,678
Impairment of goodwill and other intangibles	—	1,543,397	—

Operating income (loss)	43,730	(1,124,134)	750,106

Other expense (income):
Interest expense	127,031	127,050	154,469
Other expense	16,935	31,139	15,398
Other income	(22,523)	(9,851)	(22,323)
U.S. customs refund	—	—	(9,154)

	121,443	148,338	138,390

Earnings (loss) before income taxes	(77,713)	(1,272,472)	611,716
Income taxes (benefit) expense	(76,694)	180,062	(102,697)

Net (loss) earnings	(1,019)	(1,452,534)	714,413
Less: Net earnings attributable to the noncontrolling interest	4,480	5,694	7,599

Net (loss) earnings attributable to Mohawk Industries, Inc	$(5,499)	(1,458,228)	706,814

Basic (loss) earnings per share attributable to Mohawk Industries, Inc.	$(0.08)	(21.32)	10.37

Weighted-average common shares outstanding — basic	68,452	68,401	68,172

Diluted (loss) earnings per share attributable to Mohawk Industries, Inc.	$(0.08)	(21.32)	10.32

Weighted-average common shares outstanding — diluted	68,452	68,401	68,492

See accompanying notes to consolidated financial statements.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statements of Equity and Comprehensive Income
Years Ended December 31, 2009, 2008 and 2007

					Accumulated
			Additional		Other
	Common Stock		Paid-in	Retained	Comprehensive	Treasury Stock		Noncontrolling	Total
	Shares	Amount	Capital	Earnings	Income (Loss)	Shares	Amount	Interest	Equity
	(In thousands)

Balances at December 31, 2006	78,816	$788	$1,152,420	$2,755,529	$130,372	(11,051)	$(323,846)	$29,207	$3,744,470
Shares issued under employee and director stock plans	588	6	31,115	—	—	5	128	—	31,249
Stock-based compensation expense	—	—	13,594	—	—	—	—	—	13,594
Tax benefit from stock-based compensation	—	—	6,828	—	—	—	—	—	6,828
Distribution to noncontrolling interest	—	—	—	—	—	—	—	(5,318)	(5,318)
Comprehensive income:
Currency translation adjustment	—	—	—	—	230,941	—	—	—	230,941
Unrealized gain on hedge instruments net of taxes	—	—	—	—	1,453	—	—	—	1,453
Pension prior service cost and actuarial gain or loss	—	—	—	—	1,215	—	—	—	1,215
Net earnings	—	—	—	706,814	—	—	—	7,599	714,413

Total comprehensive income									948,022

Balances at December 31, 2007	79,404	794	1,203,957	3,462,343	363,981	(11,046)	(323,718)	31,488	4,738,845
Shares issued under employee and director stock plans	57	1	1,621	—	—	6	173	—	1,795
Stock-based compensation expense	—	—	11,991	—	—	—	—	—	11,991
Tax benefit from stock-based compensation	—	—	334	—	—	—	—	—	334
Distribution to noncontrolling interest	—	—	—	—	—	—	—	(6,052)	(6,052)
Comprehensive loss:
Currency translation adjustment	—	—	—	—	(101,935)	—	—	—	(101,935)
Unrealized loss on hedge instruments net of taxes	—	—	—	—	(7,127)	—	—	—	(7,127)
Pension prior service cost and actuarial gain or loss	—	—	—	—	(384)	—	—	—	(384)
Net loss	—	—	—	(1,458,228)	—	—	—	5,694	(1,452,534)

Total comprehensive loss									(1,561,980)

Balances at December 31, 2008	79,461	795	1,217,903	2,004,115	254,535	(11,040)	(323,545)	31,130	3,184,933
Shares issued under employee and director stock plans	57	—	642	—	—	6	184	—	826
Stock-based compensation expense	—	—	9,653	—	—	—	—	—	9,653
Tax deficit from stock-based compensation	—	—	(342)	—	—	—	—	—	(342)
Distribution to noncontrolling interest, net of adjustments	—	—	—	—	—	—	—	(2,151)	(2,151)
Comprehensive income:
Currency translation adjustment	—	—	—	—	36,089	—	—	—	36,089
Unrealized gain on hedge instruments net of taxes	—	—	—	—	7,207	—	—	—	7,207
Pension prior service cost and actuarial gain or loss	—	—	—	—	(914)	—	—	—	(914)
Net loss	—	—	—	(5,499)	—	—	—	4,480	(1,019)

Total comprehensive income									41,363

Balances at December 31, 2009	79,518	$795	$1,227,856	$1,998,616	$296,917	(11,034)	$(323,361)	$33,459	$3,234,282

See accompanying notes to consolidated financial statements.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows
Years Ended December 31, 2009, 2008 and 2007

	2009	2008	2007
	(In thousands, except per share data)

Cash flows from operating activities:
Net (loss) earnings	$(1,019)	(1,452,534)	714,413
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Impairment of goodwill and other intangibles	—	1,543,397	—
Restructuring	57,412	29,617	—
Depreciation and amortization	303,004	295,054	306,437
Deferred income taxes	(20,579)	69,842	(289,902)
Loss on disposal of property, plant and equipment	1,481	2,272	7,689
Excess tax deficit (benefit) from stock-based compensation	342	(334)	(6,828)
Stock-based compensation expense	9,653	11,991	13,594
Changes in operating assets and liabilities, net of acquisitions:
Receivables	102,799	118,199	127,475
Income tax receivable	(72,515)	—	—
Inventories	276,169	102,706	20,976
Accounts payable and accrued expenses	11,510	(127,905)	(58,776)
Other assets and prepaid expenses	17,320	(23,774)	31,007
Other liabilities	(13,372)	7,555	14,310

Net cash provided by operating activities	672,205	576,086	880,395

Cash flows from investing activities:
Additions to property, plant and equipment	(108,925)	(217,824)	(163,076)
Acquisitions, net of cash acquired	(5,924)	(8,276)	(147,097)

Net cash used in investing activities	(114,849)	(226,100)	(310,173)

Cash flows from financing activities:
Payments on revolving line of credit	(412,666)	(1,448,742)	(1,813,731)
Proceeds from revolving line of credit	349,571	1,270,449	1,652,993
Net change in asset securitization borrowings	(47,000)	(143,000)	—
Borrowings (payments) on term loan and other debt	6,537	(11,819)	(373,463)
Debt issuance costs	(23,714)	—	—
Distribution to noncontrolling interest	(4,402)	(6,052)	(5,318)
Excess tax (deficit) benefit from stock-based compensation	(342)	334	6,828
Change in outstanding checks in excess of cash	5,288	(12,007)	(43,520)
Proceeds from stock transactions	884	1,915	30,875

Net cash used in financing activities	(125,844)	(348,922)	(545,336)

Effect of exchange rate changes on cash and cash equivalents	6,427	2,851	1,226

Net change in cash and cash equivalents	437,939	3,915	26,112
Cash and cash equivalents, beginning of year	93,519	89,604	63,492

Cash and cash equivalents, end of year	$531,458	93,519	89,604

See accompanying notes to consolidated financial statements.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
Years Ended December 31, 2009, 2008 and 2007
(In thousands, except per share data)

(1)	Summary of Significant Accounting Policies

(a)  Basis of Presentation

The consolidated financial statements include the accounts of Mohawk Industries, Inc. and its subsidiaries (the “Company” or “Mohawk”). All significant intercompany balances and transactions have been eliminated in consolidation.

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(b)  Cash and Cash Equivalents

The Company considers investments with an original maturity of three months or less when purchased to be cash equivalents. As of December 31, 2009, the Company had invested cash of $464,936 in money market AAA rated cash investments of which $367,305 was in North America and $97,631 was in Europe.

(c)  Accounts Receivable and Revenue Recognition

The Company is principally a carpet, rugs, ceramic tile, laminate and hardwood manufacturer and sells carpet, rugs, ceramic tile, natural stone, hardwood, resilient and laminate flooring products in the United States. In addition, the Company manufactures laminate and sells carpet, rugs and laminate flooring products in Europe principally for residential and commercial use. The Company grants credit to customers, most of whom are retail-flooring dealers and commercial end users, under credit terms that the Company believes are customary in the industry.

Revenues, which are recorded net of taxes collected from customers, are recognized when there is persuasive evidence of an arrangement, delivery has occurred, the price has been fixed or is determinable, and collectability can be reasonably assured. The Company provides allowances for expected cash discounts, returns, claims and doubtful accounts based upon historical bad debt and claims experience and periodic evaluations of specific customer accounts. Licensing revenues received from third parties for patents are recognized based on contractual agreements.

(d)  Inventories

The Company accounts for all inventories on the first-in, first-out (“FIFO”) method. Inventories are stated at the lower of cost or market (net realizable value). Cost has been determined using the FIFO method. Costs in inventory include raw materials, direct and indirect labor and employee benefits, depreciation, general manufacturing overhead and various other costs of manufacturing. Market, with respect to all inventories, is replacement cost or net realizable value. Inventories on hand are compared against anticipated future usage, which is a function of historical usage, anticipated future selling price, expected sales below cost, excessive quantities and an evaluation for obsolescence. Actual results could differ from assumptions used to value obsolete inventory, excessive inventory or inventory expected to be sold below cost and additional reserves may be required.

(e)  Property, Plant and Equipment

Property, plant and equipment are stated at cost, including capitalized interest. Depreciation is calculated on a straight-line basis over the estimated remaining useful lives, which are 25-35 years for buildings and improvements, 5-15 years for machinery and equipment, the shorter of the estimated useful life or lease term for leasehold improvements and 3-7 years for furniture and fixtures.

(f)  Goodwill and Other Intangible Assets

In accordance with the provisions of Financial Accounting Standards Board (“FASB”) FASB Accounting Standards Codification Topic 350 (“ASC 350”), formerly Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” the Company tests goodwill and other intangible assets with indefinite lives for impairment on an annual basis in the fourth quarter (or on an interim basis if an event occurs that might reduce the fair value of the reporting unit below its carrying value). The Company considers the relationship between its market capitalization and its book value, among other factors, when reviewing for indicators of impairment. The goodwill impairment tests are based on determining the fair value of the specified reporting units based on management’s judgments and assumptions using the discounted cash flows and comparable company market valuation approaches. The Company has identified Mohawk, Dal-Tile, Unilin Flooring, Unilin Chipboard and Melamine, and Unilin Roofing as its reporting units for the purposes of allocating goodwill and intangibles as well as assessing impairments. The valuation approaches are subject to key judgments and assumptions that are sensitive to change such as judgments and assumptions about appropriate sales growth rates, operating margins, weighted average cost of capital (“WACC”), and comparable company market multiples.

When developing these key judgments and assumptions, the Company considers economic, operational and market conditions that could impact the fair value of the reporting unit. However, estimates are inherently uncertain and represent only management’s reasonable expectations regarding future developments. These estimates and the judgments and assumptions upon which the estimates are based will, in all likelihood, differ in some respects from actual future results. Should a significant or prolonged deterioration in economic conditions occur, such as continued declines in spending for new construction; remodeling and replacement activities; the inability to pass increases in the costs of raw materials and fuel on to customers; or a decline in comparable company market multiples, then key judgments and assumptions could be impacted.

The impairment evaluation for indefinite lived intangible assets, which for the Company are its trademarks, is conducted during the fourth quarter of each year, or more frequently if events or changes in circumstances indicate that an asset might be impaired. The determination of fair value used in the impairment evaluation is based on discounted estimates of future sales projections attributable to ownership of the trademarks. Significant judgments inherent in this analysis include assumptions about appropriate sales growth rates, royalty rates, WACC and the amount of expected future cash flows. The judgments and assumptions used in the estimate of fair value are generally consistent with past performance and are also consistent with the projections and assumptions that are used in current operating plans. Such assumptions are subject to change as a result of changing economic and competitive conditions. The determination of fair value is highly sensitive to differences between estimated and actual cash flows and changes in the related discount rate used to evaluate the fair value of the trademarks. Estimated cash flows are sensitive to changes in the economy among other things. The impairment test for indefinite lived intangible assets involves a comparison of the estimated fair value of the intangible asset with its carrying value. If the carrying value of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. The estimates of fair value of indefinite lived intangible assets are determined using a discounted cash flows valuation. Significant judgments inherent in this analysis include assumptions about appropriate sales growth rates, royalty rates, WACC and the amount of expected future cash flows. These judgments and assumptions are subject to the variability discussed above.

Intangible assets that do not have indefinite lives are amortized based on average lives, which range from 7-16 years.

(g)  Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(h)  Financial Instruments

The Company’s financial instruments consist primarily of receivables, accounts payable, accrued expenses and long-term debt. The carrying amount of receivables, accounts payable and accrued expenses approximates its fair value because of the short-term maturity of such instruments. The carrying amount of the Company’s floating rate debt approximates its fair value based upon level two fair value hierarchy. Interest rates that are currently available to the Company for issuance of long-term debt with similar terms and remaining maturities are used to estimate the fair value of the Company’s long-term debt.

(i)  Derivative Instruments

Accounting for derivative instruments and hedging activities requires the Company to recognize all derivatives on the consolidated balance sheet at fair value. Derivatives that are not qualifying hedges must be adjusted to fair value through earnings. If the derivative is a qualifying hedge, depending on the nature of the hedge, changes in its fair value are either offset against the change in fair value of assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The Company engages in activities that expose it to market risks, including the effects of changes in interest rates, exchange rates and natural gas commodity prices. Financial exposures are managed as an integral part of the Company’s risk management program, which seeks to reduce the potentially adverse effect that the volatility of the interest rate, exchange rate and natural gas commodity markets may have on operating results. The Company does not engage in speculative transactions, nor does it hold or issue financial instruments for trading purposes.

The Company formally documents hedging instruments and hedging items, as well as its risk management objective and strategy for undertaking hedged items. This process includes linking all derivatives that are designated as fair value and cash flow hedges to specific assets, liabilities or firm commitments on the consolidated balance sheet or to forecasted transactions. The Company also formally assesses, both at inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair value or cash flows of hedged items. Regression analysis is used to assess effectiveness of the hedging relationship and the dollar offset method is used to measure any ineffectiveness associated with the hedges. When it is determined that a derivative is not highly effective, the derivative expires, or is sold, terminated, or exercised, or the derivative is discontinued because it is unlikely that a forecasted transaction will occur, the Company discontinues hedge accounting prospectively for that specific hedge instrument.

(j)  Advertising Costs and Vendor Consideration

Advertising and promotion expenses are charged to earnings during the period in which they are incurred. Advertising and promotion expenses included in selling, general, and administrative expenses were $43,752 in 2009, $53,643 in 2008 and $56,168 in 2007.

Vendor consideration, generally cash, is classified as a reduction of net sales, unless specific criteria are met regarding goods or services that the vendor may receive in return for this consideration. The Company makes various payments to customers, including slotting fees, advertising allowances, buy-downs and co-op advertising. All of these payments reduce gross sales with the exception of co-op advertising. Co-op advertising is classified as a selling, general and administrative expense in accordance with ASC 605-50, formerly, FASB, Emerging Issues Task Force 01-09, “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products).” Co-op advertising expenses, a component of advertising and promotion expenses, were $3,809 in 2009, $7,359 in 2008 and $5,686 in 2007.

(k)  Product Warranties

The Company warrants certain qualitative attributes of its flooring products. The Company has recorded a provision for estimated warranty and related costs, based on historical experience and periodically adjusts these provisions to reflect actual experience.

(l)  Impairment of Long-Lived Assets

The Company reviews its long-lived asset groups, which include intangible assets subject to amortization, which for the Company are its patents and customer relationships, for impairment whenever events or changes in circumstances indicate that the carrying amount of such asset groups may not be recoverable. Recoverability of asset groups to be held and used is measured by a comparison of the carrying amount of long-lived assets to future undiscounted net cash flows expected to be generated by these asset groups. If such asset groups are considered to be impaired, the impairment recognized is the amount by which the carrying amount of the asset group exceeds the fair value of the asset group. Assets held for sale are reported at the lower of the carrying amount or fair value less estimated costs of disposal and are no longer depreciated.

(m)  Foreign Currency Translation

The Company’s subsidiaries that operate outside the United States use their local currency as the functional currency, with the exception of operations carried out in Canada and Mexico, in which case the functional currency is the U.S. dollar. Other than Canada and Mexico, the functional currency is translated into U.S. dollars for balance sheet accounts using the month end rates in effect as of the balance sheet date and average exchange rate for revenue and expense accounts for each respective period. The translation adjustments are deferred as a separate component of stockholders’ equity, within other comprehensive income. Gains or losses resulting from transactions denominated in foreign currencies are included in other income or expense, within the consolidated statements of operations. The assets and liabilities of the Company’s Canada and Mexico operations are re-measured using a month end rate, except for non-monetary assets and liabilities, which are re-measured using the historical exchange rate. Income and expense accounts are re-measured using an average monthly rate for the period, except for expenses related to those balance sheet accounts that are re-measured using historical exchange rates. The resulting re-measurement adjustment is reported in the consolidated statements of operations when incurred.

(n)  Earnings per Share (“EPS”)

Basic net earnings per share (“EPS”) is calculated using net earnings available to common stockholders divided by the weighted-average number of shares of common stock outstanding during the year. Diluted EPS is similar to basic EPS except that the weighted-average number of shares is increased to include the number of additional common shares that would have been outstanding if the potentially dilutive common shares had been issued.

Dilutive common stock options are included in the diluted EPS calculation using the treasury stock method. Common stock options that were not included in the diluted EPS computation because the options’ exercise price was greater than the average market price of the common shares for the periods presented were 1,355, 1,083 and 656 for 2009, 2008 and 2007, respectively. For 2009 and 2008, all outstanding common stock options to purchase common shares and unvested restricted shares (units) were excluded from the calculation of diluted loss per share because their effect on net loss per common share was anti-dilutive.

Computations of basic and diluted (loss) earnings per share are presented in the following table:

	Years Ended December 31,
	2009	2008	2007

Net earnings (loss) attributable to Mohawk Industries, Inc	$(5,499)	(1,458,228)	706,814

Weighted-average common sharesoutstanding-basic and diluted:
Weighted-average common shares outstanding — basic	68,452	68,401	68,172
Add weighted-average dilutive potential common shares — options and RSU’s to purchase common shares, net	—	—	320

Weighted-average common shares outstanding-diluted	68,452	68,401	68,492

Basic earnings (loss) per share attributable to Mohawk Industries, Inc	$(0.08)	(21.32)	10.37

Diluted earnings (loss) per share attributable to Mohawk Industries, Inc	$(0.08)	(21.32)	10.32

(o)  Stock-Based Compensation

The Company recognizes compensation expense for all share-based payments granted based on the grant-date fair value estimated in accordance with the ASC 718-10, formerly SFAS No 123R “Stock Compensation”. Compensation expense is generally recognized on a straight-line basis over the options estimated lives for fixed awards with ratable vesting provisions.

(p)  Comprehensive Income

Comprehensive income includes foreign currency translation of assets and liabilities of foreign subsidiaries, effects of exchange rate changes on intercompany balances of a long-term nature and transactions and derivative financial instruments designated as cash flow hedges. The Company does not provide income taxes on currency translation adjustments, as earnings from foreign subsidiaries are considered to be indefinitely reinvested.

Amounts recorded in accumulated other comprehensive income on the Consolidated Statements of Equity for the years ended December 31, 2009, 2008 and 2007 are as follows:

	Translation	Hedge	SFAS	Tax Expense
	Adjustment	Instruments	158	(Benefit)	Total

December 31, 2007	$362,028	(126)	2,033	46	363,981
2008 activity	(101,935)	(11,024)	(384)	3,897	(109,446)

December 31, 2008	260,093	(11,150)	1,649	3,943	254,535
2009 activity	36,089	11,150	(914)	(3,943)	42,382

December 31, 2009	$296,182	—	735	—	296,917

(q)  Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued ASC 820-10, formerly Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements”. ASC 820-10 defines fair value, establishes a framework for measuring fair value and requires enhanced disclosures about fair value measurements. ASC 820-10 requires companies to disclose the fair value of financial instruments according to a fair value hierarchy. Additionally, companies are required to provide certain disclosures regarding instruments within the hierarchy, including a reconciliation of the beginning and ending balances for each major category of assets and liabilities. ASC 820-10 is effective for the Company’s fiscal year beginning January 1, 2008 for financial assets and liabilities and January 1, 2009 for non-financial assets and liabilities. The Company’s adoption of ASC 820-10 for financial assets and liabilities on January 1, 2008 and non-financial assets and liabilities on January 1, 2009 did not have a material impact on the Company’s consolidated financial statements.

In December 2007, the FASB issued ASC 805-10, formerly SFAS No. 141 (revised 2007), “Business Combinations”. ASC 805-10 establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. ASC 805-10 also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. ASC 805-10 is to be applied prospectively to business combinations for which the acquisition date is on or after January 1, 2009. The adoption of ASC 805-10 on January 1, 2009 did not have a material impact on the Company’s consolidated financial statements, although the adoption of ASC 805-10 will impact the recognition and measurement of future business combinations and certain income tax benefits recognized from prior business combinations.

In December 2007, the FASB issued ASC 810-10, formerly SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of Accounting Research Bulletin No. 51”. ASC 810-10 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest, and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. ASC 810-10 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. ASC 810-10 is effective for fiscal years beginning after December 15, 2008. The adoption of ASC 810-10 on January 1, 2009 did not have a material impact on the Company’s consolidated financial statements. Upon adoption, the Company reclassified $31,130 on the condensed consolidated balance sheets from other long-term liabilities to noncontrolling interest within equity and reclassified the related net earnings to net earnings attributable to the noncontrolling interest on the consolidated statements of operations.

In March 2008, the FASB issued ASC 815-10, formerly SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities”. ASC 815-10 is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. The provisions of ASC 815-10 are effective for the first quarter of 2009. The adoption of ASC 815-10 on January 1, 2009 did not have a material impact on the Company’s consolidated financial statements.

In April 2009, the FASB issued ASC 825-10, formerly the FASB Staff Position on FAS 107-1 and APB 28-1, “Interim Disclosures About Fair Value of Financial Instruments”. ASC 825-10 requires disclosures about fair value of financial instruments in interim reporting periods of publicly-traded companies that were previously only required to be disclosed in annual financial statements. The provisions of ASC 825-10 are effective for the second quarter of 2009. The adoption of this standard on June 27, 2009 did not have a material impact on the Company’s consolidated financial statements.

In May 2009, the FASB issued ASC 855-10-05, formerly SFAS No. 165, “Subsequent Events”. ASC 855-10-05 establishes general standards for accounting for and disclosure of events that occur after the balance sheet date but before financial statements are available to be issued (“subsequent events”). More specifically, ASC 855-10-05 sets forth the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition in the financial statements, identifies the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements and the disclosures that should be made about events or transactions that occur after the balance sheet date. ASC 855-10-05 provides largely the same guidance on subsequent events which previously existed only in the auditing literature. ASC 855-10-05 is effective for interim or annual financial periods ending after June 15, 2009, and is to be applied prospectively. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

In June 2009, the FASB issued ASC 860, formerly SFAS No. 166, “Accounting for Transfers of Financial Assets — an amendment of FASB Statement No. 140”. ASC 860 seeks to improve the relevance,

representational faithfulness, and comparability of the information that a reporting entity provides in its financial statements about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement, if any, in transferred financial assets. Specifically, ASC 860 eliminates the concept of a qualifying special-purpose entity, creates more stringent conditions for reporting a transfer of a portion of a financial asset as a sale, clarifies other sale-accounting criteria, and changes the initial measurement of a transferor’s interest in transferred financial assets. ASC 860 is effective for annual and quarterly reporting periods that begin after November 15, 2009. The adoption of this standard on January 1, 2010 is not expected to have a material impact on the Company’s consolidated financial statements.

In June 2009, the FASB issued ASC 810, formerly SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)”. ASC 810 amends FASB Interpretation No. 46(R), “Variable Interest Entities” for determining whether an entity is a variable interest entity (“VIE”) and requires an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a VIE. Under ASC 810, an enterprise has a controlling financial interest when it has a) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and b) the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE. ASC 810 also requires an enterprise to assess whether it has an implicit financial responsibility to ensure that a VIE operates as designed when determining whether it has power to direct the activities of the VIE that most significantly impact the entity’s economic performance. ASC 810 also requires ongoing assessments of whether an enterprise is the primary beneficiary of a VIE, requires enhanced disclosures and eliminates the scope exclusion for qualifying special-purpose entities. ASC 810 is effective for annual and quarterly reporting periods that begin after November 15, 2009. The adoption of this standard on January 1, 2010 is not expected to have a material impact on the Company’s consolidated financial statements.

In June 2009, the FASB issued ASC 105-10, formerly SFAS No. 168, “The FASB Accounting Standards Codification and Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162”. ASC 105-10 establishes the FASB Standards Accounting Codification (“Codification”) as the source of authoritative U.S. generally accepted accounting principles (“GAAP”) recognized by the FASB to be applied to nongovernmental entities and rules and interpretive releases of the SEC as authoritative GAAP for SEC registrants. The Codification superseded all the existing non-SEC accounting and reporting standards upon its effective date. ASC 105-10 also replaced FASB Statement No. 162, “The Hierarchy of Generally Accepted Accounting Principles” given that once in effect, the Codification carries the same level of authority. ASC 105-10 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

(r)  Fiscal Year

The Company ends its fiscal year on December 31. Each of the first three quarters in the fiscal year ends on the Saturday nearest the calendar quarter end.

(2)	Acquisitions

During 2009 and 2008, the Company acquired a business in the Unilin segment for $5,604 and certain stone center assets in the Dal-Tile segment for $8,276, respectively.

During 2007, the Company acquired certain wood flooring assets and liabilities of Columbia Forest Products, Inc. (“Columbia”) for approximately $147,097. The acquisition included the assets of two pre-finished solid plants and one engineered wood plant in the United States and an engineered wood plant in Malaysia. The results of operations from the date of acquisition are included in the Company’s consolidated results.

(3)	Receivables

	2009	2008

Customers, trade	$633,571	722,669
Income tax receivable	72,515	—
Other	30,654	35,993

	736,740	758,662
Less allowance for discounts, returns, claims and doubtful accounts	62,809	62,378

Receivables, net	$673,931	696,284

The following table reflects the activity of allowances for discounts, returns, claims and doubtful accounts for the years ended December 31:

		Additions
	Balance at	Charged to		Balance
	Beginning	Costs and		at End
	of Year	Expenses(1)	Deductions(2)	of Year

2007	$69,799	270,993	284,482	56,310
2008	56,310	274,337	268,269	62,378
2009	62,378	205,145	204,714	62,809

(1)	Includes $1,500 in 2007 related to the Columbia acquisition which was not charged to costs and expenses.

(2)	Represents charge-offs, net of recoveries.

(4)	Inventories

The components of inventories are as follows:

	2009	2008

Finished goods	$559,339	767,138
Work in process	84,414	104,394
Raw materials	249,227	296,740

Total inventories	$892,981	1,168,272

(5)	Goodwill and Other Intangible Assets

The Company conducted its annual assessment in the fourth quarter of 2009 and determined the fair values of its reporting units exceeded their carrying values. As a result, no impairment was indicated. During 2008, the Company recorded a $1,543,397 impairment charge to reduce the carrying amount of the Company’s goodwill and intangible assets to their estimated fair value based upon the results of two interim impairment tests. The total impairment included $276,807 in the Mohawk segment, $531,930 in the Dal-Tile segment and $734,660 in the Unilin segment.

The following table summarizes the components of intangible assets:

Goodwill:

	Mohawk	Dal-Tile	Unilin	Total

Balances as of December 31, 2007	$199,132	1,186,013	1,412,194	2,797,339
Goodwill recognized during the year	—	900	(40,691)	(39,791)
Impairment charge	(199,132)	(531,930)	(596,363)	(1,327,425)
Currency translation during the year	—	—	(30,689)	(30,689)

Balance as of December 31, 2008	—	654,983	744,451	1,399,434
Goodwill recognized during the year	—	—	1,288	1,288
Currency translation during the year	—	—	10,406	10,406

Balances as of December 31, 2009	$—	654,983	756,145	1,411,128

During 2009, the Company recorded additional goodwill of $1,288 in the Unilin segment in a business acquisition. During 2008, the Company recorded additional goodwill of $1,742 in the Dal-Tile segment for the acquisition of certain stone center assets. In addition, during 2008, the Company reversed $842 and $40,691 of pre-acquisition tax liabilities in the Dal-Tile and Unilin segments, respectively.

Intangible assets:

Tradenames

Indefinite life assets not subject to amortization:
Balance as of December 31, 2007	$707,086
Impairment charge	(215,972)
Effect of translation	(18,715)

Balance as of December 31, 2008	472,399
Effect of translation	5,208

Balance as of December 31, 2009	$477,607

	Customer
	Relationships	Patents	Other	Total

Intangible assets subject to amortization:
Balance as of December 31, 2007	$256,092	208,691	—	464,783
Intangible assets recognized during the year	2,980	—	—	2,980
Amortization during year	(49,092)	(29,475)	—	(78,567)
Effect of translation	(5,916)	(7,829)	—	(13,745)

Balance as of December 31, 2008	204,064	171,387	—	375,451
Intangible assets recognized during the year	972	—	1,496	2,468
Amortization during year	(47,175)	(26,812)	(68)	(74,055)
Effect of translation	1,441	2,433	(3)	3,871

Balance as of December 31, 2009	$159,302	147,008	1,425	307,735

	Years Ended December 31,
	2009	2008	2007

Amortization expense:
Aggregation amortization expense	$74,055	78,567	94,953

Estimated amortization expense for the years ending December 31, are as follows:

2010	$73,907
2011	71,718
2012	61,758
2013	23,353
2014	21,313

(6)	Property, Plant and Equipment

Following is a summary of property, plant and equipment:

	2009	2008

Land	$195,171	191,523
Buildings and improvements	722,533	719,806
Machinery and equipment	2,348,689	2,245,075
Furniture and fixtures	80,722	60,744
Leasehold improvements	54,995	47,523
Construction in progress	67,415	148,886

	3,469,525	3,413,557
Less accumulated depreciation and amortization	1,678,113	1,487,815

Net property, plant and equipment	$1,791,412	1,925,742

Property, plant and equipment included capitalized interest of $4,469, $6,419 and $4,446 in 2009, 2008 and 2007, respectively. Depreciation expense was $223,453, $212,281 and $207,613 for 2009, 2008 and 2007, respectively. Included in the property, plant and equipment are capital leases with a cost of $37,846 and $36,208 and accumulated depreciation of $8,348 and $5,248 as of December 31, 2009 and 2008, respectively.

(7)  Long-Term Debt

On September 2, 2009, the Company entered into a $600,000 four-year, senior, secured revolving credit facility (the “ABL Facility”) in connection with the replacement of the Company’s then-existing senior, unsecured, revolving credit facility (the “Senior Unsecured Facility”). At the time of its termination, the Senior Unsecured Facility consisted of a $650,000 revolving credit facility, which was to mature on October 28, 2010. The ABL Facility provides for a maximum of $600,000 of revolving credit, subject to borrowing base availability, including limited amounts of credit in the form of letters of credit and swingline loans. The borrowing base is equal to specified percentages of eligible accounts receivable and inventories of the Company and other borrowers under the ABL Facility, which are subject to seasonal variations, less reserves established in good faith by the Administrative Agent under the ABL Facility. All obligations under the ABL Facility, and the guarantees of those obligations, are secured by a security interest in certain accounts receivable, inventories, certain deposit and securities accounts, tax refunds and other personal property (excluding intellectual property) directly relating to, or arising from, and proceeds of, any of the foregoing. In connection with the entry into the ABL Facility, the Company incurred $23,714 in debt issuance costs which will be amortized on a straight-line basis over the four-year term of the facility and recognized as interest expense in the condensed consolidated statement of operations.

At the Company’s election, revolving loans under the ABL Facility bear interest at annual rates equal to either (a) LIBOR for 1, 2, 3 or 6 month periods, as selected by the Company, plus an applicable margin ranging between 3.75% and 4.25%, or (b) the higher of the prime rate, the Federal Funds rate plus 0.5%, or a daily LIBOR rate, plus an applicable margin ranging between 2.25% and 2.75%. The Company also pays a commitment fee to the Lenders under the ABL Facility on the average amount by which the aggregate commitments of the Lenders’ exceed utilization of the ABL Facility equal to 1.00% per annum during any quarter that this excess is 50% or more, and 0.75% per annum during any quarter that this excess is less than 50%.

The ABL Facility includes certain affirmative and negative covenants that impose restrictions on Mohawk’s financial and business operations, including limitations on debt, liens, investments, fundamental changes, asset dispositions, dividends and other similar restricted payments, transactions with affiliates, payments and modifications of certain existing debt, future negative pledges, and changes in the nature of the Company’s business. Many of these limitations are subject to numerous exceptions. The Company is also required to maintain a fixed charge coverage ratio of 1.1 to 1.0 during any period that the unutilized amount available under the ABL Facility is less than 15% of the amount available under the ABL Facility.

The ABL Facility is scheduled to mature on September 2, 2013 but the maturity date will accelerate to: (i) October 15, 2010 if the Company’s outstanding 5.75% senior notes due January 15, 2011 have not been repaid, refinanced, defeased or adequately reserved for by the Company, as reasonably determined by the Administrative Agent, prior to October 15, 2010, and (ii) January 15, 2012, if the Company’s outstanding 7.20% senior notes due April 15, 2012 have not been repaid, refinanced, defeased or adequately reserved for by the Company, as reasonably determined by the Administrative Agent, prior to January 15, 2012. The Company can make adequate reserves for such senior notes with unrestricted cash on hand and unutilized borrowing availability under the ABL Facility. The Company believes cash and cash equivalents and availability under the ABL Facility will be sufficient to satisfy the October 15, 2010 requirements of the ABL Facility, although there can be no assurances the Company will have adequate reserves as defined in the ABL Facility.

As of December 31, 2009, the amount considered used under the ABL Facility was $113,451 leaving a total of $461,871 available under the ABL Facility. The amount used under the ABL Facility is composed of $53,542 of standby letters of credit guaranteeing the Company’s industrial revenue bonds and $59,909 of standby letters of credit related to various insurance contracts and foreign vendor commitments.

During 2009, the Company terminated its Euro 130,000, five-year unsecured, revolving credit facility and its on-balance sheet trade accounts receivable securitization agreement, which allowed for borrowings up to $250,000 based on available accounts receivable.

On January 17, 2006, the Company issued $500,000 aggregate principal amount of 5.750% notes due 2011 and $900,000 aggregate principal amount of 6.125% notes due 2016. Interest payable on each series of the notes is subject to adjustment if either Moody’s Investors Service, Inc. (“Moody’s”) or Standard & Poor’s Ratings Services (“Standard & Poor’s”), or both, downgrades the rating assigned to the notes. Each rating agency downgrade results in a 0.25% increase in the interest rate, subject to a maximum increase of 1% per rating agency. If later the rating of these notes improves, then the interest rates would be reduced accordingly. Each 0.25% increase in the interest rate of these notes would increase the Company’s interest expense by approximately $3,500 per year. Currently, the interest rates have been increased by an aggregate amount of 0.75% as a result of downgrades by Moody’s and Standard & Poor’s during 2009. These downgrades increase the Company’s interest expense by approximately $10,500 per year and could adversely affect the cost of and ability to obtain additional credit in the future. Additional downgrades in the Company’s credit ratings could further increase the cost of its existing credit and adversely affect the cost of and ability to obtain additional credit in the future.

In 2002, the Company issued $400,000 aggregate principal amount of its senior 7.2% notes due 2012.

The fair value and carrying value of our debt instruments are detailed as follows:

	2009		2008
		Carrying		Carrying
	Fair Value	Value	Fair Value	Value

5.75% notes, payable January 15, 2011 interest payable semiannually	$508,703	498,240	450,000	500,000
7.20% senior notes, payable April 15, 2012 interest payable semiannually	418,400	400,000	340,000	400,000
6.125% notes, payable January 15, 2016 interest payable semiannually	891,900	900,000	684,000	900,000
Securitization facility, terminated June 2009	—	—	47,000	47,000
Five-year senior unsecured credit facility, terminated September 2009	—	—	55,300	55,300
Four-year senior secured credit facility, due September 2013	—	—	—	—
Industrial revenue bonds, capital leases and other	56,239	56,239	52,486	52,486

Total long-term debt	1,875,242	1,854,479	1,628,786	1,954,786
Less current portion	52,907	52,907	94,785	94,785

Long-term debt, excluding current portion	$1,822,335	1,801,572	1,534,001	1,860,001

The fair values of the Company’s debt instruments were estimated using market observable inputs, including quoted prices in active markets, market indices and interest rate measurements. Within the hierarchy of fair value measurements, these are Level 2 fair values.

The aggregate maturities of long-term debt as of December 31, 2009 are as follows:

2010	$52,907
2011	499,790
2012	400,374
2013	439
2014	354
Thereafter	900,615

$1,854,479

(8)  Accounts Payable, Accrued Expenses and Deferred Tax Liability

Accounts payable and accrued expenses are as follows:

	2009	2008

Outstanding checks in excess of cash	$17,900	12,612
Accounts payable, trade	335,401	315,053
Accrued expenses	169,730	210,591
Product warranties	66,545	56,460
Accrued interest	52,743	45,493
Income taxes payable	85,699	40,798
Deferred tax liability	2,836	3,030
Accrued compensation and benefits	100,261	98,094

Total accounts payable and accrued expenses	$831,115	782,131

(9)	Derivative Financial Instruments

Natural Gas Risk Management

The Company uses a combination of natural gas futures contracts and long-term supply agreements to manage unanticipated changes in natural gas prices. The contracts are based on forecasted usage of natural gas measured in Million British Thermal Units (“MMBTU”).

The Company has designated the natural gas futures contracts as cash flow hedges. The outstanding contracts are valued at market with the offset applied to other comprehensive income, net of applicable income taxes and any hedge ineffectiveness.

Any gain or loss is reclassified from other comprehensive income and recognized in cost of goods sold in the same period or periods during which the hedged transaction affects earnings. As of December 31, 2009, the Company had no outstanding natural gas contracts. As of December 31, 2008, the Company had natural gas contracts that matured from January 2009 to December 2009 with an aggregate notional amount of approximately 2,650 MMBTU’s. The fair value of these contracts was a liability of $5,913 as of December 31, 2008. The offset to these liabilities is recorded in other comprehensive income, net of applicable income taxes. The ineffective portion of the derivative is recognized in the cost of goods sold within the consolidated statements of operations and was not significant for the periods reported.

The Company’s natural gas long-term supply agreements are accounted for under the normal purchase provision within ASC 815, formerly SFAS No. 133 and its amendments. As of December 31, 2009, the Company had no outstanding normal purchase commitments for natural gas. As of December 31, 2008, the Company had normal purchase commitments of approximately 2,026 MMBTU’s for periods maturing from January 2009 through December 2009. The contracted value of these commitments was approximately $17,151 as of December 31, 2008.

Foreign Currency Rate Management

The Company enters into foreign exchange forward contracts to hedge foreign denominated costs associated with its operations in Mexico. The objective of these transactions is to reduce volatility of exchange rates where these operations are located by fixing a portion of their costs in U.S. currency. Accordingly, these contracts have been designated as cash flow hedges. Gains and losses are reclassified from other comprehensive income and recognized in cost of goods sold in the same period or periods during which the hedged transaction affects earnings. The Company had no outstanding forward contracts to purchase Mexican pesos as of December 31, 2009. The Company had forward contracts to purchase approximately 269,129 Mexican pesos as of December 31, 2008. The fair value of these contracts was a liability of $5,237 as of December 31, 2008. The aggregate U.S. dollar value of these contracts as of December 31, 2008 was approximately $23,923. The offset to these liabilities is recorded in other comprehensive income, net of applicable income taxes. The ineffective portion of the derivative is recognized in the cost of goods sold within the consolidated statements of operations and was not significant for the periods reported.

(10)	Product Warranties

The Company warrants certain qualitative attributes of its products for up to 50 years. The Company records a provision for estimated warranty and related costs in accrued expenses, based on historical experience and periodically adjusts these provisions to reflect actual experience.

Product warranties are as follows:

	2009	2008	2007

Balance at beginning of year	$56,460	46,187	30,712
Warranty claims paid during the year	(167,053)	(81,586)	(54,685)
Pre-existing warranty accrual adjustment during the year(1)	125,124	—	—
Warranty expense during the year(1)	52,014	91,859	67,301
Other(2)	—	—	2,859

Balance at end of year	$66,545	56,460	46,187

(1)	The increase in warranty expense in 2009 and 2008 relates primarily to certain commercial carpet tiles that were discontinued in early 2009.

(2)	Includes $2,859 in 2007 related to the Columbia acquisition. This amount was not charged to expense.

(11)  Stock Options, Stock Compensation and Treasury Stock

The Company recognizes compensation expense for all share-based payments granted based on the grant-date fair value estimated in accordance with the provisions of ASC 718-10. Compensation expense is recognized on a straight-line basis over the options estimated lives for fixed awards with ratable vesting provisions.

Under the Company’s 2007 Incentive Plan (“2007 Plan”), which was approved by the Company’s stockholders on May 16, 2007, the Company reserved up to a maximum of 3,200 shares of common stock for issuance upon the grant or exercise of stock options, restricted stock, restricted stock units (“RSU’s”) and other types of awards, to directors and key employees through 2017. Option awards are granted with an exercise price equal to the market price of the Company’s common stock on the date of the grant and generally vest between three and five years with a 10-year contractual term. Restricted stock and RSU’s are granted with a price equal to the market price of the Company’s common stock on the date of the grant and generally vest between three and five years.

Additional information relating to the Company’s stock option plans follows:

	2009	2008	2007

Options outstanding at beginning of year	1,506	1,455	2,034
Options granted	76	146	64
Options exercised	(35)	(46)	(588)
Options canceled	(66)	(49)	(55)

Options outstanding at end of year	1,481	1,506	1,455

Options exercisable at end of year	1,165	1,035	821

Option prices per share:
Options granted during the year	$28.37	74.47	75.10-93.65

Options exercised during the year	$16.66-48.50	19.63-73.45	16.66-88.33

Options canceled during the year	$19.94-93.65	16.66-93.65	22.63-93.65

Options outstanding at end of year	$16.66-93.65	16.66-93.65	16.66-93.65

Options exercisable at end of year	$16.66-93.65	16.66-93.65	16.66-90.97

During 1996, the Company adopted the 1997 Non-Employee Director Stock Compensation Plan. The plan provides for awards of common stock of the Company for non-employee directors to receive in lieu of cash for their annual retainers. During 2009, 2008 and 2007, a total of 2, 1 and 1 shares, respectively, were awarded to the non-employee directors under the plan.

In addition, the Company maintains an employee incentive program that awards restricted stock on the attainment of certain service criteria. The outstanding awards related to these programs and related compensation expense was not significant for any of the years ended December 31, 2009, 2008 and 2007.

The Company’s Board of Directors has authorized the repurchase of up to 15,000 shares of the Company’s outstanding common stock. For the year ended December 31, 2009, 2008 and 2007 no shares of the Company’s common stock were purchased. Since the inception of the program, a total of approximately 11,512 shares have been repurchased at an aggregate cost of approximately $334,747. All of these repurchases have been financed through the Company’s operations and banking arrangements.

On October 31, 2005, the Company entered into a Discounted Stock Purchase Agreement (the “DSPA”) with certain members of the Unilin management team (the “Unilin Management”). The Company terminated the DSPA during the year ended December 31, 2009. Under the terms of the DSPA, the Company was obligated to make cash payments to the Unilin Management in the event that certain performance goals are satisfied. In each of the years in the five-year period ending December 31, 2010, the remaining members of the Unilin Management could earn amounts, in the aggregate, equal to the average value of 30,671 shares of the Company’s common stock over the 20 trading day period ending on December 31 of the prior year. Any failure in a given year to reach the performance goals could have been rectified, and consequently the amounts payable with respect to achieving such criteria could have been made, in any of the other years. The amount of the liability was measured each period and recognized as compensation expense in the consolidated statement of operations. No expense related to the DSPA was recognized by the Company in 2009. The Company expensed approximately $0 and $2,300 under the DSPA for the years ended December 31, 2008 and 2007, respectively.

The fair value of option awards is estimated on the date of grant using the Black-Scholes-Merton valuation model that uses the assumptions noted in the following table. Expected volatility is based on the historical volatility of the Company’s common stock and other factors. The Company uses historical data to estimate option exercise and forfeiture rates within the valuation model. Optionees that exhibit similar option exercise behavior are segregated into separate groups within the valuation model. The expected term of options granted represents the period of time that options granted are expected to be outstanding. The risk-free rate is based on U.S. Treasury yields in effect at the time of the grant for the expected term of the award.

	2009	2008	2007

Dividend yield	—	—	—
Risk-free interest rate	1.7%	2.9%	4.8%
Volatility	35.3%	24.0%	29.0%
Expected life (years)	5	5	6

A summary of the Company’s options under the 2007 Plan as of December 31, 2009, and changes during the year then ended is presented as follows:

			Weighted
			Average
		Weighted	Remaining	Aggregate
		Average Exercise	Contractual	Intrinsic
	Shares	Price	Term (Years)	Value

Options outstanding December 31, 2008	1,506	$70.98
Granted	76	28.37
Exercised	(35)	24.50
Forfeited and expired	(66)	67.00

Options outstanding, December 31, 2009	1,481	70.11	4.6	$2,768

Vested and expected to vest as of December 31, 2009	1,464	$70.20	4.6	$2,669

Exercisable as of December 31, 2009	1,165	$70.61	3.8	$1,316

The weighted-average grant-date fair value of an option granted during 2009, 2008 and 2007, was $9.17, $20.26 and $33.68, respectively. The total intrinsic value of options exercised during the years ended December 31, 2009, 2008, and 2007 was $809, $1,169 and $22,943, respectively. Total compensation expense recognized for the years ended December 31, 2009, 2008 and 2007 was $4,552 ($2,884, net of tax), $6,646 ($4,210, net of tax) and $8,827 ($6,359, net of tax), respectively, which was allocated to selling, general and administrative expenses. The remaining unamortized expense for non-vested compensation expense as of December 31, 2009 was $3,538 with a weighted average remaining life of 2.0 years.

The following table summarizes information about the Company’s stock options outstanding as of December 31, 2009:

	Outstanding			Exercisable
	Number of		Average	Number of	Average
Exercise Price Range	Shares	Average Life	Price	Shares	Price

Under $42.86	150	5.2	$29.11	74	$29.86
$42.86-$69.46	397	2.5	58.10	397	58.10
$69.95-$74.47	333	5.5	73.85	221	73.54
$74.93-$86.51	255	5.6	82.56	199	82.84
$87.87-$88.00	35	5.8	87.96	28	87.96
$88.33-$93.65	311	5.1	88.98	246	88.63

Total	1,481	4.6	$70.11	1,165	$70.61

A summary of the Company’s RSUs under the 2007 Plan as of December 31, 2009, and changes during the year then ended is presented as follows:

			Weighted
			Average
			Remaining
		Weighted	Contractual	Aggregate
	Shares	Average Price	Term (Years)	Intrinsic Value

Restricted Stock Units outstanding December 31, 2008	187	$92.94
Granted	204	34.77
Released	(22)	87.50
Forfeited	(10)	76.54

Restricted Stock Units outstanding, December 31, 2009	359	60.69	2.8	$17,066

Vested and expected to vest as of December 31, 2009	317	$60.69	2.4	$15,111

The Company recognized stock-based compensation costs related to the issuance of RSU’s of $5,009 ($3,173, net of taxes), $4,977 ($3,153, net of taxes) and $4,446 ($3,203, net of taxes) for the years ended December 31, 2009, 2008 and 2007, respectively, which has been allocated to selling, general and administrative expenses. Pre-tax unrecognized compensation expense for unvested RSU’s granted to employees, net of estimated forfeitures, was $7,988 as of December 31, 2009, and will be recognized as expense over a weighted-average period of approximately 3.4 years.

Additional information relating to the Company’s RSUs under the 2007 Plan is as follows:

	2009	2008	2007

Restricted Stock Units outstanding, January 1	187	137	—
Granted	204	72	144
Released	(22)	(15)	—
Forfeited	(10)	(7)	(7)

Restricted Stock Units outstanding, December 31	359	187	137

Vested and expected to vest as of December 31	317	175	121

(12)	Employee Benefit Plans

The Company has a 401(k) retirement savings plan (the “Mohawk Plan”) open to substantially all of its employees within the Mohawk segment, Dal-Tile segment and, as of January 1, 2007, certain U.S. employees of the Unilin segment, who have completed 90 days of eligible service. For the Mohawk segment, the Company contributes $0.50 for every $1.00 of employee contributions up to a maximum of 4% of the employee’s salary and an additional $0.25 for every $1.00 of employee contributions in excess of 4% of the employee’s salary up to a maximum of 6%. For the Dal-Tile and Unilin segments, the Company contributes $.50 for every $1.00 of employee contributions up to a maximum of 6% of the employee’s salary. Employee and employer contributions to the Mohawk Plan were $34,838 and $13,822 in 2009, $40,393 and $16,024 in 2008, and $43,187 and $16,946 in 2007, respectively. The Company also made a discretionary contribution to the Mohawk Plan of approximately $1,908, $4,211 and $5,500 in 2009, 2008 and 2007, respectively.

The Company also has various pension plans covering employees in Belgium, France, and The Netherlands (the “Non-U.S. Plans”) that it acquired with the acquisition of Unilin. Benefits under the Non-U.S. Plans depend on compensation and years of service. The Non-U.S. Plans are funded in accordance with local regulations. The Company uses December 31 as the measurement date for its Non-U.S. Plans.

Components of the net periodic benefit cost of the Company’s Non-U.S. pension benefit plans are as follows:

	2009	2008	2007

Service cost of benefits earned	$1,315	1,881	1,927
Interest cost on projected benefit obligation	1,352	1,245	968
Expected return on plan assets	(1,069)	(993)	(738)
Amortization of actuarial gain	(322)	(29)	(12)
Effect of curtailments and settlements	(200)	—	—

Net pension expense	$1,076	2,104	2,145

Assumptions used to determine net periodic pension expense for Non-U.S. pension plans:

	2009	2008

Discount rate	6.00%-6.60%	5.00%-5.55%
Expected rate of return on plan assets	4.50%-6.60%	4.50%-5.55%
Rate of compensation increase	0.00%-4.00%	1.00%-5.00%
Underlying inflation rate	2.25%	2.00%

The obligations, plan assets and funding status of the Non-U.S. pension plans were as follows:

	2009	2008

Change in benefit obligation:
Projected benefit obligation at end of prior year	$20,090	22,045
Cumulative foreign exchange effect	374	(962)
Service cost	1,356	1,809
Interest cost	1,395	1,198
Plan participants contributions	763	729
Actuarial gain (loss)	2,588	(3,681)
Benefits paid	(687)	(1,048)
Effect of curtailment and settlement	(411)	—

Projected benefit obligation at end of year	$25,468	20,090

Change in plan assets:
Fair value of plan assets at end of prior year	$16,371	18,728
Cumulative foreign exchange effect	306	(817)
Actual return on plan assets	3,234	955
Employer contributions	2,059	1,861
Benefits paid	(687)	(1,048)
Plan participant contributions	763	729
Actual loss	—	(4,037)
Effect of settlement	(205)	—

Fair value of plan assets at end of year	$21,841	16,371

Funded status of the plans:
Ending funded status	$(3,627)	(3,719)

Net amount recognized in consolidated balance sheets:
Accrued expenses (current liability)	$—	—
Accrued benefit liability (non-current liability)	(3,628)	(3,719)
Accumulated other comprehensive gain	(735)	(1,649)

Net amount recognized	$(4,363)	(5,368)

The Company’s net amount recognized in other comprehensive income related to actuarial (losses) gains was $(914), $(384) and $1,215 for the years ended December 31, 2009, 2008 and 2007, respectively.

Assumptions used to determine the projected benefit obligation for the Company’s Non-U.S. pension plans were as follows:

	2009	2008

Discount rate	5.00%	6.00%-6.60%
Rate of compensation increase	0.00%-6.00%	1.25%-5.25%
Underlying inflation rate	2.00%	2.25%

The discount rate assumptions used to account for pension obligations reflect the rates at which the Company believes these obligations will be effectively settled. In developing the discount rate, the Company evaluated input from its actuaries, including estimated timing of obligation payments and yield on investments. The rate of compensation increase for the Non-U.S. Plans is based upon the Company’s annual reviews.

	Non-U.S. Plans
	2009	2008

Plans with accumulated benefit obligations in excess of plan assets:
Projected benefit obligation	$10,251	1,118
Accumulated benefit obligation	8,585	889
Fair value of plan assets	7,907	470
Plans with plan assets in excess of accumulated benefit obligations:
Projected benefit obligation	$25,468	18,972
Accumulated benefit obligation	21,827	15,286
Fair value of plan assets	21,841	15,901

Estimated future benefit payments for the Non-U.S. pension plans are $1,206 in 2010, $757 in 2011, $988 in 2012, $1,157 in 2013, $1,044 in 2014 and $8,019 in total for 2015-2019.

The Company expects to make cash contributions of $856 to its Non-U.S. pension plans in 2010.

The fair value of the Non-U.S. pension plan investments were estimated using market observable data. Within the hierarchy of fair value measurements, these investments represent Level 2 fair values. The fair value and percentage of each asset category of the total investments held by the plans as of December 31, 2009 and 2008 were as follows:

	2009	2008

Non-U.S. pension plans:
Insurance contracts	$21,841	16,371

The Company’s investment policy:

	2009	2008

Non-U.S. pension plans:
Insurance contracts	100.0%	100.0%

The Company’s approach to developing its expected long-term rate of return on pension plan assets combines an analysis of historical investment performance by asset class, the Company’s investment guidelines and current and expected economic fundamentals.

(13)	Income Taxes

Following is a summary of earnings (loss) from continuing operations before income taxes for United States and foreign operations:

	2009	2008	2007

United States	$(205,737)	(847,624)	357,521
Foreign	128,024	(424,848)	254,195

Earnings (loss) before income taxes	$(77,713)	(1,272,472)	611,716

Income tax expense (benefit) for the years ended December 31, 2009, 2008 and 2007 consists of the following:

	2009	2008	2007

Current income taxes:
U.S. federal	$(78,051)	61,186	109,810
State and local	1,139	8,248	8,636
Foreign	20,797	41,232	71,047

Total current	(56,115)	110,666	189,493

Deferred income taxes:
U.S. federal	18,082	(91,813)	25,185
State and local	(6,931)	(7,511)	(26,535)
Foreign	(31,730)	168,720	(290,840)

Total deferred	(20,579)	69,396	(292,190)

Total	$(76,694)	180,062	(102,697)

Income tax expense (benefit) attributable to earnings (loss) before income taxes differs from the amounts computed by applying the U.S. statutory federal income tax rate to earnings (loss) before income taxes as follows:

	2009	2008	2007

Income taxes at statutory rate	$(27,200)	(445,365)	214,101
State and local income taxes, net of federal income tax benefit	(3,874)	(4,113)	10,610
Foreign income taxes	(12,840)	(380)	(25,925)
Change in valuation allowance	12,214	276,801	630
Intellectual property migration to Luxembourg	—	—	(271,607)
Goodwill impairment	—	406,577	—
Notional interest	(55,956)	(63,694)	(36,446)
Tax contingencies and audit settlements	9,634	4,990	4,406
Change in statutory tax rate	101	(254)	—
Other, net	1,227	5,500	1,534

	$(76,694)	180,062	(102,697)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of December 31, 2009 and 2008 are presented below:

	2009	2008

Deferred tax assets:
Accounts receivable	$22,843	21,368
Inventories	46,536	56,622
Accrued expenses and other	102,665	98,284
Deductible state tax and interest benefit	24,801	22,579
Intangibles	199,660	216,047
Foreign and state net operating losses and credits	214,955	158,685

Gross deferred tax assets	611,460	573,585
Valuation allowance	(365,944)	(343,572)

Net deferred tax assets	245,516	230,013

Deferred tax liabilities:
Inventories	(5,089)	(5,624)
Plant and equipment	(279,668)	(273,076)
Intangibles	(160,429)	(167,271)
LIFO change in accounting method	(12,850)	(25,700)
Other liabilities	(30,144)	(32,125)

Gross deferred tax liabilities	(488,180)	(503,796)

Net deferred tax liability(1)	$(242,664)	(273,783)

(1)	This amount includes $85 and $29 of non-current deferred tax assets which are in deferred income taxes and other non-current assets and $2,836 and $3,030 current deferred tax liabilities which are included in accounts payable and accrued expenses in the consolidated balance sheets as of December 31, 2009 and 2008, respectively.

Management believes it is more likely than not the Company will realize the benefits of these deductible differences, with the exception of certain carryforward deferred tax assets discussed below, based upon the expected reversal of deferred tax liabilities and the level of historic and forecasted taxable income over periods in which the deferred tax assets are deductible.

In accordance with ASC 350, the company is required to test goodwill and indefinite-lived assets for impairment annually, or more often if an event or circumstance indicates that an impairment loss may have been incurred. In 2008, the Company recorded a non-cash pretax impairment charge of $1,543,397 to reduce the carrying value of goodwill and other intangibles. The tax impact was to book an expense of $406,577 related to the portion of the impaired assets that are non-deductible for tax purposes.

The Company evaluates its ability to realize the tax benefits associated with deferred tax assets by analyzing its forecasted taxable income using both historic and projected future operating results, the reversal of existing temporary differences, taxable income in prior carry-back years (if permitted) and the availability of tax planning strategies. The valuation allowance as of December 31, 2009 and December 31, 2008 is $365,944 and $343,572, respectively. The December 31, 2009 valuation allowance relates to net operating losses and tax credits of $168,773 and intangibles of $197,171. The December 31, 2008 valuation allowance relates to net operating losses and tax credits of $127,525 and intangibles of $216,047. For 2009, the total change in the valuation allowance was an increase of $22,372, which includes an accumulated other comprehensive income change of $6,740 primarily related to foreign currency translation, and a non-P&L change of $3,418 primarily related to current year state tax credits which have a full valuation allowance.

As of December 31, 2009, the Company has state net operating loss carryforwards and state tax credits with potential tax benefits of $53,550, net of federal income tax benefit; these carryforwards expire over various periods based on taxing jurisdiction. A valuation allowance totaling $32,473 has been recorded against these deferred tax assets as of December 31, 2009. In addition, as of December 31, 2009, the Company has net operating loss carryforwards in various foreign jurisdictions of $161,405. A valuation allowance totaling $136,300 has been recorded against these deferred tax assets as of December 31, 2009.

In the fourth quarter of 2007, the Company moved the intellectual property and treasury operations of an indirectly owned European entity to a new office in another jurisdiction in Europe. The Company also indirectly owned a holding company in the new jurisdiction that provided certain treasury functions to Unilin, and the move allowed for the consolidation of the historical intellectual property and treasury operations to be combined with those of the holding company’s treasury operations in a single jurisdiction in order to integrate and streamline the operations, to facilitate international acquisitions and to improve tax and cost efficiencies. This restructuring resulted in a step up in the subsidiary’s taxable basis of its intellectual property. The step up relates primarily to intangible assets which will be amortized over 10 years for tax purposes. During the fourth quarter of 2007, the Company evaluated the evidence for recognition of the deferred tax asset created through the restructuring and determined that, based on the available evidence, the deferred tax asset would more likely than not be realized. The deferred tax asset recognized as of December 31, 2007 was approximately $245,000 and the related income tax benefit recognized in the consolidated financial statements was approximately $272,000.

During the third quarter of 2008, the Company reassessed the need for a valuation allowance against its deferred tax assets. Actual cash flows have been less than those projected as of December 31, 2007, primarily due to the slowing worldwide economy and declining sales volume. The Company determined that, given the current and expected economic conditions and the corresponding reductions in cash flows, its ability to realize the benefit of the deferred tax asset related to the European step up transaction described above, as well as tax losses generated in the same jurisdiction was not more likely than not. Accordingly, the Company recorded a valuation allowance against the deferred tax asset in the amount of $252,751 during the quarter ended September 27, 2008.

The Company does not provide for U.S. federal and state income taxes on the cumulative undistributed earnings of its foreign subsidiaries because such earnings are permanently reinvested. As of December 31, 2009 and 2008, the Company had not provided federal income taxes on earnings of approximately $723,000 and $654,000, respectively, from its foreign subsidiaries. Should these earnings be distributed in the form of dividends or otherwise, the Company would be subject to both U.S. income taxes and withholding taxes in various foreign jurisdictions. These taxes may be partially offset by U.S. foreign tax credits. Determination of the amount of the unrecognized deferred US tax liability is not practical because of the complexities associated with this hypothetical calculation.

Tax Uncertainties

In the normal course of business, the Company’s tax returns are subject to examination by various taxing authorities. Such examinations may result in future tax and interest assessments by these taxing jurisdictions. Accordingly, the Company accrues liabilities when it believes that it is not more likely than not that it will realize the benefits of tax positions that it has taken in its tax returns or for the amount of any tax benefit that exceeds the cumulative probability threshold in accordance with ASC 740-10, formerly FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes-an Interpretation of FASB Statement No. 109”. Differences between the estimated and actual amounts determined upon ultimate resolution, individually or in the aggregate, are not expected to have a material adverse effect on the Company’s consolidated financial position but could possibly be material to the Company’s consolidated results of operations or cash flow in any given quarter or annual period.

The Company adopted the provisions of ASC 740-10 on January 1, 2007. Upon adoption, the Company recognized no change to opening retained earnings. As of December 31, 2009, the Company’s gross amount of unrecognized tax benefits is $105,779, excluding interest and penalties. If the Company were to prevail on all uncertain tax positions, the net effect would be a benefit of $43,014 to the Company’s effective tax rate and a balance sheet adjustment of $62,765, exclusive of any benefits related to interest and penalties.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	2009	2008

Balance at January 1	$91,887	116,857
Additions based on tax positions related to the current year	8,678	5,610
Additions for tax positions of prior years	10,630	12,167
Reductions for tax positions of prior years	—	(842)
Reductions resulting from the lapse of the statute of limitations	(60)	(36,436)
Settlements with taxing authorities	(5,562)	(3,877)
Effects of foreign currency translation	206	(1,592)

Balance at December 31	$105,779	91,887

The Company will continue to recognize interest and penalties related to unrecognized tax benefits as a component of its income tax provision. As of December 31, 2009 and 2008, the Company has $47,870 and $39,641, respectively, accrued for the payment of interest and penalties, excluding the federal tax benefit of interest deductions where applicable. During the years ending December 31, 2009, 2008 and 2007, the Company accrued interest and penalties through continuing operations of $8,228, $3,657 and $1,115, respectively.

The Company’s 2004-2006 federal income tax returns are currently under examination by the Internal Revenue Service. The Company expects this examination to end within the next twelve months. The Company is also protesting through the IRS Appeals division a few open issues related to the audit of its 1999 — 2003 tax years. In connection with this protest, the Company paid a $35,844 cash bond to the IRS. The Company believes it is reasonably possible that it will effectively settle all open tax years, 1999 through 2006, with the Internal Revenue Service within the next twelve months and expects to make a cash payment of approximately $33,000 (including penalties and interest). The Company believes it is reasonably possible that the balance of unrecognized tax benefits could decrease by an additional $36,277 (which includes accrued penalties and interest expense) within the next twelve months due to settlements or statutory expirations in various tax jurisdictions. Except as noted above, the Company has substantially concluded all income tax matters related to years prior to 2004.

(14)	Commitments and Contingencies

The Company is obligated under various operating leases for office and manufacturing space, machinery, and equipment. Future minimum lease payments under non-cancelable capital and operating leases (with initial or remaining lease terms in excess of one year) as of December 31:

			Total Future
	Capital	Operating	Payments

2010	$1,611	94,340	95,951
2011	1,056	77,101	78,157
2012	457	58,505	58,962
2013	522	45,153	45,675
2014	437	37,346	37,783
Thereafter	696	67,005	67,701

Total payments	4,779	379,450	384,229

Less amount representing interest	543

Present value of capitalized lease payments	$4,236

Rental expense under operating leases was $130,227, $139,103 and $123,095 in 2009, 2008 and 2007, respectively.

The Company had approximately $58,603 and $73,928 as of December 31, 2009 and 2008, respectively, in standby letters of credit for various insurance contracts and commitments to foreign vendors that expire within two years. In addition, as of December 31, 2009 and 2008, the Company guaranteed approximately $721 and $85,640 for building leases, respectively, related to its operating facilities in France.

The Company is involved in litigation from time to time in the regular course of its business. Except as noted below there are no material legal proceedings pending or known by the Company to be contemplated to which the Company is a party or to which any of its property is subject.

In Shirley Williams et al. v. Mohawk Industries, Inc., four plaintiffs filed a putative class action lawsuit in January 2004 in the United States District Court for the Northern District of Georgia (Rome Division), alleging that they are former and current employees of the Company and that the actions and conduct of the Company, including the employment of persons who are not authorized to work in the United States, have damaged them and the other members of the putative class by suppressing the wages of the Company’s hourly employees in Georgia. The plaintiffs seek a variety of relief, including (a) treble damages; (b) return of any allegedly unlawful profits; and (c) attorney’s fees and costs of litigation. In February 2004, the Company filed a Motion to Dismiss the Complaint, which was denied by the District Court in April 2004. Following appellate review of this decision, the case was returned to the District Court for further proceedings. On December 18, 2007, the plaintiffs filed a motion for class certification. On March 3, 2008, the District Court denied the plaintiffs motion for class certification. The plaintiffs then appealed the decision to the United States Court of Appeals for the 11th Circuit on March 17, 2008. On May 28, 2009, the Court of Appeals issued an order reversing the District Court’s decision and remanding the case back to the District Court for further proceedings on the class certification issue. Discovery has been stayed at the District Court since the appeal. In August 2009, the Company filed a petition for certiorari with the United States Supreme Court, which was denied in November 2009. The Company will continue to vigorously defend itself against this action.

In Collins & Aikman Floorcoverings, Inc., et. al. v. Interface, Inc., United States District Court for the Northern District of Georgia (Rome Division), Mohawk Industries, Inc. joined Collins & Aikman Floorcoverings, Inc. (“CAF”) and Shaw Industries Group, Inc. (“Shaw”) in suing Interface, Inc. (“Interface”) for declaratory judgments that United States Patent 6,908,656 (the “Patent”), assigned to Interface and relating to certain styles of carpet tiles, is not infringed and is invalid. Also in June 2005, in Interface, Inc., et al. v. Mohawk Industries, Inc., et. al. United States District Court for the Northern District of Georgia (Atlanta Division), Interface sued Mohawk Industries, Inc., Mohawk Carpet Corporation, and Mohawk Commercial, Inc. for allegedly infringing the Patent. Interface brought similar suits against entities affiliated with CAF and Shaw. Interface sought monetary damages as well as injunctive relief. The cases were consolidated in the United States District Court for the Northern District of Georgia (Rome Division). During the second quarter of 2009, the Company and Interface reached a settlement and the pending cases were dismissed by the District Court on June 26, 2009.

The Company believes that adequate provisions for resolution of all contingencies, claims and pending litigation have been made for probable losses and that the ultimate outcome of these actions will not have a material adverse effect on its financial condition but could have a material adverse effect on its results of operations in a given quarter or year.

The Company has received partial refunds from the United States government in reference to settling custom disputes dating back to 1982. Accordingly, the Company recorded a net gain of $9,154 ($5,799 net of taxes) in other income (expense) for the year ended December 31, 2007. No refunds were received in 2009 or 2008. Additional future recoveries will be recorded as realized.

The Company is subject to various federal, state, local and foreign environmental health and safety laws and regulations, including those governing air emissions, wastewater discharges, the use, storage, treatment and disposal of solid and hazardous materials, and the cleanup of contamination associated therewith. Because of the nature of the Company’s business, the Company has incurred, and will continue to incur, costs relating to compliance with such laws and regulations. The Company is involved in various proceedings relating to environmental matters and is currently engaged in environmental investigation, remediation and post-closure care programs at certain sites. The Company has provided accruals for such activities that it has determined to be both probable and reasonably estimable. The Company does not expect that the ultimate liability with respect to such activities will have a material adverse effect on its operations, but may have an effect on a given quarter or annual period.

In the normal course of business, the Company has entered into various collective bargaining agreements with its workforce in Europe, Mexico and Malaysia, either locally or within its industry sector. Historically, the Company has maintained favorable relationships with its workforce and expects to do so in the future.

The Company recorded pre-tax business restructuring charges of $61,725 for 2009, of which $43,436 was recorded as cost of sales and $18,289 was recorded as selling, general and administrative expenses. The Company recorded pre-tax business restructuring charges of $29,670 for 2008, of which $15,687 was recorded as cost of sales and $13,983 was recorded as selling, general and administrative expenses. The charges primarily relate to the Company’s actions taken to lower its cost structure and improve the efficiency of its manufacturing and distribution operations as it adjusts to current economic conditions.

The activity for 2008 and 2009 is as follows:

		Inventor			Other
		Write-	Lease		Restructuring
	Asset Write-Downs(1)	Downs	Impairments	Severance	Costs	Total

Balance at December 31, 2007	$—	—	—	—	—	—
Provisions
Mohawk segment	7,237	—	12,561	1,625	816	22,239
Dal-Tile segment	3,124	—	504	1,715	—	5,343
Unilin segment	2,088	—	—	—	—	2,088
Cash payments	—	—	(354)	(1,270)	(816)	(2,440)
Noncash items	(12,449)	—	—	—	—	(12,449)

Balance as of December 31, 2008	$—	—	12,711	2,070	—	14,781

Provisions
Mohawk segment	13,604	2,300	5,365	7,075	347	28,691
Dal-Tile segment	5,717	1,653	9,160	1,191	—	17,721
Unilin segment	4,310	3,096	—	4,773	3,134	15,313
Cash payments	—	—	(6,163)	(7,285)	(65)	(13,513)
Noncash items	(23,631)	(7,049)	—	—	(415)	(31,095)

Balance as of December 31, 2009	$—	—	21,073	7,824	3,001	31,898

(1)	Includes $4,313 and $53 in 2009 and 2008, respectively, that was charged to depreciation.

(15)	Consolidated Statements of Cash Flows Information

Supplemental disclosures of cash flow information are as follows:

	2009	2008	2007

Net cash paid during the year for:
Interest	$127,623	129,465	157,296

Income taxes	$39,594	107,638	201,851

Supplemental schedule of non-cash investing and financing activities:
Fair value of assets acquired in acquisition	$17,911	9,745	165,407
Liabilities assumed in acquisition	(11,987)	(1,469)	(18,310)

	$5,924	8,276	147,097

(16)	Segment Reporting

The Company has three reporting segments, the Mohawk segment, the Dal-Tile segment and the Unilin segment. The Mohawk segment manufactures, markets and distributes its product lines primarily in North America, which include carpet, rugs, pad, ceramic tile, hardwood, resilient and laminate, through its network of regional distribution centers and satellite warehouses using company-operated trucks, common carrier or rail transportation. The segment product lines are sold through various selling channels, which include floor covering retailers, home centers, mass merchandisers, department stores, independent distributors, commercial dealers and commercial end users. The Dal-Tile segment manufactures, markets and distributes its product lines primarily in North America, which include ceramic tile, porcelain tile and stone products, through its network of regional distribution centers and company-operated sales service centers using company-operated trucks, common carriers or rail transportation. The segment product lines are purchased by floor covering retailers, home centers, independent distributors, tile specialty dealers, tile contractors, and commercial end users. The Unilin segment manufactures, markets and distributes its product lines primarily in North America and Europe, which include laminate flooring, wood flooring, roofing systems, insulation panels and other wood products through various selling channels, which include retailers, home centers and independent distributors.

Amounts disclosed for each segment are prior to any elimination or consolidation entries. Corporate general and administrative expenses attributable to each segment are estimated and allocated accordingly. Segment performance is evaluated based on operating income. No single customer accounted for more than 5% of net sales for the years ended December 31, 2009, 2008 and 2007.

Segment information is as follows:

	2009	2008	2007

Net sales:
Mohawk	$2,856,741	3,628,183	4,205,740
Dal-Tile	1,426,757	1,815,373	1,937,733
Unilin	1,128,315	1,465,208	1,487,645
Intersegment sales	(67,789)	(82,416)	(45,100)

	$5,344,024	6,826,348	7,586,018

Operating income (loss)(1):
Mohawk	$(125,965)	(216,152)	254,924
Dal-Tile	84,154	(323,370)	258,706
Unilin	105,953	(564,911)	272,260
Corporate and eliminations	(20,412)	(19,701)	(35,784)

	$43,730	(1,124,134)	750,106

Depreciation and amortization:
Mohawk	$94,134	92,130	95,933
Dal-Tile	47,934	46,093	44,216
Unilin	151,450	149,543	159,859
Corporate	9,486	7,288	6,429

	$303,004	295,054	306,437

Capital expenditures (excluding acquisitions):
Mohawk	$35,149	78,239	65,842
Dal-Tile	17,683	41,616	33,134
Unilin	45,966	90,500	58,711
Corporate	10,127	7,469	5,389

	$108,925	217,824	163,076

Assets:
Mohawk	$1,582,652	1,876,696	2,302,527
Dal-Tile	1,546,393	1,693,765	2,259,811
Unilin	2,598,182	2,663,599	3,916,739
Corporate and intersegment eliminations	664,219	212,115	200,973

	$6,391,446	6,446,175	8,680,050

	2009	2008	2007

Geographic net sales:
North America	$4,516,784	5,776,701	6,477,277
Rest of world	827,240	1,049,647	1,108,741

	$5,344,024	6,826,348	7,586,018

Long-lived assets(2):
North America	$2,000,522	2,120,067	3,028,571
Rest of world	1,202,018	1,205,109	1,744,489

	$3,202,540	3,325,176	4,773,060

Net sales by product categories(3):
Soft surface	$2,650,452	3,337,073	3,797,584
Tile	1,491,846	1,919,070	2,110,705
Wood	1,201,726	1,570,205	1,677,729

	$5,344,024	6,826,348	7,586,018

(1)	Operating income (loss) includes the impact of the impairment of goodwill and other intangibles recognized in the third and fourth quarters of 2008 of $276,807 for the Mohawk segment, $531,930 for the Dal-Tile segment and $734,660 for the Unilin segment.

(2)	Long-lived assets are composed of net property, plant and equipment and goodwill.

(3)	The Soft surface product category includes carpets, rugs, carpet pad and resilient. The Tile product category includes ceramic tile, porcelain tile and natural stone. The Wood product category includes laminate, hardwood, roofing panels and wood-based panels.

(17)	Quarterly Financial Data (Unaudited)

The supplemental quarterly financial data are as follows:

	Quarters Ended
	March 28,	June 27,	September 26,	December 31,
	2009	2009	2009	2009

Net sales	$1,208,339	1,406,012	1,382,565	1,347,108
Gross profit	153,689	367,388	369,459	341,694
Net (loss) earnings	(105,887)	46,261	34,348	19,779
Basic (loss) earnings per share	(1.55)	0.68	0.50	0.29
Diluted (loss) earnings per share	(1.55)	0.67	0.50	0.29

	Quarters Ended
	March 29,	June 28,	September 27,	December 31,
	2008	2008	2008	2008

Net sales	$1,738,097	1,840,045	1,763,034	1,485,172
Gross profit	459,839	482,892	439,071	355,962
Net earnings (loss)	65,390	88,778	(1,484,781)	(127,615	)(1)
Basic earnings (loss) per share	0.96	1.30	(21.70)	(1.87)
Diluted earnings (loss) per share	0.95	1.29	(21.70)	(1.87)

(1)	Includes the impact of a valuation allowance of approximately $253,000 which was recognized during the third quarter of 2008. Additionally, the third and fourth quarters of 2008 were impacted by $1,418,912 and $124,485, respectively, related to impairment of goodwill and other intangibles.

PROXY
MOHAWK INDUSTRIES, INC.
CALHOUN, GEORGIA
ANNUAL MEETING OF STOCKHOLDERS
     The undersigned stockholder of Mohawk Industries, Inc., a Delaware corporation (“Mohawk”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, and hereby appoints Frank H. Boykin and James T. Lucke, and each of them, proxies, with full power of substitution, for and in the name of the undersigned, to vote all shares of Mohawk Common Stock which the undersigned is entitled to vote on all matters which may come before the 2010 Annual Meeting of Stockholders (the “Annual Meeting”) of Mohawk Industries, Inc. to be held on Tuesday, May 11, 2010 at 10:00 a.m. local time, at 160 South Industrial Boulevard, Calhoun, Georgia 30701, and at any adjournment or adjournments thereof, unless otherwise specified herein. The proxies, in their discretion, are further authorized to vote for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, are further authorized to vote on matters which the Board of Directors does not know a reasonable time before making the proxy solicitation will be presented at the Annual Meeting, and are further authorized to vote on other matters which may properly come before the Annual Meeting and any adjournments thereof.
(1)	The election of four Directors, Ms. Bonanno, Mr. Kolb, Mr. Onorato, and Mr. Wellborn, for a term of three years and until their successors are elected and qualified:

[ ] FOR	[ ] WITHHOLD AUTHORITY
For, except vote withheld from the following nominee(s):

(2)	The ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm:

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

     This Proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this Proxy will be voted in accordance with the recommendation of the Board of Directors. The proxies cannot vote your shares unless you sign and return this Proxy.
     Please sign exactly as your name appears on your stock certificate and date. Where shares are held jointly, each stockholder should sign. When signing as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature of Stockholder

Signature of Stockholder (If held jointly)

Dated:	,	2010

Month Day
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MOHAWK INDUSTRIES, INC.
AND MAY BE REVOKED BY THE STOCKHOLDER PRIOR TO ITS EXERCISE